Exhibit 10.1
Execution Version

Customer CUSIP 50178DAA0
Revolver Facility CUSIP 50178DAB8

$150,000,000 REVOLVING CREDIT FACILITY
FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
by and among
L.B. FOSTER COMPANY,
as a Borrower,
THE OTHER BORROWERS PARTY HERETO,
THE GUARANTORS PARTY HERETO,
and
THE LENDERS PARTY HERETO,
and
PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

and

BANK OF AMERICA, N.A., CITIZENS BANK, N.A. and WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Co-Syndication Agents,

and

PNC CAPITAL MARKETS LLC, BANK OF AMERICA, N.A., CITIZENS BANK, N.A. and WELLS FARGO SECURITIES, LLC
as Joint Lead Arrangers and Joint Bookrunners

Dated as of June 27, 2025

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TABLE OF CONTENTS [Updates in Process]

1.1    Certain Definitions.    1
1.2    Construction.    40
1.3    Accounting Principles; Changes in GAAP.    41
1.4    Benchmark Replacement Notification.    42
2. REVOLVING CREDIT AND SWING LOAN FACILITIES    43
2.1    Revolving Credit Commitments.    43
2.1.1    Revolving Credit Loans.    43
2.1.2    Swing Loan Commitments.    44
2.1.3    Alternative Currency Sublimit.    44
2.1.4    Termination or Reduction of Revolving Credit Commitments.    44
2.2    Nature of Lenders' Obligations with Respect to Revolving Credit Loans.    44
2.3    Commitment Fees.    45
2.4    Loan Requests; Conversions and Renewals; Swing Loan Requests.    45
2.4.1    Loan Requests.    45
2.4.2    Swing Loan Requests.    46
2.5    Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.    46
2.5.1    Making Revolving Credit Loans.    46
2.5.2    Presumptions by the Administrative Agent.    47
2.5.3    Making Swing Loans.    47
2.5.4    Repayment of Revolving Credit Loans.    47
2.5.5    Borrowings to Repay Swing Loans.    47
2.5.6    Swing Loans Under Cash Management Agreements.    48
2.6    Notes.    48
2.7    Use of Proceeds.    48
2.8    Letter of Credit Subfacility.    49
2.8.1    Issuance of Letters of Credit.    49
2.8.2    Letter of Credit Fees.    50
2.8.3    Disbursements, Reimbursement.    50
2.8.4    Repayment of Participation Advances.    52
2.8.5    Documentation.    52
2.8.6    Determinations to Honor Drawing Requests.    52
2.8.7    Nature of Participation and Reimbursement Obligations.    52
2.8.8    Indemnity.    54
2.8.9    Liability for Acts and Omissions.    55
2.8.10    Issuing Lender Reporting Requirements.    56
2.9    Reserved.    56
2.10    Defaulting Lenders.    56
2.11    Provisions Applicable to All Loans.    59
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2.11.1    Notes.    59
2.11.2    Joint and Several Obligations.    59
3. RESERVED    59
4. INTEREST RATES    59
4.1    Interest Rate Options.    59
4.1.1    Revolving Credit Interest Rate Options; Swing Line Interest Rate.    60
4.1.2    Swing Loan Interest Rate Options.    61
4.1.3    Rate Quotations.    61
4.1.4    Conforming Changes Relating to Term SOFR    61
4.2    Interest Periods.    61
4.2.1    Amount of Borrowing Tranche.    61
4.2.2    Renewals.    61
4.2.3    No Conversion of Alternative Currency Loans..    61
4.3    Interest After Default.    61
4.3.1    Letter of Credit Fees, Interest Rate.    62
4.3.2    Other Obligations.    62
4.3.3    Acknowledgment.    62
4.4    Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available.    62
4.4.1    Unascertainable; Increased Costs; Deposits Not Available.    62
4.4.2    Illegality.    62
4.4.3    Administrative Agent's and Lender's Rights.    63
4.5    Selection of Interest Rate Options.    64
4.6    Interest Act (Canada) Disclosure.    64
4.7    Canadian Usury Provision.    64
4.8    Benchmark Replacement Setting.    65
5. PAYMENTS    70
5.1    Payments.    70
5.2    Pro Rata Treatment of Lenders.    70
5.3    Sharing of Payments by Lenders.    71
5.4    Presumptions by Administrative Agent.    71
5.5    Interest Payment Dates.    72
5.6    Voluntary Prepayments.    72
5.6.1    Right to Prepay.    72
5.6.2    Replacement of a Lender    73
5.6.3    Designation of a Different Lending Office.    73
5.7    Mandatory Prepayments.    74
5.7.1    Revolving Facility Usage exceeds Revolving Credit Commitments.    74
5.7.2    Application Among Interest Rate Options.    74

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5.7.3    Cash Collateralization.    74
5.7.4    Application of Prepayments    75
5.7.5    No Deemed Cure    75
5.8    Increased Costs.    76
5.8.1    Increased Costs Generally.    76
5.8.2    Capital Requirements.    76
5.8.3    Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans.    77
5.8.4    Delay in Requests.    77
5.8.5    Reserved. Additional Reserve Requirements
    .
5.9    Taxes.    77
5.9.1    Issuing Lender.    77
5.9.2    Payments Free of Taxes.    77
5.9.3    Payment of Other Taxes by the Loan Parties.    78
5.9.4    Indemnification by the Loan Parties.    78
5.9.5    Indemnification by the Lenders.    78
5.9.6    Evidence of Payments.    78
5.9.7    Status of Lenders.    78
5.9.8    Treatment of Certain Refunds.    80
5.9.9    Survival.    81
5.9.10    Tax Gross Up and Indemnities for UK Borrowers.    81
5.10    Indemnity.    81
5.11    Settlement Date Procedures.    82
5.12    Currency Conversion Procedures for Judgments.    82
    Reserved.
5.13
6. REPRESENTATIONS AND WARRANTIES    84
6.1    Representations and Warranties.    84
6.1.1    Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default.    84
6.1.2    Subsidiaries and Owners; Investment Companies.    84
6.1.3    Validity and Binding Effect.    85
6.1.4    No Conflict; Material Agreements; Consents.    85
6.1.5    Litigation.    85
6.1.6    Financial Statements.    85
6.1.7    Margin Stock.    86
6.1.8    Full Disclosure.    86
6.1.9    Taxes.    86
6.1.10    Patents, Trademarks, Copyrights, Licenses, Etc.    87
6.1.11    [Reserved].    87
6.1.12    Insurance.    87
6.1.13    ERISA Compliance.    87

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6.1.14    Environmental Matters.    88
6.1.15    Solvency.    88
6.1.16    Business and Property of Borrowers.    88
6.1.17    Sanctions and other Anti-Terrorism Laws.    89
6.1.18    Prior Security Interests.    89
6.1.19    Plan Assets    89
.    89
6.1.20    Certificate of Beneficial Ownership    89
6.2    Updates to Schedules.    90
7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT    90
7.1    First Loans and Letters of Credit.    90
7.1.1    Deliveries.    90
7.1.2    Payment of Fees.    92
7.2    Each Loan or Letter of Credit.    92
8. COVENANTS    92
8.1    Affirmative Covenants.    92
8.1.1    Preservation of Existence, Etc.    92
8.1.2    Payment of Liabilities, Including Taxes, Etc.    92
8.1.3    Maintenance of Insurance    93
8.1.4    Maintenance of Properties and Leases    93
8.1.5    Visitation Rights    93
8.1.6    Keeping of Records and Books of Account.    94
8.1.7    Compliance with Laws; Use of Proceeds.    94
8.1.8    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.    94
8.1.9    Keepwell.    94
8.1.10    [Reserved].    95
8.1.11    Further Assurances    95
8.1.12    Additional Information    95
8.1.13    Certificate of Beneficial Ownership and Other Additional Information    95
8.2    Negative Covenants.    95
8.2.1    Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:    95
8.2.2    Liens; Lien Covenants.    96
8.2.3    Guaranties.    96
8.2.4    Loans and Investments.    97
8.2.5    Dividends and Related Distributions.    98
8.2.6    Liquidations, Mergers, Consolidations, and Acquisitions.    98
8.2.7    Dispositions of Assets or Subsidiaries.    99
8.2.8    Affiliate Transactions.    100

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8.2.9    Subsidiaries, Partnerships and Joint Ventures.    100
8.2.10    Continuation of or Change in Business.    100
8.2.11    Fiscal Year.    101
8.2.12    Changes in Organizational Documents.    101
8.2.13    Maximum Gross Leverage Ratio    101
8.2.14    Minimum Consolidated Fixed Charge Coverage Ratio    101
8.2.15    Sanctions and other Anti-Terrorism Laws; Anti-Corruption Laws.    101
8.2.16    Immaterial Subsidiaries    101
8.2.17    Canadian Pension Plans    102
8.2.18    UK Pension Plans    102
8.3    Reporting Requirements.    102
8.3.1    Quarterly Financial Statements.    102
8.3.2    Annual Financial Statements.    102
8.3.3    Certificate of the Company.    102
8.3.4    Notices.    103
9. DEFAULT    104
9.1    Events of Default.    104
9.1.1    Payments Under Loan Documents.    104
9.1.2    Breach of Warranty.    104
9.1.3    Anti-Terrorism Laws.    104
9.1.4    Breach of Negative Covenants, Visitation Rights or Anti-Terrorism Laws.    104
9.1.5    Breach of Other Covenants.    104
9.1.6    Defaults in Other Agreements or Indebtedness.    104
9.1.7    Final Judgments or Orders.    105
9.1.8    Loan Document Unenforceable.    105
9.1.9    Events Relating to Plans and Benefit Arrangements.    105
9.1.10    Change of Control.    105
9.1.11    Relief Proceedings.    105
9.1.12    Uninsured Losses; Proceedings Against Assets    106
9.2    Consequences of Event of Default.    106
9.2.1    Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings.    106
9.2.2    Bankruptcy, Insolvency or Reorganization Proceedings.    107
9.2.3    Set-off.    107
9.2.4    Application of Proceeds.    108
10. THE ADMINISTRATIVE AGENT    109
10.1    Appointment and Authority.    109
10.2    Rights as a Lender.    109
10.3    Exculpatory Provisions.    110
10.4    Reliance by Administrative Agent.    111
    v
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10.5    Delegation of Duties.    111
10.6    Resignation of Administrative Agent.    111
10.7    Non-Reliance on Administrative Agent and Other Lenders.    112
10.8    No Other Duties, etc.    112
10.9    Administrative Agent's Fee.    113
10.10    No Reliance on Administrative Agent's Customer Identification Program.    113
10.11    Authorization to Release Collateral and Guarantors    113
10.12    Plan Assets.    113
10.13    Erroneous Payments.    114
11. [RESERVED]    117
12. MISCELLANEOUS    117
12.1    Modifications, Amendments or Waivers.    117
12.1.1    Increase of Commitment.    117
12.1.2    Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment.    117
12.1.3    Release of Collateral or Guarantor    117
12.1.4    Miscellaneous    117
12.2    No Implied Waivers; Cumulative Remedies.    118
12.3    Expenses; Indemnity; Damage Waiver.    118
12.3.1    Costs and Expenses.    118
12.3.2    Indemnification by the Loan Parties.    119
12.3.3    Reimbursement by Lenders.    120
12.3.4    Waiver of Consequential Damages, Etc.    120
12.3.5    Payments.    120
12.4    Holidays.    120
12.5    Notices; Effectiveness; Electronic Communication.    120
12.5.1    Notices Generally.    120
12.5.2    Electronic Communications.    121
12.5.3    Change of Address, Etc.    121
12.6    Severability.    122
12.7    Duration; Survival.    122
12.8    Successors and Assigns.    122
12.8.1    Successors and Assigns Generally.    122
12.8.2    Assignments by Lenders.    123
12.8.3    Register.    125
12.8.4    Participations.    125
12.8.5    Limitations upon Participant Rights Successors and Assigns Generally.    126
12.8.6    Certain Pledges; Successors and Assigns Generally.    126
12.9    Confidentiality.    126
12.9.1    General.    126

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12.9.2    Sharing Information With Affiliates of the Lenders.    127
12.10    Counterparts; Integration; Effectiveness.    127
12.10.1    Counterparts; Integration; Effectiveness.    127
12.10.2    Electronic Execution of Assignments.    128
12.11    CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.    128
12.11.1    Governing Law.    128
12.11.2    SUBMISSION TO JURISDICTION.    128
12.11.3    WAIVER OF VENUE.    128
12.11.4    SERVICE OF PROCESS.    129
12.11.5    WAIVER OF JURY TRIAL.    129
12.12    USA PATRIOT Act Notice.    129
12.13    Borrower Agent.    129
12.14    Foreign Loan Parties    130
12.15    Joinder of Borrowers and Guarantors    130
12.16    Increase in Commitments.    131
12.17    No Advisory or Fiduciary Responsibility.    133
12.18    No Novation.    134
12.19    English Language    135

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LIST OF SCHEDULES AND EXHIBITS

SCHEDULES
SCHEDULE 1.1(A)    -    PRICING GRID
SCHEDULE 1.1(B)    -    COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
SCHEDULE 1.1(P)    -    PERMITTED LIENS
SCHEDULE 2.8.1    -    LETTERS OF CREDIT
SCHEDULE 5.9.10    -    TAX GROSS UP AND INDEMNITIES FOR UK BORROWERS
SCHEDULE 6.1.1    -    QUALIFICATIONS TO DO BUSINESS
SCHEDULE 6.1.2    -    SUBSIDIARIES
SCHEDULE 6.1.5    -    LITIGATION
SCHEDULE 6.1.13    -    DEFINED BENEFIT PLANS
SCHEDULE 6.1.14    -    ENVIRONMENTAL DISCLOSURES
SCHEDULE 8.2.1    -    PERMITTED INDEBTEDNESS
SCHEDULE 8.2.3    -    GUARANTIES
SCHEDULE 8.2.4     -    INVESTMENTS
SCHEDULE 8.2.9    -    SUBSIDIARIES, PARTNERSHIPS, JOINT VENTURES

EXHIBITS
EXHIBIT 1.1(A)    -    ASSIGNMENT AND ASSUMPTION AGREEMENT
EXHIBIT 1.1(B)    -    BORROWER JOINDER
EXHIBIT 1.1(G)(1)    -    GUARANTOR JOINDER
EXHIBIT 1.1(G)(2)    -    GUARANTY AGREEMENT
EXHIBIT 1.1(I)    -    INTERCOMPANY SUBORDINATION AGREEMENT
EXHIBIT 1.1(L)    -    LENDER JOINDER
EXHIBIT 1.1(N)(1)    -    REVOLVING CREDIT NOTE
EXHIBIT 1.1(N)(2)    -    SWING LOAN NOTE
EXHIBIT 1.1(P)    -    PLEDGE AGREEMENT
EXHIBIT 1.1(S)    -    SECURITY AGREEMENT
EXHIBIT 2.4.1    -    LOAN REQUEST
EXHIBIT 2.4.2    -    SWING LOAN REQUEST
EXHIBIT 5.9.7(A)    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(B)    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(C)    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 5.9.7(D)    -    U.S. TAX COMPLIANCE CERTIFICATE (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
EXHIBIT 8.2.6    -    ACQUISITION COMPLIANCE CERTIFICATE
EXHIBIT 8.3.3    -    COMPLIANCE CERTIFICATE
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FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (as hereafter amended, the "Agreement") is dated as of June 27, 2025 and is made by and among L.B. FOSTER COMPANY, a Pennsylvania corporation (the "Company"), CXT INCORPORATED, a Delaware corporation ("CXT"), SALIENT SYSTEMS, INC., an Ohio corporation ("Salient Systems"), L. B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation ("Rail Technologies US"), L.B. FOSTER RAIL TECHNOLOGIES, CORP., a company amalgamated under the laws of the Province of British Columbia ("Rail Technologies Canada"), L.B. FOSTER RAIL TECHNOLOGIES (UK) LIMITED, a private limited company existing under the laws of England and Wales ("Rail Technologies (UK)"), TEW ENGINEERING LIMITED, a private limited company existing under the laws of England and Wales ("TEW Engineering"), TEW PLUS LIMITED, a private limited company existing under the laws of England and Wales ("TEW Plus"), and SKRATCH ENTERPRISES LIMITED, a private limited company existing under the laws of England and Wales ("Skratch Enterprises" and together with the Company, CXT, Salient Systems, Rail Technologies US, Rail Technologies Canada, Rail Technologies (UK), TEW Engineering, TEW Plus and each Person joining this Agreement as a Borrower from time to time, collectively referred to herein as the "Borrowers"), each of the GUARANTORS (as hereinafter defined) from time to time a party hereto, the LENDERS (as hereinafter defined) from time to time a party hereto, PNC BANK, NATIONAL ASSOCIATION, in its capacity as administrative agent for the Lenders under this Agreement (hereinafter referred to in such capacity as the "Administrative Agent"), and Citizens Bank, N.A., as a Co-Syndication Agent and Wells Fargo Bank, National Association, as a Co-Syndication Agent.
The Borrowers, the Administrative Agent, and certain of the Lenders hereunder are parties to a Fourth Amended and Restated Credit Agreement, dated as of August 13, 2021 (as amended to the date hereof, the "Existing Credit Agreement"); and

The Borrowers and the Lenders are hereby amending and restating the Existing Credit Agreement pursuant to this Agreement to provide a revolving credit facility to the Borrowers in an aggregate principal amount not to exceed $150,000,000, with sublimits for (a) the issuance of Letters of Credit in Dollars and in Alternative Currencies in an amount not to exceed the Dollar Equivalent of $30,000,000, and (b) borrowings of Swing Loans in Dollars in an amount not to exceed $20,000,000; and with an incremental loan feature not to exceed $60,000,000. In consideration of their mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto covenant and agree as follows:

1. CERTAIN DEFINITIONS
1.1Certain Definitions.
In addition to words and terms defined elsewhere in this Agreement, the following words and terms shall have the following meanings, respectively, unless the context hereof clearly requires otherwise:
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Acquisition Compliance Certificate shall mean a compliance certificate substantially in the form of Exhibit 8.2.6 or any other form approved by the Administrative Agent.
Acquisition Period shall mean a period of four (4) consecutive fiscal quarters of the Loan Parties beginning with a fiscal quarter during which a Loan Party consummates a Permitted Acquisition for which the aggregate consideration payable exceeds Twenty Million and 00/100 Dollars ($20,000,000), and including such fiscal quarter and the immediately three (3) succeeding fiscal quarters. The Loan Parties may elect to designate in writing to the Administrative Agent the commencement of an Acquisition Period (which election shall be made prior to the last day of the fiscal quarter in which the relevant Permitted Acquisition is consummated); provided that (a) only two (2) Acquisition Periods shall be designated during the term of this Agreement, (b) no more than one (1) Acquisition Period may be invoked by the Loan Parties at any one time, and (c) the maximum Gross Leverage Ratio set forth in Section 8.2.13 [Maximum Gross Leverage Ratio] hereof, prior to and after giving effect to any such Permitted Acquisition, shall not exceed 3.50 to 1.00 before the second Acquisition Period may be invoked by the Loan Parties.
Administrative Agent shall mean PNC Bank, National Association, and its successors and assigns, in its capacity as administrative agent hereunder.
Administrative Agent's Fee shall have the meaning specified in Section 10.9 [Administrative Agent's Fee].
Administrative Agent's Letter shall have the meaning specified in Section 10.9 [Administrative Agent's Fee].
Affected Financial Institution means any EEA Financial Institution or UK Financial Institution.
Affiliate as to any Person shall mean any other Person (i) which directly or indirectly controls, is controlled by, or is under common control with such Person, (ii) which beneficially owns or holds 20% or more of any class of the voting or other equity interests of such Person, or (iii) 20% or more of any class of voting interests or other equity interests of which is beneficially owned or held, directly or indirectly, by such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.
Alternative Currency means Canadian Dollars and Sterling and, solely with respect to Letters of Credit issued hereunder, Euros, Australian Dollars, Mexican Pesos, Chinese Renminbi and Brazilian Real, in each case as long as there is a published Daily Simple RFR or a Benchmark Replacement effected pursuant to Section 4.8 with respect thereto.
Alternative Currency Equivalent means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Lender, as the case may be, in its sole

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discretion by reference to the applicable Bloomberg page (or such other publicly available service for displaying exchange rates as determined by the Administrative Agent from time to time), to be the exchange rate for the purchase of such Alternative Currency with Dollars on the date that is (i) with respect to Daily RFR Loans and Letters of Credit to which a Daily Simple RFR would apply, the applicable Daily Simple RFR Lookback Day, and (ii) otherwise, on the date which is two (2) Business Days immediately preceding the date of determination, or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto, in each case, prior to the date as of which the foreign exchange computation is made; provided, however, that if no such rate is available, the "Alternative Currency Equivalent" shall be determined by the Administrative Agent or the Issuing Lender, as the case may be, using any reasonable method of determination it deems appropriate in its sole discretion (and such determination shall be conclusive absent manifest error).
Alternative Currency Sublimit means an amount in Dollars equal to the lesser of (a) Twenty-Five Million and 00/100 Dollars ($25,000,000.00) and (b) the total amount of the Revolving Credit Commitment. The Alternative Currency Sublimit is part of, and not in addition to, the Revolving Credit Facility.
Anti-Corruption Laws means (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other applicable Law relating to anti-bribery or anti-corruption in any jurisdiction in which any Loan Party is located or doing business.
Anti-Money Laundering Laws means (a) the Bank Secrecy Act and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001; (b) the U.K. Proceeds of Crime Act 2002, the Money Laundering Regulations 2017, as amended and the Terrorist Asset-Freezing etc. Act 2010; and (c) any other applicable Law relating to anti-money laundering and countering the financing of terrorism in any jurisdiction in which any Loan Party is located or doing business.
Applicable Commitment Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Commitment Fee".
Applicable Letter of Credit Fee Rate shall mean the percentage rate per annum based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Standby Letter of Credit Fee" or "Commercial Letter of Credit Fee", as applicable.
Applicable Margin shall mean, as applicable:
(A)    the percentage spread to be added to the Base Rate applicable to Loans under the Base Rate Option based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Base Rate Spread", or

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(B)    (i) the percentage spread to be added to the Term SOFR Rate applicable to Loans under the Term SOFR Rate Option or (ii) the percentage spread to be added to the Daily Simple RFR applicable to Loans under the Daily Simple RFR Option, in each case of clauses (i) – (ii), based on the Leverage Ratio then in effect according to the pricing grid on Schedule 1.1(A) below the heading "Term SOFR Rate and Daily Simple RFR Spread".
Applicable Time means, with respect to any Loans and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
Approved Fund shall mean any fund that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Arrangers shall mean collectively, and Arranger shall mean separately, PNC Capital Markets LLC, Bank of America, N.A., Citizens Bank, N.A. and Wells Fargo Securities, LLC.
Assignment and Assumption Agreement shall mean an assignment and assumption agreement entered into by a Lender and an assignee permitted under Section 12.8 [Successors and Assigns], in substantially the form of Exhibit 1.1(A).
Authorized Officer shall mean, with respect to any Loan Party, the Chief Executive Officer, President, Chief or Deputy Chief Financial Officer, director, Treasurer or Assistant Treasurer of such Loan Party or such other individuals, designated by written notice to the Administrative Agent from such Loan Party, authorized to execute notices, reports and other documents on behalf of the Loan Parties required hereunder. The Loan Parties may amend such list of individuals from time to time by giving written notice of such amendment to the Administrative Agent.
Bail-In Action shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
Bail-In Legislation shall mean, with respect to (a) any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, or (b) the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administrative or other insolvency proceeding).

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Base Rate means, for any day, a fluctuating per annum rate of interest equal to the highest of (i) the Overnight Bank Funding Rate, plus 0.5%, (ii) the Prime Rate, and (iii)  Daily Simple SOFR, plus 1.00%, so long as Daily Simple SOFR is offered, ascertainable and not unlawful; provided, however, if the Base Rate as determined above would be less than zero, then such rate shall be deemed to be zero. Any change in the Base Rate (or any component thereof) shall take effect at the opening of business on the day such change occurs. Notwithstanding anything to the contrary contained herein, in the case of any event specified in Section 4.4.1 [Unascertainable; Increased Costs; Deposits Not Available] or Section 4.4.4 [Illegality], to the extent any such determination affects the calculation of Base Rate, the definition hereof shall be calculated without reference to clause (iii) until the circumstances giving rise to such event no longer exist.
Base Rate Option shall mean the option of the Borrowers to have Loans bear interest at the rate and under the terms set forth in Section 4.1.1(ii) [Revolving Credit Base Rate Option].
Base Rate Loan means a Loan that bears interest at a rate based on the Base Rate.
Beneficial Owner shall mean, for each Foreign Borrower, each of the following: (a) each individual, if any, who, directly or indirectly, owns 25% or more of such Borrower’s Equity Interests; and (b) a single individual with significant responsibility to control, manage, or direct such Borrower.

Benefit Plan shall mean any of (i) an "employee benefit plan" (as defined in ERISA) that is subject to Title I of ERISA, (ii) a "plan" as defined in and subject to Section 4975 of the Code, or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such "employee benefit plan" or "plan".
Blocked Property shall mean any property: (a) owned, directly or indirectly, by a Sanctioned Person; (b) due to or from a Sanctioned Person; (c) in which a Sanctioned Person otherwise holds any interest; (d) located in a Sanctioned Jurisdiction; or (e) that otherwise could cause any actual or possible violation by the Lenders, the Administrative Agent, or Collateral Agent of any applicable International Trade Law if the Lenders, Administrative Agent or Collateral Agent were to obtain an encumbrance on, lien on, pledge of, or security interest in such property, or provide services in consideration of such property.
Borrower Agent shall have the meaning ascribed to such term in Section 12.13 [Borrower Agent] hereof.
Borrower Joinder shall mean a joinder by a Person as a Borrower under this Agreement and the other Loan Documents in substantially the form of Exhibit 1.1(B).
Borrowers shall mean the Company, CXT, Salient Systems, Rail Technologies US, Rail Technologies Canada, Rail Technologies (UK), TEW Engineering, TEW Plus, Skratch Enterprises and any other Person which joins this Agreement as a Borrower after the date hereof,

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and the successors and assigns of each of the foregoing to the extent permitted under this Agreement.
Borrowing Date shall mean, with respect to any Loan, the date for the making or renewal or conversion thereof at or to the same or a different Interest Rate Option, which shall be a Business Day.
Borrowing Tranche shall mean specified portions of Revolving Credit Loans or Swing Loans, as the context may require, consisting of simultaneous loans under the same Interest Rate Option and in the same Currency, and in the case of Term Rate Loans, having the same Interest Period. For the avoidance of doubt, (a) all Revolving Credit Loans denominated in the same Currency and to which a Daily Simple RFR Option applies shall constitute one Borrowing Tranche and (b) all Revolving Credit Loans denominated in the same Currency and to which a Base Rate Option applies shall constitute one Borrowing Tranche.
Business Day shall mean any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed, or are in fact closed, for business in Pittsburgh, Pennsylvania (or, if otherwise, the Lending Office of the Administrative Agent); provided that for purposes of any direct or indirect calculation or determination of, or when used in connection with any interest rate settings, fundings, disbursements, settlements, payments, or other dealings with respect to any (i) Term SOFR Rate Loan, the term "Business Day" means any such day that is also a U.S. Government Securities Business Day; and (ii) Daily RFR Loan, the term "Business Day" means any such day that is also a Daily RFR Business Day.
Canadian Benefit Plans shall mean any plan, fund, program, or policy, whether or not written, formal or informal, funded or unfunded, insured or uninsured, providing benefits including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits under which any Loan Party has any liability with respect to any employees or former employees, arising from employment in Canada, but excluding any Canadian Pension Plan.
Canadian Borrower shall mean any Borrower incorporated or otherwise organized under the laws of Canada or any province or territory thereof.
Canadian Banking Day means any day on which banks are open for business in Toronto, Ontario.
Canadian Dollar shall mean the lawful money of Canada.
Canadian Pension Event shall mean (a) the termination or wind-up in whole or in part of any Canadian Pension Plan that contains a defined benefit provision, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada) or the institution of proceedings by any Official Body to terminate or wind-up in whole or in part or have a trustee or a replacement administrator appointed to administer a Canadian Pension Plan that contains a defined benefit provision, as such term is defined in subsection 147.1(1) of the Income Tax Act

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(Canada), (b) the occurrence of an event under the Income Tax Act (Canada) that could reasonably be expected to affect the registered status of any Canadian Pension Plan that contains a defined benefit provision, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada), (c) the taking of any action with respect to any Canadian Pension Plan which could reasonably be expected to result in a Material Adverse Change, (d) receipt by a Borrower of any order or notice of intention to issue an order from the applicable pension standards regulator or similar Official Body that could reasonably be expected to affect the registered status or cause the termination or wind-up (in whole or in part) of any Canadian Pension Plan that contains a defined benefit provision, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada), (e) the receipt of notice by the administrator or the funding agent of any failure to remit contributions to a Canadian Pension Plan, where such failure could reasonably be expected to result in a Material Adverse Change, (f) the adoption of any amendment to a Canadian Pension Plan that would require the provision of security pursuant to applicable Law, or (g) any other extraordinary event or condition with respect to a Canadian Pension Plan that could reasonably be expected to result in a Lien or any acceleration of any statutory requirements to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.
Canadian Pension Plans shall mean a pension plan that is a "registered pension plan" as defined in subsection 248(1) the Income Tax Act (Canada) and which is maintained or contributed to by, or to which there is or may be an obligation to contribute by any Borrower in respect of its employees or former employees, arising from employment in Canada, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec.
Cash Collateralize means to pledge and deposit with or deliver to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, as collateral for the Letter of Credit Obligations, cash or deposit account balances pursuant to documentation satisfactory to Administrative Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders). Such cash collateral shall be maintained in blocked, interest bearing deposit accounts at the Administrative Agent.
Cash On Hand shall mean, as of any date of determination, an amount equal to the aggregate amount of all cash and cash equivalents of the Company and its Subsidiaries as of such date, other than cash pledged, escrowed or on deposit to secure performance obligations.
Cash Management Agreements shall have the meaning specified in Section 2.5.6 [Swing Loans under Cash Management Agreements].
CEA shall mean the Commodity Exchange Act (7 U.S.C.§1 et seq.), as amended from time to time, and any successor statute.
Certificate of Beneficial Ownership shall mean, for each Foreign Borrower, a certificate in form and substance satisfactory to the Administrative Agent (as amended or modified by Administrative Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

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CFTC shall mean the Commodity Futures Trading Commission.
Change in Law shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Official Body or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Official Body; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations or directives thereunder or issued in connection therewith (whether or not having the force of Law) and (y) all requests, rules, regulations, guidelines, interpretations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of Law), in each case pursuant to Basel III, shall in each case be deemed to be a Change in Law regardless of the date enacted, adopted, issued, promulgated or implemented.
CIP Regulations shall have the meaning specified in Section 10.10 [No Reliance on Administrative Agent's Customer Identification Program].
Class when used in reference to any Loan, refers to whether such Loan, or the advances comprising such Loans, are Revolving Credit Loans or Swing Loans and, when used in reference to any Lender, refers to whether such Lender has any (a) outstanding Revolving Credit Loans or Revolving Commitments or (b) Incremental Loan Commitments or Incremental Loans.
Closing Date shall mean June 27, 2025.
Co-Syndication Agents shall mean collectively, and Co-Syndication Agent shall mean separately, Bank of America, N.A., Citizens Bank, N.A. and Wells Fargo Bank, National Association.
Code shall mean the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
Collateral shall mean all of the personal property of the Loan Parties granted as collateral to secure the Obligations pursuant to (i) any Security Agreement(s), (ii) the Pledge Agreement(s) and (iii) any other Collateral Documents.
Collateral Agent shall mean PNC Bank, National Association, in its capacity as collateral agent hereunder or any successor collateral agent.
Collateral Documents shall mean any Security Agreement, any Pledge Agreement, any Deed of Hypothec, the UK Security Documents and any other agreement document or instrument granting a Lien in Collateral to the Administrative Agent for the benefit of the Lenders.

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Commercial Letter of Credit shall mean a commercial letter of credit issued in respect of the purchase of goods or services in the ordinary course of business.
Commitment shall mean as to any Lender the aggregate of its Revolving Credit Commitment (and in the case of each Swing Loan Lender, its Swing Loan Commitment), and Commitments shall mean the aggregate of the Revolving Credit Commitments of all of the Lenders.
Commitment Fee shall have the meaning specified in Section 2.3 [Commitment Fees].
Commodity Hedge shall mean a commodity swap, commodity hedge, commodity option and any other commodity future contract that provides protection to, or minimizes the impact upon, price fluctuations with respect to commodities.
Commodity Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Commodity Hedge.
Compliance Authority means (a) the United States government or any agency or political subdivision thereof, including, without limitation, the U.S. Department of State, the U.S. Department of Commerce, the U.S. Department of the Treasury and its Office of Foreign Assets Control, and the U.S. Customs and Border Protection agency; (b) the government of Canada or any agency thereof; (c) the European Union or any agency thereof; (d) the government of the United Kingdom or any agency thereof; (e) the United Nations Security Council; and (f) any other Official Body with jurisdiction to administer Anti-Corruption Laws, Anti-Money Laundering Laws or International Trade Laws with respect to the conduct of a Covered Entity.
Compliance Certificate shall have the meaning specified in Section 8.3.3 [Certificate of the Company].
Computation Date shall have the meaning specified in Section 2.9.1 [Periodic Computations of Dollar Equivalent amounts of Revolving Credit Loans and Letters of Credit Outstanding; Repayment in Same Currency].
Conforming Changes means, with respect to the Term SOFR Rate or Daily Simple RFR or any Benchmark Replacement in relation thereto, any technical, administrative or operational changes (including changes to the definition of "Base Rate, " the definition of "Business Day," the definition of "Interest Period," the definition of "U.S. Government Securities Business Day," timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of the Term SOFR Rate or Daily Simple RFR or such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the

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Administrative Agent determines that no market practice for the administration of the Term SOFR Rate or Daily Simple RFR or the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
Connection Income Taxes shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Consolidated EBITDA for any period of determination shall mean

(a)the sum of:

(1)net income,
(2)depreciation,
(3)amortization,
(4)interest expense,
(5)income tax expense,
(6)non-cash expenses in connection with the Borrowers' employee equity and long-term incentive compensation plans,
(7)any other non-cash charges, non-cash expenses or non-cash losses of the Company or any of its consolidated Subsidiaries (including but not limited to costs recognized related to an acquisition purchase price allocation to tangible or intangible assets not classified as depreciation or amortization);
(8)business expenses or costs and other restructuring charges, reserves or expenses incurred in connection with Permitted Acquisitions, dispositions, restructurings, and other business transformation projects permitted hereunder; provided that, the aggregate amount added back pursuant to this clause (8) shall not exceed the lesser of (a) $5,000,000 or (b) 15% of Consolidated EBITDA (after giving effect to any such addbacks) for any period of determination; minus
(b)non-cash credits to net income, in each case of the Company and its Subsidiaries (including but not limited to benefits recognized related to an acquisition purchase price allocation to tangible or intangible assets not classified as depreciation or amortization) for such period determined and consolidated in accordance with GAAP; provided, however, that for the purposes of calculating Consolidated EBITDA, (i) items related to Joint Ventures shall be excluded, except that cash dividends paid by any Joint Venture to the Company or a wholly-owned Subsidiary of the Company shall be included in Consolidated EBITDA, (ii) gains or losses on non-ordinary course asset sales shall be excluded, (iii) with respect to a business acquired by the Loan Parties pursuant to a Permitted Acquisition, Consolidated EBITDA shall be calculated on a pro forma basis in a manner acceptable to the Administrative Agent, using historical numbers, in accordance with GAAP as if the Permitted Acquisition had been

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consummated at the beginning of such period, and (iv) with respect to any disposition of a Subsidiary consummated by the Loan Parties as permitted in Section 8.2.7 hereof, Consolidated EBITDA shall be reduced by an amount equal to the Consolidated EBITDA attributable to the Subsidiary that is the subject of such disposition (or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period), in each case, using historical numbers, in accordance with GAAP as if the disposition had been consummated at the beginning of such period.

Consolidated Fixed Charge Coverage Ratio shall mean, for any period of determination, the ratio of (i) Consolidated EBITDA to (ii) Fixed Charges.
Consolidated Indebtedness shall mean, for any period of determination, the aggregate of all Indebtedness of the Company and its Subsidiaries (excluding the indebtedness described in clause (iv) of the definition of Indebtedness) consolidated in accordance with GAAP.
Consolidated Total Assets shall mean, on any date of determination, the total assets of the Company and its Subsidiaries calculated in accordance with GAAP on a consolidated basis.
Consolidated Total Net Indebtedness shall mean as of any date of determination the aggregate of all Indebtedness of the Company and its Subsidiaries (excluding the indebtedness described in Section (iv) of the definition of Indebtedness) as of such date determined and consolidated in accordance with GAAP minus Cash on Hand in excess of $3,000,000 which is held by the Company and its Subsidiaries. Consolidated Total Net Indebtedness shall be measured at the end of each fiscal quarter or the quarter most recently ended if such date is not a fiscal quarter end.
Contribution Notice shall mean a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.
CORRA means a rate equal to the Canadian Overnight Repo Rate Average as administered by the CORRA Administrator.
CORRA Administrator means the Bank of Canada (or any successor administrator of the Canadian Overnight Repo Rate Average selected by the Agent in its reasonable discretion).
CORRA Administrator’s Website means the Bank of Canada’s website, at https://www.bankofcanada.ca, or any successor source for the Canadian Overnight Repo Rate Average identified as such by the CORRA Administrator from time to time.
Covered Entity shall mean (a) each Borrower and each of such Borrower’s Subsidiaries; (b) each Guarantor and any Person who has pledged (or will pledge) Collateral under any Loan Document; and (c) each Person that, directly or indirectly, controls a Person described in clause (a) or (b) above.

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Currency shall mean Dollars or any Alternative Currency and Currencies shall mean, collectively, Dollars and each Alternative Currency.
Customer shall mean and include the account debtor with respect to any account receivable and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with any Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.
Daily Rate Loan means a Loan that bears interest at a rate based on the (i) Base Rate or (ii) Daily Simple RFR.
Daily Rate Loan Option means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1(a)(ii) [Revolving Credit Daily Rate Loan Option].
Daily RFR Adjustment shall mean with respect to Daily RFR Loans, the applicable adjustment set forth in the table below:

RFR	Daily RFR Adjustment
CORRA	0.29547%
SONIA	0.0326%

Daily RFR Administrator shall mean the SONIA Administrator or the CORRA Administrator, as applicable.

Daily RFR Business Day shall mean as applicable, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to (i) Canadian Dollars, a Canadian Banking Day, and (ii) Sterling, a day on which banks are open for general business in London.
Daily RFR Day has the meaning specified in the definition of "Daily Simple RFR".
Daily RFR Loan shall mean a Loan that bears interest at a rate based on a Daily Simple RFR.
Daily Simple RFR shall mean, for any day (a "Daily RFR Day"), a rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%) equal to, for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to:
(a) Sterling, SONIA for the day (such day, adjusted as applicable as set forth herein, the "SONIA Lookback Day") that is two (2) Business Days prior to (A) if such Daily RFR Day is a Business Day, such Daily RFR Day or (B) if such Daily RFR

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Day is not a Business Day, the Business Day immediately preceding such Daily RFR Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website;
(b) Canadian Dollars, CORRA for the day (such day, adjusted as applicable as set forth herein, the "CORRA Lookback Day") that is two (2) Canadian Banking Days prior to (A) if such Daily RFR Day is a Canadian Banking Day, such Daily RFR Day or (B) if such Daily RFR Day is not a Canadian Banking Day, the Canadian Banking Day immediately preceding such Daily RFR Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s Website;
provided, that if by 5:00 pm (local time for the applicable Daily Simple RFR) on the second (2nd) Business Day (or, in the case of CORRA, the second (2nd) Canadian Banking Day) immediately following any Daily Simple RFR Lookback Day, the RFR in respect of such Daily Simple RFR Lookback Day has not been published on the applicable RFR Administrator’s Website and a Benchmark Replacement Date with respect to the applicable Daily Simple RFR has not occurred, then the RFR for such Daily Simple RFR Lookback Day will be the RFR as published in respect of the first preceding Business Day (or, in the case of CORRA, the first preceding Canadian Banking Day) for which such RFR was published on the Daily RFR Administrator’s Website; provided further that any RFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple RFR for no more than three (3) consecutive Daily RFR Days; provided further that if the Daily Simple RFR as determined above would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.
The Daily Simple RFR for each outstanding Daily RFR Loan shall be adjusted automatically as of the effective date of any change in the applicable RFR without notice to the Borrower. Determination by Agent of the Daily Simple RFR shall be deemed conclusive absent manifest error.
Daily Simple RFR Lookback Days means, collectively, the SONIA Lookback Day and the CORRA Lookback Day, and each individually is a Daily Simple RFR Lookback Day.
Daily Simple RFR Option means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(iii) [Revolving Credit Daily Rate Loan Option.
Daily Simple SOFR means, for any day (a "SOFR Rate Day"), the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to SOFR for the day (the "SOFR Determination Date") that is 2 Business Days prior to (i) such SOFR Rate Day if such SOFR Rate Day is a Business Day or (ii) the Business Day immediately preceding such SOFR Rate Day if such SOFR Rate Day is not a Business Day, in each case, as such SOFR is published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight

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financing rate) on the website of the Federal Reserve Bank of New York, at http://www.newyorkfed.org, or any successor source identified by the Federal Reserve Bank of New York or its successor administrator for the secured overnight financing rate from time to time. If Daily Simple SOFR as determined above would be less than the SOFR Floor, then Daily Simple SOFR shall be deemed to be the SOFR Floor. If SOFR for any SOFR Determination Date has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the second Business Day immediately following such SOFR Determination Date, then SOFR for such SOFR Determination Date will be SOFR for the first Business Day preceding such SOFR Determination Date for which SOFR was published in accordance with the definition of "SOFR"; provided that SOFR determined pursuant to this sentence shall be used for purposes of calculating Daily Simple SOFR for no more than 3 consecutive SOFR Rate Days. If and when Daily Simple SOFR as determined above changes, any applicable rate of interest based on Daily Simple SOFR will change automatically without notice to the Borrowers, effective on the date of any such change.

Debtor Relief Laws shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
Defaulting Lender shall mean, subject to Section 2.10(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower Agent in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Lenders, the Swing Loan Lenders or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Borrower Agent, the Administrative Agent, the Issuing Lenders or the Swing Loan Lenders in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower Agent, to confirm in writing to the Administrative Agent and the Borrower Agent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower Agent), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or

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federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by an Official Body so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Official Body) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.10(b)) upon delivery of written notice of such determination to the Borrower Agent, the Issuing Lenders, the Swing Loan Lenders and each Lender.
Dollar, Dollars, U.S. Dollars and the symbol $ shall mean lawful money of the United States of America.
Dollar Equivalent shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent or the Issuing Lender, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates as determined by the Administrative Agent or the Issuing Lender, as applicable, from time to time) on the date that is the applicable Daily Simple RFR Lookback Day (for amounts relating to Daily RFR Loans and Letters of Credit denominated in an Alternative Currency to which a Daily Simple RFR would apply) immediately preceding the date of determination, or otherwise on the date which is two (2) Business Days immediately preceding the date of determination or otherwise with respect to Loans to which any other Interest Rate Option applies, the lookback date applicable thereto (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable using any method of determination it deems appropriate in its sole discretion), and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the Issuing Lender, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or an Issuing Lender pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
Domestic Borrower shall mean a Borrower which is organized under the laws of the United States of America, any State thereof or the District of Columbia, and Domestic Borrowers shall mean all such Domestic Borrowers hereunder.
Domestic Guarantor shall mean a Guarantor which is organized under the laws of the United States of America, any State thereof or the District of Columbia, and Domestic Guarantors shall mean all such Domestic Guarantors hereunder.

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Domestic Loan Party shall mean any Domestic Borrower or Domestic Guarantor, and Domestic Loan Parties shall mean all Domestic Borrowers and Domestic Guarantors hereunder.
Drawing Date shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
EEA Financial Institution shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
EEA Member Country shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Effective Date means the date indicated in a document or agreement to be the date on which such document or agreement becomes effective, or, if there is no such indication, the date of execution of such document or agreement.
Eligibility Date shall mean, with respect to each Loan Party and each Swap, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap (for the avoidance of doubt, the Eligibility Date shall be the Effective Date of such Swap if this Agreement or any other Loan Document is then in effect with respect to such Loan Party, and otherwise it shall be the Effective Date of this Agreement and/or such other Loan Document(s) to which such Loan Party is a party).
Eligible Contract Participant shall mean an "eligible contract participant" as defined in the CEA and regulations thereunder.
Environmental Laws shall mean all applicable federal, state, local, tribal, provincial, territorial and foreign Laws (including common law), constitutions, statutes, treaties, regulations, rules, ordinances and codes and any consent decrees, settlement agreements, judgments, orders, directives, policies or programs issued by or entered into with an Official Body pertaining or relating to: (i) pollution or pollution control; (ii) protection of human health from exposure to regulated substances; (iii) protection of the environment and/or natural resources; (iv) employee safety in the workplace; (v) the presence, use, management, generation, manufacture, processing, extraction, treatment, recycling, refining, reclamation, labeling, packaging, sale, transport, storage, collection, distribution, disposal or release or threat of release of regulated substances; (vi) the presence of contamination; (vii) the protection of endangered or threatened species; and (viii) the protection of environmentally sensitive areas.

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Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
ERISA shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.
ERISA Affiliate shall mean, at any time, any trade or business (whether or not incorporated) under common control with the Borrowers and are treated as a single employer under Section 414 of the Code.
ERISA Event shall mean (a) a reportable event (under Section 4043 of ERISA and regulations thereunder) with respect to a Pension Plan; (b) a withdrawal by Borrowers or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrowers or any ERISA Affiliate.
ERISA Group shall mean, at any time, the Borrowers and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control and all other entities which, together with the Borrowers, are treated as a single employer under Section 414 of the Internal Revenue Code.
Erroneous Payment shall have the meaning assigned to it in Section 10.13(a).
Erroneous Payment Deficiency Assignment shall have the meaning assigned to it in Section 10.13(d).
Erroneous Payment Impacted Class shall have the meaning assigned to it in Section 10.13(d).
Erroneous Payment Return Deficiency shall have the meaning assigned to it in Section 10.13(d).
Erroneous Payment Subrogation Rights shall have the meaning assigned to it in Section 10.13(d).

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EU Bail-In Legislation Schedule shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
Event of Default shall mean any of the events described in Section 9.1 [Events of Default] and referred to therein as an "Event of Default".
Excluded Hedge Liability or Liabilities shall mean, with respect to each Loan Party, each of its Swap Obligations if, and only to the extent that, all or any portion of this Agreement or any other Loan Document that relates to such Swap Obligation is or becomes illegal under the CEA, or any rule, regulation or order of the CFTC, solely by virtue of such Loan Party's failure to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap, this definition shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guaranty or security interest is or becomes illegal under the CEA, or any rule, regulations or order of the CFTC, solely as a result of the failure by such Loan Party for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap, (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Hedge Liability but the grant of a security interest would not cause such obligation to be an Excluded Hedge Liability, such Swap Obligation shall constitute an Excluded Hedge Liability for purposes of the guaranty but not for purposes of the grant of the security interest, and (c) if there is more than one Loan Party executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Hedge Liability with respect to one or more of such Persons, but not all of them, the definition of Excluded Hedge Liability or Liabilities with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Hedge Liabilities with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Hedge Liabilities.
Excluded Subsidiary shall mean any Immaterial Subsidiary.
Excluded Taxes shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (a) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (b) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (a) such Lender acquires such interest in such Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 5.6.2 [Replacement of a Lender]) or (b) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 5.9.7 [Status of Lenders], amounts with respect to such Taxes were payable

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either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient's failure to comply with Section 5.9.7 [Status of Lenders], and (iv) any U.S. federal withholding Taxes imposed under FATCA (except to the extent imposed due to the failure of the Borrowers to provide documentation or information to the IRS).
Existing Credit Agreement shall have the meaning set forth in the preamble to this Agreement.
Expiration Date shall mean, with respect to the Revolving Credit Commitments, the earlier of (A) June 27, 2030 or (B) the date the Revolving Credit Commitments are terminated, and the Revolving Credit Loans are accelerated hereunder.
FATCA shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Financial Support Direction shall mean a financial support direction issued by the Pensions Regulator under section 43 of the Pensions Act 2004.
Fixed Charges shall mean, for any period of determination, the sum of each of the following, to the extent actually paid in cash during such fiscal period, (i) income taxes (excluding taxes related to repatriation of foreign cash and taxes related to non-ordinary course asset sales), (ii) required principal payments on Indebtedness (without giving effect to any voluntary or mandatory prepayments), (iii) required capital lease payments, (iv) dividends and distributions, provided that, to the extent such dividend or distribution is used to make a stock purchase or stock redemption (each, a "Stock Redemption"), if the Gross Leverage Ratio of the Loan Parties is less than or equal to 3.00 to 1.00 as of the most recently ended fiscal quarter for which financial statements were required to have been delivered pursuant to Section 8.3.1, then subject to the further proviso below, the Loan Parties shall be permitted to exclude from Fixed Charges an aggregate amount of up to $15,000,000 (it being understood and agreed that any such exclusion shall be effective in the fiscal quarter in which such Stock Redemption occurred); and provided further, however, the aggregate amount of all applicable Stock Redemptions excluded from Fixed Charges in any four (4) consecutive fiscal quarter period shall not exceed $15,000,000, (v) capital expenditures and (vi) interest paid.
Floor means a rate of interest equal to 0.00%.
Foreign Borrower shall mean a Borrower organized under the laws of a jurisdiction outside the United States of America, any State thereof or the District of Columbia, and Foreign Borrowers shall mean all Foreign Borrowers hereunder.
Foreign Currency Hedge shall mean any foreign exchange transaction, including spot and forward foreign currency purchases and sales, listed or over-the-counter options on

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foreign currencies, non-deliverable forwards and options, foreign currency swap agreements, currency exchange rate price hedging arrangements, and any other similar transaction providing for the purchase of one currency in exchange for the sale of another currency.
Foreign Currency Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Foreign Currency Hedge.
Foreign Guarantor shall mean a Guarantor organized under the laws of a jurisdiction outside the United States of America, any State thereof or the District of Columbia, and Foreign Guarantors shall mean all Foreign Guarantors hereunder.
Foreign Lender shall mean (i) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (ii) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.
Foreign Loan Party shall mean a Foreign Borrower or Foreign Guarantor, and Foreign Loan Parties shall mean all Foreign Borrowers and Foreign Guarantors hereunder.
Foreign Subsidiary shall mean a Subsidiary of a Loan Party organized under the laws of a jurisdiction outside the United States of America, any State thereof or the District of Columbia, and Foreign Subsidiaries shall mean all Foreign Subsidiaries of the Loan Parties.
Fronting Exposure shall mean, at any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to any Swing Loan Lender, such Defaulting Lender’s Ratable Share of outstanding Swing Loans made by such Swing Loan Lender other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.
GAAP shall mean generally accepted accounting principles as are in effect from time to time, subject to the provisions of Section 1.3 [Accounting Principles], and applied on a consistent basis both as to classification of items and amounts.
Government Official shall mean any officer, employee, official, representative, or any Person acting for or on behalf of any Official Body, government-owned or government-controlled association, organization, business, or enterprise, or public international organization, any political party or official thereof and any candidate for political office.
Gross Leverage Ratio shall mean, as of the end of any date of determination, the ratio of (i) Consolidated Indebtedness (excluding the Indebtedness permitted under clause (ix) of Section 8.2.1 in an aggregate amount not to exceed Three Million and 00/100 Dollars ($3,000,000.00)) to (ii) Consolidated EBITDA for the four (4) consecutive fiscal quarters then ending.

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Guarantor shall mean each of the parties to this Agreement which is designated as a "Guarantor" on the signature page hereof and each other Person which joins this Agreement as a Guarantor after the date hereof.
Guarantor Joinder shall mean a joinder by a Person as a Guarantor under the Loan Documents in the form of Exhibit 1.1(G)(1).
Guaranty of any Person shall mean any obligation of such Person guaranteeing or in effect guaranteeing any liability or obligation of any other Person in any manner, whether directly or indirectly, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.
Guaranty Agreement shall mean the Fourth Amended and Restated Continuing Agreement of Guaranty and Suretyship, dated as of August 13, 2021, executed and delivered by each of the Guarantors (as the same may be amended, restated, supplemented or otherwise modified from time to time), and any other guaranty agreements in substantially the form of Exhibit 1.1(G)(2) executed subsequent to the Closing Date by any other Person to guarantee the Obligations.
Immaterial Subsidiary shall mean a Subsidiary of a Loan Party which does not qualify as a Material Subsidiary.
Increasing Lender shall have the meaning assigned to such term in Section 12.16 [Increase in Commitments] hereof.
Incremental Lenders shall have the meaning assigned to such term in Section 12.16 [Increase in Commitments] hereof.

Incremental Commitments shall have the meaning assigned to such term in Section 12.16 [Increase in Commitments] hereof.

Incremental Loans shall have the meaning assigned to such term in Section 12.16 [Increase in Commitments] hereof.

Incremental Revolving Credit Commitment shall have the meaning assigned to such term in Section 12.16 [Increase in Commitments] hereof.

Incremental Revolving Credit Increase shall have the meaning assigned to such term in Section 12.16 [Increase in Commitments] hereof.

Indebtedness shall mean, as to any Person at any time, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any note purchase or

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acceptance credit facility, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit agreement, (iv) obligations under any currency swap agreement, interest rate swap, cap, collar or floor agreement or other interest rate management device calculated in accordance with GAAP, (v) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due), or (vi) any Guaranty of Indebtedness for borrowed money.
Indemnified Taxes shall mean (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, and (ii) to the extent not otherwise described in the preceding clause (i), Other Taxes.
Indemnitee shall have the meaning specified in Section 12.3.2 [Indemnification by the Loan Parties].
Information shall mean all information received from the Loan Parties or any of their Subsidiaries relating to the Loan Parties or any of such Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries, provided that, in the case of information received from the Loan Parties or any of their Subsidiaries after the date of this Agreement, such information is clearly identified at the time of delivery as confidential.
Insolvency Proceeding shall mean, with respect to any Person, (a) a case, action or proceeding with respect to such Person (i) before any court or any other Official Body under any bankruptcy, insolvency, administration, reorganization, arrangement, wind-up or other similar Law now or hereafter in effect, or (ii) for the appointment of a receiver, interim receiver, receiver and manager, administrator, liquidator, assignee, custodian, monitor, trustee, sequestrator, conservator (or similar official) of any Loan Party or otherwise relating to the liquidation, sale, dissolution, winding-up or relief of such Person, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of its creditors; undertaken under any Law.
Intercompany Subordination Agreement shall mean the Fourth Amended and Restated Intercompany Subordination Agreement, dated as of August 13, 2021, by and among the Loan Parties (as the same may be amended, restated, supplemented or otherwise modified from time to time), and any other intercompany subordination agreements in the form attached hereto as Exhibit 1.1(I) executed subsequent to the Closing Date.
Interest Period shall mean the period of time selected by the Borrowers in connection with (and to apply to) any election permitted hereunder by the Borrowers to have

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Revolving Credit Loans bear interest under a Term Rate Loan Option. Subject to the last sentence of this definition, and subject to availability for the interest rate applicable to the relevant Currency, such period shall be one month with respect to Alternative Currency Loans and one, three or six Months with respect to all other Revolving Credit Loans. Such Interest Period shall commence on the effective date of such Term Rate Loan Option, which shall be (i) the Borrowing Date if the Borrowers are requesting new Loans, or (ii) the date of renewal of or conversion to a Term Rate Loan Option if the Borrowers are renewing or converting to the Term Rate Loan Option applicable to outstanding Loans. Notwithstanding the second sentence hereof: (A) any Interest Period which would otherwise end on a date which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (B) the Borrowers shall not select, convert to or renew an Interest Period for any portion of the Loans that would end after the Expiration Date and (C) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.
Interest Rate Hedge shall mean an interest rate exchange, collar, cap, swap, adjustable strike cap, adjustable strike corridor, cross-currency swap or similar agreements entered into by any Loan Party or its Subsidiaries in order to provide protection to, or minimize the impact upon, such Loan Party of increasing floating rates of interest applicable to Indebtedness.
Interest Rate Hedge Liabilities shall have the meaning assigned in the definition of Lender Provided Interest Rate Hedge.
Interest Rate Option shall mean any Term Rate Loan Option or Daily Rate Loan Option.
International Trade Laws shall mean all Laws relating to economic and financial sanctions, trade embargoes, export controls, customs and anti-boycott measures.
IRS shall mean the United States Internal Revenue Service.
ISP98 shall have the meaning specified in Section 12.11.1 [Governing Law].
Issuing Lender shall mean PNC, in its individual capacity as issuer of Letters of Credit hereunder, Bank of America, N.A., in its individual capacity as issuer of Letters of Credit, and any other Lender that Borrowers, Administrative Agent (whose consent shall not be unreasonably withheld) and such other Lender may agree may from time to time issue Letters of Credit hereunder.
Joint Venture shall mean a corporation, partnership, limited or unlimited liability company or other entity in which any Person other than the Loan Parties and their Subsidiaries holds, directly or indirectly, an equity interest.

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Law shall mean any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Official Body, foreign or domestic.
Lender Joinder shall mean a joinder by a Lender under this Agreement and the other Loan Documents in substantially the form of Exhibit 1.1(L).
Lender Provided Commodity Hedge shall mean a Commodity Hedge which is provided by any Lender or its Affiliate and: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Commodity Hedge (the "Commodity Hedge Liabilities") by any Loan Party that is party to such Lender Provided Commodity Hedge shall, for purposes of this Agreement and all other Loan Documents be "Obligations" of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.
Lender Provided Foreign Currency Hedge shall mean a Foreign Currency Hedge which is provided by any Lender or its Affiliate and: (a) is documented in a standard International Swaps and Derivatives Association Master Agreement or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Foreign Currency Hedge (the "Foreign Currency Hedge Liabilities") by any Loan Party that is party to such Lender Provided Foreign Currency Hedge shall, for purposes of this Agreement and all other Loan Documents be "Obligations" of such Person and of each other Loan Party, be guaranteed obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person.
Lender Provided Interest Rate Hedge shall mean an Interest Rate Hedge which is provided by any Lender or its Affiliate and (a) is documented in a standard International Swaps and Derivatives Association Master Agreement, or another reasonable and customary manner, (b) provides for the method of calculating the reimbursable amount of the provider's credit exposure in a reasonable and customary manner, and (c) is entered into for hedging (rather than speculative) purposes. The liabilities owing to the provider of any Lender Provided Interest Rate Hedge (the "Interest Rate Hedge Liabilities") by any Loan Party that is party to such Lender Provided Interest Rate Hedge shall, for purposes of this Agreement and all other Loan Documents be "Obligations" of such Person and of each other Loan Party, be guaranteed

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obligations under any Guaranty Agreement and secured obligations under any other Loan Document, as applicable, and otherwise treated as Obligations for purposes of the other Loan Documents, except to the extent constituting Excluded Hedge Liabilities of such Person. The Liens securing the Interest Rate Hedge Liabilities shall be pari passu with the Liens securing all other Obligations under this Agreement and the other Loan Documents, subject to the express provisions of Section 9.2.4 [Application of Proceeds].
Lenders shall mean the financial institutions named on Schedule 1.1(B) and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a Lender. For the purpose of any Loan Document which provides for the granting of a security interest or other Lien to the Lenders or to the Administrative Agent for the benefit of the Lenders as security for the Obligations, "Lenders" shall include any Affiliate of a Lender to which such Obligation is owed.
Letter of Credit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].
Letter of Credit Borrowing shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
Letter of Credit Fee shall have the meaning specified in Section 2.8.2 [Letter of Credit Fees].
Letter of Credit Obligation shall mean, as of any date of determination, the aggregate Dollar Equivalent amount available to be drawn under all outstanding Letters of Credit on such date (if any Letter of Credit shall increase in amount automatically in the future, such aggregate Dollar Equivalent amount available to be drawn shall currently give effect to any such future increase) plus the aggregate Dollar Equivalent amount of Reimbursement Obligations and Letter of Credit Borrowings on such date.
Letter of Credit Sublimit shall have the meaning specified in Section 2.8.1 [Issuance of Letters of Credit].
Leverage Ratio shall mean, as of the end of any date of determination, the ratio of (A) Consolidated Total Net Indebtedness (excluding the Indebtedness permitted under clause (ix) of Section 8.2.1 in an aggregate amount not to exceed Three Million and 00/100 Dollars ($3,000,000.00) to (B) Consolidated EBITDA (i) for the four fiscal quarters then ending if such date is a fiscal quarter end or (ii) for the four fiscal quarters most recently ended if such date is not a fiscal quarter end.
Lien shall mean any mortgage, deed of trust, pledge, lien, adverse claim or right or deemed trust (statutory or otherwise), security interest, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing

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statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing).
Liquidity shall mean, on any date of determination, the sum of unrestricted cash (including cash maintained with a Lender but excluding cash held in a foreign account) of any Loan Party and Undrawn Availability on such date.
Loan Documents shall mean this Agreement, the Administrative Agent's Letter, any Guaranty Agreement, the Notes, the Collateral Documents, the Intercompany Subordination Agreement, any Borrower Joinder, any Cash Management Agreements, any documents entered into with respect to a Letter of Credit and any other instruments, certificates or documents delivered in connection herewith or therewith.
Loan Parties shall mean the Borrowers and the Guarantors.
Loan Request shall have the meaning specified in Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests].
Loans shall mean collectively, and Loan shall mean separately all Revolving Credit Loans, Swing Loans and the Alternative Currency Loans or any Revolving Credit Loan, Swing Loan or Alternative Currency Loan. Letters of Credit shall not be considered Loans hereunder unless drawings under such Letters of Credit are deemed to be a Revolving Credit Loan pursuant to Section 2.8.3 [Disbursements, Reimbursement] or a Letter of Credit Borrowing pursuant to Section 2.8.3.3, in which case such Letters of Credit shall be a Loan hereunder.
Material Adverse Change shall mean any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of this Agreement or any other Loan Document, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, or results of operations of the Loan Parties taken as a whole, (c) impairs materially or could reasonably be expected to impair materially the ability of the Loan Parties taken as a whole to duly and punctually pay or perform any of the Obligations, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Administrative Agent or any of the Lenders, to the extent permitted, to enforce their legal remedies pursuant to this Agreement or any other Loan Document.
Material Intellectual Property shall mean any intellectual property (including trademarks, trade names, copyrights, patents, trade secrets, and licenses) owned by or licensed to any Loan Party that, individually or in the aggregate, is material to the business, operations, or financial condition of the Loan Parties, taken as a whole.
Material Subsidiary shall mean any (A) Domestic Subsidiary of the Company and (B) any Foreign Subsidiary of the Company which is incorporated, registered, amalgamated or otherwise formed under the laws of Canada or the United Kingdom, which in either case of clause (A) or (B), as of the most recent fiscal quarter of the Company, for the period of four (4) consecutive fiscal quarters then ended, for which financial statements have been delivered

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pursuant to Section 8.3.2 [Annual Financial Statements] or Section 8.3.1 [Quarterly Financial Statements] (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 8.3.2 [Annual Financial Statements] or Section 8.3.1 [Quarterly Financial Statements], the most recent financial statements referred to in Section 6.1.6(i) [Historical Statements]), either (a) contributed greater than five percent (5%) of Consolidated EBITDA for such period or (b) contributed greater than five percent (5%) of Consolidated Total Assets as of such date.
Minimum Collateral Amount means, at any time, (a) with respect to Cash Collateral consisting of cash or deposit account balances, a Dollar Equivalent amount equal to 105% of the Fronting Exposure of the applicable Issuing Lender with respect to Letters of Credit issued and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and the applicable Issuing Lender in their sole discretion.
Moody's shall mean Moody's Investors Service, Inc. and its successors.
Multiemployer Plan shall mean any employee benefit plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA and to which the Borrowers or any member of the ERISA Group is then making or accruing an obligation to make contributions or, within the preceding five Plan years, has made or had an obligation to make such contributions.
Net Cash Proceeds shall mean (a) in connection with any asset sale or any Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds actually received from deferred payments of principal pursuant to a note, a receivable or otherwise), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be reserved for indemnification, adjustment of purchase price or similar obligations pursuant to the agreements governing such asset sale, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such asset sale or Recovery Event (other than any Lien pursuant to a Collateral Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any equity issuance or sale or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith and net of taxes paid (after taking into account any available tax credits or deductions and any tax sharing arrangements).
New Lender shall have the meaning assigned to such term in Section 12.16 [Increase in Commitments] hereof.
Non-Consenting Lender shall have the meaning specified in Section 12.1 [Modifications, Amendments or Waivers].

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Non-Defaulting Lender shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
Non-Material Foreign Subsidiary shall mean a Foreign Subsidiary of a Loan Party which does not qualify as a Material Subsidiary.
Non-Qualifying Party shall mean any Loan Party that fails for any reason to qualify as an Eligible Contract Participant on the Effective Date of the applicable Swap.
Notes shall mean, collectively, the promissory notes in substantially the form of Exhibit 1.1(N)(1) evidencing the Revolving Credit Loans, in substantially the form of Exhibit 1.1(N)(2) evidencing the Swing Loan, and Note shall also include all other promissory notes accepted from time to time in connection with any Incremental Commitment.
Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent's Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, (ii) any Lender Provided Interest Rate Hedge, (iii) any Lender Provided Foreign Currency Hedge, (iv) any Lender Provided Commodity Hedge, (v) any Other Lender Provided Financial Service Product and (vi) any Erroneous Payment Subrogation Rights. Notwithstanding anything to the contrary contained in the foregoing, the Obligations shall not include any Excluded Hedge Liabilities.
OFAC shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.
Official Body shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).
Order shall have the meaning specified in Section 2.8.9 [Liability for Acts and Omissions].
Other Connection Taxes shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient (or an agent or affiliate thereof) and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected or enforced a security interest under, engaged in

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any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Lender Provided Financial Service Product shall mean agreements or other arrangements under which any Lender or Affiliate of a Lender provides, or arranges for the provision of pursuant to any guarantee, indemnity or other credit enhancement, any of the following products or services to any of the Loan Parties: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH transactions, (f) cash management, including controlled disbursement, accounts or services, (g) foreign currency exchange or (h) bank guarantees issued by Bank of America, N.A. for the account of any Loan Party; provided that the aggregate Dollar Equivalent principal amount of such bank guarantees, together with the Indebtedness permitted in Section 8.2.1(vii) of this Agreement, shall not exceed $7,500,000 at any time outstanding.
Other Taxes shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise (i) from any payment made under, (ii) from the execution, delivery, performance, enforcement or registration of, (iii) from the receipt or perfection of a security interest under, or (iv) otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.6.2 [Replacement of a Lender]).
Overnight Bank Funding Rate means, for any day, (a) with respect to any amount denominated in Dollars, the rate comprised of both overnight federal funds and overnight eurocurrency borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the Federal Reserve Bank of New York, as set forth on its public website from time to time, and as published on the next succeeding Business Day as the overnight bank funding rate by the Federal Reserve Bank of New York (or by such other recognized electronic source (such as Bloomberg) selected by the Administrative Agent for the purpose of displaying such rate); provided, that if such day is not a Business Day, the Overnight Bank Funding Rate for such day shall be such rate on the immediately preceding Business Day; provided, further, that if such rate shall at any time, for any reason, no longer exist, a comparable replacement rate determined by the Administrative Agent at such time (which determination shall be conclusive absent manifest error). If the Overnight Bank Funding Rate determined as above would be less than zero basis points (0.00%), then such rate shall be deemed to be zero basis points (0.00%), and (b) with respect to any amount denominated in an Alternative Currency, as the case may be, an overnight rate determined by the Administrative Agent or the Issuing Lender, as the case may be, in accordance with banking industry rules on interbank compensation (which determination shall be conclusive absent manifest error). The rate of interest charged shall be adjusted as of each Business Day based on changes in the Overnight Bank Funding Rate without notice to the Borrowers.
Participant has the meaning specified in Section 12.8.4 [Participations].
Participant Register has the meaning specified in Section 12.8.4 [Participations].

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Participating Member State shall mean any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.
Participation Advance shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
Payment Date shall mean the first Business Day of each calendar quarter after the date hereof and on the Expiration Date or upon acceleration of the Notes.
Payment In Full shall mean the indefeasible payment in full in cash of the Loans and other Obligations hereunder, termination of the Commitments and expiration or termination of all Letters of Credit.
Payment Recipient has the meaning assigned to it in Section 10.13(a).
PBGC shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA or any successor.
Pension Plan shall mean any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Borrower or any ERISA Affiliate or to which any Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any times during the immediately preceding five plan years.
Pensions Regulator shall mean the body corporate called the Pension Regulator established under Part I of the Pensions Act 2004.
Permitted Acquisition shall have the meaning assigned to such term in Section 8.2.6 [Liquidations, Mergers, Consolidations, and Acquisitions] hereof.
Permitted Investments shall mean:
(i)    direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition;
(ii)    commercial paper maturing in 180 days or less rated not lower than A-1, by Standard & Poor's or similar rating by a nationally recognized rating agency on the date of acquisition;
(iii)    demand deposits, time deposits, banker's acceptances or certificates of deposit maturing within one year in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's or similar rating by a nationally recognized rating agency on the date of acquisition;

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(iv)    money market or mutual funds which are rated not lower than AAA by Standard & Poor's or similar rating by a nationally recognized rating agency;
(v)    corporate debt obligations issued by a domestic corporation or a domestic bank holding company whose obligations are rated A-1, A or the equivalent or better by Standard & Poor's or similar rating by a nationally recognized rating agency on the date of acquisition;
(vi)    municipal bonds and notes issued by cities, states, or other municipal entities which are rated not lower than AAA by Standard & Poor's or similar rating by a nationally recognized rating agency on the date of acquisition; and
(vii)    investments made under the Cash Management Agreements or under cash management agreements with any other Lenders.
Permitted Liens shall mean:
(i)    Liens for taxes, assessments, or other governmental charges not delinquent or being contested in good faith and by appropriate proceedings and with respect to which proper reserves in accordance with GAAP have been taken by the Borrowers;
(ii)    Pledges or deposits made in the ordinary course of business to secure payment of workmen's compensation, or to participate in any fund in connection with workmen's compensation, unemployment insurance, old-age pensions or other social security programs;
(iii)    Liens of mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that are not yet due and payable and statutory and common law Liens of landlords securing obligations to pay lease payments that are not yet due and payable or in default;
(iv)    Good-faith pledges or deposits made in the ordinary course of business to secure performance of bids, tenders, contracts (other than for the repayment of borrowed money) or leases, not in excess of the aggregate amount due thereunder, or to secure statutory obligations, or surety, appeal, indemnity, performance or other similar bonds required in the ordinary course of business;
(v)    Encumbrances consisting of zoning restrictions, easements or other restrictions on the use of real property, none of which materially impairs the use of such property or the value thereof, and none of which is violated in any material respect by existing or proposed structures or land use;
(vi)    Liens, security interests and mortgages in favor of the Administrative Agent for the benefit of the Lenders and their Affiliates securing the Obligations (including Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Services Obligations);

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(vii)    Any Lien existing on the date of this Agreement and described on Schedule 1.1(P), provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien;
(viii)    Subject to the restrictions set forth in Section 8.2.2(ii), Purchase Money Security Interests, capitalized leases and Liens securing other secured Indebtedness permitted under Section 8.2.1(iii) [Indebtedness] (excluding for the purpose of this computation any loans or deferred payments secured by Liens described on Schedule 1.1(P));
(ix)    Liens in favor of insurance carriers and of premium finance companies to secure the financing of insurance premiums; and
(x)     Liens securing Indebtedness permitted under Section 8.2.1(vii) hereof.
(xi)    The following, (A) if the validity or amount thereof is being contested in good faith by appropriate and lawful proceedings diligently conducted so long as levy and execution thereon have been stayed and continue to be stayed or (B) if a final judgment is entered and such judgment is discharged within thirty (30) days of entry, and in either case they do not, in the aggregate, materially impair the ability of any Loan Party to perform its Obligations hereunder or under the other Loan Documents:
(1)    Claims or Liens for taxes, assessments or charges due and payable and subject to interest or penalty; provided that the applicable Loan Party maintains such reserves or other appropriate provisions as shall be required by GAAP and pays all such taxes, assessments or charges forthwith upon the commencement of proceedings to foreclose any such Lien;
(2)    Claims, Liens or encumbrances upon, and defects of title to, real or personal property, other than Collateral, including any attachment of personal or real property or other legal process prior to adjudication of a dispute on the merits;
(3)    Claims or Liens of mechanics, materialmen, warehousemen, carriers, or other statutory nonconsensual Liens; or
(4)    Liens resulting from final judgments or orders described in Section 9.1.7 [Final Judgments or Orders].
Person shall mean any individual, corporation, partnership, limited or unlimited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, government or political subdivision or agency thereof, or any other entity.
Plan shall mean at any time an employee pension benefit plan (including a Multiple Employer Plan, but not a Multiemployer Plan) which is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained by any entity which

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was at such time a member of the ERISA Group for employees of any entity which was at such time a member of the ERISA Group.
Pledge Agreement shall collectively mean the Second Amended and Restated Pledge Agreement, dated as of August 13, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time), and any other pledge agreement executed and delivered to the Administrative Agent for the benefit of the Lenders subsequent to the Closing Date by any other Person to secure the Obligations.
PNC shall mean PNC Bank, National Association, its successors and assigns.
Potential Default shall mean any event or condition which with notice or passage of time, or both, would constitute an Event of Default.
PPSA shall mean the Personal Property Security Act (British Columbia), the Civil Code of Quebec, as amended, supplemented, restated and superseded, or any other applicable Canadian federal or provincial statute pertaining to the granting, perfecting, priority or ranking of security interests, liens, hypothecs on personal and moveable property, and any successor statutes, together with any regulations thereunder, in each case as in effect from time to time. References to sections of the PPSA shall be construed to also refer to any successor sections.
Prime Rate shall mean the interest rate per annum announced from time to time by the Administrative Agent at its Principal Office as its then prime rate, which rate may not be the lowest or most favorable rate then being charged commercial borrowers or others by the Administrative Agent and may not be tied to any external rate of interest or index. Any change in the Prime Rate shall take effect at the opening of business on the day such change is announced.
Principal Office shall mean the main banking office of the Administrative Agent in Pittsburgh, Pennsylvania.
Priority Payables shall mean (a) the full amount of the liabilities of any Canadian Loan Party which (i) have a trust imposed to provide for payment or a security interest, pledge, lien, hypothec or charge ranking or capable of ranking senior to or pari passu with security interests, liens, hypothecs or charges securing the Obligations on any Collateral under any federal, provincial, state, county, district, municipal, local or foreign law or (ii) have a right imposed to provide for payment ranking or capable of ranking senior to or pari passu with the Obligations under federal, provincial, state, county, district, municipal, local or foreign law, regulation or directive, including, but not limited to, claims for unremitted and/or accelerated rents, taxes, wages, withholdings taxes, value added taxes, amounts payable to an insolvency administrator, employee withholdings or deductions, vacation pay, severance and termination pay, workers’ compensation obligations, government royalties or pension obligations in each case to the extent such trust, or security interest, lien hypothec or charge has been or may be imposed, including under the Wage Earner Protection Program Act (Canada) and (b) the amount which the Administrative Agent, in good faith, and on a reasonable basis, considers is or may have to be paid or incurred to realize upon any inventory which is or may be subject to retention

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of title by a supplier or a right of a supplier to recover possession thereof, where such supplier’s right has priority over the security interests, liens, hypothecs or charges securing the Obligations, including, without limitation, inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada) or any applicable laws granting revendication or similar rights to unpaid suppliers or any similar laws of Canada or any other applicable jurisdiction.
Prior Security Interest shall mean a valid and enforceable perfected first-priority security interest in the Collateral which is subject only to Permitted Liens.
PTE means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
Purchase Money Security Interest shall mean Liens upon tangible personal property securing loans to any Loan Party or Subsidiary of a Loan Party or deferred payments by such Loan Party or Subsidiary for the purchase of such tangible personal property.
Qualified ECP Loan Party shall mean each Loan Party that on the Eligibility Date is (a) a corporation, partnership, proprietorship, organization, trust, or other entity other than a "commodity pool" as defined in Section 1a(10) of the CEA and CFTC regulations thereunder that has total assets exceeding $10,000,000, or (b) an Eligible Contract Participant that can cause another person to qualify as an Eligible Contract Participant on the Eligibility Date under Section 1a(18)(A)(v)(II) of the CEA by entering into or otherwise providing a "letter of credit or keepwell, support, or other agreement" for purposes of Section 1a(18)(A)(v)(II) of the CEA.
Ratable Share shall mean:
(i) with respect to a Lender's obligation to make Revolving Credit Loans, participate in Letters of Credit and other Letter of Credit Obligations and receive payments, interest, and fees related thereto, the proportion that such Lender's Revolving Credit Commitment (excluding the Swing Loan Commitments) bears to the Revolving Credit Commitments (excluding the Swing Loan Commitments) of all of the Lenders, provided however that if the Revolving Credit Commitments have terminated or expired, the Ratable Shares for purposes of this clause shall be determined based upon the Revolving Credit Commitments (excluding the Swing Loan Commitments) most recently in effect, giving effect to any assignments;
(ii)[reserved]; and
(iii)with respect to all other matters as to a particular Lender, the percentage obtained by dividing (i) such Lender's Revolving Credit Commitment, by (ii) the sum of the aggregate amount of the Revolving Credit Commitments of all Lenders; provided however that if the Revolving Credit Commitments have terminated or expired, the computation in this clause shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments, and not on the current amount of the Revolving Credit Commitments and provided further in the case of Section 2.10 [Defaulting Lenders] when a Defaulting Lender shall exist, "Ratable Share" shall mean the percentage of the aggregate Commitments (disregarding any Defaulting Lender's Commitment) represented by such Lender's Commitment.

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Recipient shall mean (i) the Administrative Agent, (ii) any Lender and (iii) the Issuing Lender, as applicable.
Recovery Event shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of any Loan Party or any Subsidiary of a Loan Party.
Reimbursement Obligation shall have the meaning specified in Section 2.8.3 [Disbursements, Reimbursement].
Related Parties shall mean, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.
Relevant Governmental Body means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Board of Governors of the Federal Reserve System of the United States and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System of the United States or the Federal Reserve Bank of New York, or any successor thereto, and (b) with respect to a Benchmark Replacement in respect of Loans denominated in any Alternative Currency, (1) the central bank for the Currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

Relief Proceeding shall mean any proceeding seeking a decree or order for relief in respect of any Loan Party or Subsidiary of a Loan Party in a voluntary or involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization, arrangement, wind up, administration or other similar law now or hereafter in effect, or for the appointment of a receiver, interim receiver, receiver or manager, liquidator, assignee, custodian, trustee, monitor, sequestrator, conservator (or similar official), administrator of any Loan Party or Subsidiary of a Loan Party for any substantial part of its property, or for the winding-up, sale or liquidation of its affairs, or an assignment for the benefit of its creditors.
Reportable Compliance Event shall mean that: (a) any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint, or similar charging instrument, arraigned, custodially detained, penalized or the subject of an assessment for a penalty, by, or enters into a settlement with an Official Body in connection with any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or any predicate crime to any Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations represents a violation of any Anti-Corruption Law, Anti-Money Laundering

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Law or International Trade Law; (b) any Covered Entity engages in a transaction that has caused or would cause any Person hereunder (including the Administrative Agent, the Collateral Agent, any lead arranger, the Issuing Lender, the Lenders, and any underwriter, advisor, investor, or otherwise) to be in violation of any Anti-Corruption Law or International Trade Law, including a Covered Entity’s use of any proceeds of the Loans hereunder to directly or indirectly fund any activities or business of, with, or for the benefit of any Person that is a Sanctioned Person, or to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction; (c) any pledged Collateral qualifies as Blocked Property; or (d) any Covered Entity otherwise violates, or reasonably believes that it will violate, any of the Anti-Corruption Law- or International Trade Law- specific representations and covenants herein.
Required Lenders shall mean:
(i)    If there exists fewer than three (3) Lenders, all Lenders (other than any Defaulting Lender), and
(ii)    If there exist three (3) or more Lenders, Lenders (other than any Defaulting Lender) having more than 50% of the sum of the aggregate amount of the Revolving Credit Commitments of the Lenders (excluding any Defaulting Lender) or, after the termination of the Revolving Credit Commitments, the outstanding Revolving Credit Loans and Ratable Share of Letter of Credit Obligations of the Lenders (excluding any Defaulting Lender).
Required Share shall have the meaning assigned to such term in Section 5.11 [Settlement Date Procedures].
Resolution Authority means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
Revaluation Date means (a) with respect to each Borrowing Tranche of a Term Rate Loan denominated in an Alternative Currency, (i) each date of a borrowing, renewal, and conversion pursuant to the terms of this Agreement and (ii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment or extension of a Letter of Credit denominated in an Alternative Currency, (ii) each date of any payment by the applicable Issuing Lender under any Letter of Credit denominated in an Alternative Currency, (iii) in the case of all existing Letters of Credit denominated in Alternative Currencies, the Closing Date, and (iv) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require.
Revolving Credit Commitment shall mean, as to any Lender at any time, the amount initially set forth opposite its name on Schedule 1.1(B) in the column labeled "Amount of Commitment for Revolving Credit Loans", as such Commitment is thereafter assigned or modified, including any amount by which such Lender agrees to increase its Commitment pursuant to Section 12.16 [Increase in Commitments] hereof, and Revolving Credit Commitments shall mean the aggregate Revolving Credit Commitments of all of the Lenders.

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Revolving Credit Facility shall mean the revolving loan facility provided pursuant to Article 2.
Revolving Credit Loans shall mean collectively, and Revolving Credit Loan shall mean separately, all Revolving Credit Loans or any Revolving Credit Loan made by the Lenders or one of the Lenders to the Borrowers pursuant to Section 2.1 [Revolving Credit Commitments] or 2.8.3 [Disbursements, Reimbursement].
Revolving Facility Usage shall mean at any time the Dollar Equivalent sum of the outstanding Revolving Credit Loans, the outstanding Swing Loans, and the Letter of Credit Obligations.
Sanctioned Jurisdiction means, at any time, a country, area, territory, or jurisdiction that is the subject or target of comprehensive U.S. sanctions.
Sanctioned Person means any Person that is (a) located in, organized under the laws of, or ordinarily resident in a Sanctioned Jurisdiction; (b) identified on any sanctions-related list maintained by any Compliance Authority; or (c) owned 50% or more, in the aggregate, directly or indirectly by, controlled by, or acting for, on behalf of, or at the direction of, one or more Persons described in clauses (a) or (b) above.
Same Day Funds means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the Issuing Lender, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
Security Agreement shall collectively mean the Second Amended and Restated Security Agreement, dated as of August 13, 2021 (as the same may be amended, restated, supplemented or otherwise modified from time to time) and any other security agreement substantially in the form of Exhibit 1.1(S) and/or any Deed of Hypothec executed and delivered by any of the Loan Parties to the Administrative Agent for the benefit of the Lenders.
Senior Officer shall mean the Chief Executive Officer, President, Chief or Deputy Chief Financial Officer, Treasurer or Assistant Treasurer of such Loan Party.
Settlement Date shall mean the Business Day on which the Administrative Agent elects to effect settlement pursuant Section 5.11 [Settlement Date Procedures].
SOFR shall mean, for any day, a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
SOFR Floor means a rate of interest per annum equal to 0 basis points (0.00%).

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SOFR Reserve Percentage shall mean, for any day, the maximum effective percentage in effect on such day, if any, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including, without limitation, supplemental, marginal and emergency reserve requirements) with respect to SOFR funding.
Solvent shall mean, with respect to any Person on any date of determination, taking into account such right of reimbursement, contribution or similar right available to such Person from other Persons, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (ii) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
SONIA means a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.
SONIA Administrator means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).
SONIA Administrator’s Website means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.
Standard & Poor's shall mean Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and its successors.
Statements shall have the meaning specified in Section 6.1.6(i) [Historical Statements].
Sterling or "£" mean the lawful currency of the United Kingdom.
Subsidiary of any Person at any time shall mean any corporation, trust, partnership, any limited liability company or other business entity (i) of which more than 50% of the outstanding voting securities or other interests normally entitled to vote for the election of one or more directors or trustees (regardless of any contingency which does or may suspend or

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dilute the voting rights) is at such time owned directly or indirectly by such Person or one or more of such Person's Subsidiaries, or (ii) which is controlled or capable of being controlled by such Person or one or more of such Person's Subsidiaries.
Subsidiary Equity Interests shall have the meaning specified in Section 6.1.2 [Subsidiaries and Owners; Investment Companies].
Swap shall mean any "swap" as defined in Section 1a(47) of the CEA and regulations thereunder, other than (a) a swap entered into, or subject to the rules of, a board of trade designated as a contract market under Section 5 of the CEA, or (b) a commodity option entered into pursuant to CFTC Regulation 32.3(a).
Swap Obligation shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a Swap which is also a Lender Provided Interest Rate Hedge, a Lender Provided Commodity Hedge or a Lender Provided Foreign Currency Hedge.
Swing Loan Commitment shall mean each Swing Loan Lender’s commitment to make Swing Loans to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitments] hereof.
Swing Loan Lender shall mean (A) PNC, in its capacity as Lender of Swing Loans pursuant to its Swing Loan Commitment; and (B) any other Lender which the Administrative Agent in its discretion shall designate as a Swing Loan Lender.
Swing Loan Note shall mean each Swing Loan Note of the Borrowers in the form of Exhibit 1.1(N)(2) evidencing the Swing Loans, together with all amendments, extensions, renewals, replacements, refinancings or refundings thereof in whole or in part.
Swing Loan Request shall mean a request for Swing Loans made in accordance with Section 2.4.2 [Swing Loan Requests] hereof.
Swing Loans shall mean collectively and Swing Loan shall mean separately all Swing Loans or any Swing Loan made by a Swing Loan Lender to the Borrowers pursuant to Section 2.1.2 [Swing Loan Commitments] hereof.
Target shall have the meaning assigned to such term in Section 8.2.6 [Liquidations, Mergers, Consolidations, and Acquisitions] hereof.
Taxes shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.
Term Rate Loan means a Loan that bears interest at a rate based on the Term SOFR Rate.

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Term Rate Loan Option means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1.1 [Revolving Credit Term Rate Loan Option].
Term SOFR Administrator means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
Term SOFR Rate shall mean, with respect to any amount to which the Term SOFR Rate Option applies, for any Interest Period, the interest rate per annum determined by the Administrative Agent (rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100th of 1%) equal to the Term SOFR Reference Rate for a tenor comparable to such Interest Period, as such rate is published by the Term SOFR Administrator on the day (the "Term SOFR Determination Date") that is two (2) Business Days prior to the first day of such Interest Period. If the Term SOFR Reference Rate for the applicable tenor has not been published or replaced with a Benchmark Replacement by 5:00 p.m. (Pittsburgh, Pennsylvania time) on the Term SOFR Determination Date, then the Term SOFR Reference Rate shall be the Term SOFR Reference Rate for such tenor on the first Business Day preceding such Term SOFR Determination Date for which such Term SOFR Reference Rate for such tenor was published in accordance herewith, so long as such first preceding Business Day is not more than three (3) Business Days prior to such Term SOFR Determination Date. If the Term SOFR Rate, determined as provided above, would be less than the SOFR Floor, then the Term SOFR Rate shall be deemed to be the SOFR Floor. The Term SOFR Rate shall be adjusted automatically without notice to the Borrowers on and as of the first day of each Interest Period.
Term SOFR Rate Loan means a Loan that bears interest based on the Term SOFR Rate.
Term SOFR Rate Option means the option of the Borrowers to have Loans bear interest at the rate and under the terms specified in Section 4.1.1(a)(i)(1) [Revolving Credit Term SOFR Rate Option].
Term SOFR Reference Rate shall mean the forward-looking term rate based on SOFR.
Type, when used in reference to any Loan or Borrowing Tranche, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing Tranche, is determined by reference to (a) the Base Rate, (b) Term SOFR Rate, or (c) Daily Simple RFR.
UCC shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
UCP shall have the meaning specified in Section 12.11.1 [Governing Law].

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UK Borrower shall mean a Borrower organized or otherwise formed or registered under the laws of England and Wales, and UK Borrowers shall mean all UK Borrowers hereunder.
UK Debenture shall mean each assets debenture granted by each UK Borrower and UK Guarantors to the Administrative Agent for the benefit of the Lenders.
UK Financial Institution means any BBRD Undertaking (as defined in the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such Credit institutions or investment firms.
UK Guarantors shall mean a Guarantor organized or otherwise formed or registered under the laws of England and Wales, and UK Guarantors shall mean all UK Guarantors hereunder.
UK Resolution Authority means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
UK Security Documents shall mean the UK Debenture and the UK Share Charge.
UK Share Charge shall mean each charge over 65% of the issued shares in Rail Technologies (UK) by Rail Technologies US.
Undrawn Availability shall mean, on any date of determination, an amount equal to the Revolving Credit Commitments available to the Borrowers at any time to the extent that the utilization of such Revolving Credit Commitments would not violate the covenant set forth in Section 8.2.13 [Maximum Gross Leverage Ratio] on a pro forma basis minus the Revolving Facility Usage.
Unpaid Drawing shall mean, with respect to any Letter of Credit, the aggregate Dollar Equivalent amount of the draws made on such Letter of Credit that have not been reimbursed by the Borrowers.
USA PATRIOT Act shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.
U.S. Government Securities Business Day means any day except for (a) a Saturday or Sunday or (b) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

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U.S. Person shall mean any Person that is a "United States Person" as defined in Section 7701(a)(30) of the Code.
U.S. Tax Compliance Certificate shall have the meaning specified in Section 5.9.7 [Status of Lenders].
Withholding Agent shall mean any Loan Party and the Administrative Agent.
Write-Down and Conversion Powers shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or a part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2Construction. Unless the context of this Agreement otherwise clearly requires, the following rules of construction shall apply to this Agreement and each of the other Loan Documents: (i) references to the plural include the singular, the plural, the part and the whole and the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation"; (ii) the words "hereof "herein "hereunder "hereto" and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document as a whole; (iii) article, section, subsection, clause, schedule and exhibit references are to this Agreement or other Loan Document, as the case may be, unless otherwise specified; (iv) reference to any Person includes such Person's successors and assigns; (v) reference to any agreement, including this Agreement and any other Loan Document together with the schedules and exhibits hereto or thereto, document or instrument means such agreement, document or instrument as amended, modified, replaced, substituted for, superseded or restated; (vi) relative to the determination of any period of time, "from" means "from and including" "to" means "to but excluding" and "through" means "through and including"; (vii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible, movable and intangible assets and properties, including cash, securities, accounts and contract rights, (viii) section headings herein and in each other Loan Document are included for convenience and shall not affect the interpretation of this Agreement or such Loan Document, and (ix) unless otherwise specified, all references herein to times of day shall be references to Eastern Time. All certificates and other required submissions made by specified officers of any Loan Party shall be deemed for all purposes as made by such person solely in such person's capacity as such officer. All terms used herein and defined in the PPSA (in respect of Collateral located in Canada) shall have the meaning given therein unless otherwise defined herein. Without limiting the foregoing, the terms “accounts”, “chattel paper”, “goods”, “instruments”, “intangibles”, “proceeds”, “securities”, “investment property”, “document of title”, “inventory”, “equipment” and “fixtures”, as and when used in the description of Collateral located in Canada shall have the meanings given to such terms in the PPSA. To the extent the definition of any category or type of collateral is expanded by any amendment, modification or revision to the PPSA, such expanded definition will apply automatically as of the date of such amendment, modification or revision. For purposes of any Collateral located in the Province of Quebec or

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charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of the other Loan Documents may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “Agent” or “agent” shall be deemed to include a “mandatary and/or a hypothecary representative”. In this Agreement, (i) any term defined in this Agreement by reference to the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian Laws (including, without limitation, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent, (ii) all references in this Agreement to “Article 8 of the Code” or “Article 8 of the Uniform Commercial Code” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act (British Columbia) and the Securities Transfer Act (British Columbia), as applicable), (iii) all references in this Agreement to the United States Copyright Office or the United States Patent and Trademark Office shall be deemed to refer also to the Canadian Intellectual Property Office, (iv) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, (v) all references to the United States of America, or to any subdivision, department, agency or instrumentality thereof shall be deemed to refer also to Canada, or to any subdivision, department, agency or instrumentality thereof, (vi) all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada, (vii) all references to “state or federal bankruptcy laws” shall be deemed to refer also to any insolvency proceeding occurring in Canada or under Canadian law.
1.3Accounting Principles; Changes in GAAP. Except as otherwise provided in this Agreement, all computations and determinations as to accounting or financial matters and all financial statements to be delivered pursuant to this Agreement shall be made and prepared in accordance with GAAP (including principles of consolidation where appropriate). All accounting or financial terms shall have the meanings ascribed to such terms by GAAP; provided, however, that all accounting terms used in Section 8.2 [Negative Covenants] (and all defined terms used in the definition of any accounting term used in Section 8.2) shall have the meaning given to such terms (and defined terms) under GAAP as in effect on the date hereof applied on a basis consistent with those used in preparing Statements referred to in Section 6.1.6(i) [Historical Statements]. Notwithstanding the foregoing, if the Company notifies the Administrative Agent in writing that the Borrowers wish to amend any financial covenant in Section 8.2.13 [Maximum Gross Leverage Ratio] or Section 8.2.14 [Minimum Consolidated Fixed Charge Coverage Ratio] of this Agreement, any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any change in GAAP occurring after the Closing Date on the operation of such financial covenants and/or interest, Letter of Credit Fee or Commitment Fee determinations (or if the Administrative Agent notifies the Company, on behalf of the Borrowers, in writing that the Required Lenders wish to amend any financial covenant in Section 8.2.13 [Maximum Gross Leverage Ratio] or Section 8.2.14 [Minimum Consolidated Fixed

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Charge Coverage Ratio], any related definition and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations to eliminate the effect of any such change in GAAP), then the Administrative Agent, the Lenders and the Company, on behalf of the Borrowers, shall negotiate in good faith to amend such ratios or requirements to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, the Loan Parties' compliance with such covenants and/or the definition of the term Leverage Ratio for purposes of interest, Letter of Credit Fee and Commitment Fee determinations shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenants or definitions are amended in a manner satisfactory to the Borrowers and the Required Lenders, and the Loan Parties shall provide to the Administrative Agent, when they delivers their financial statements pursuant to Section 8.3.1 [Quarterly Financial Statements] and 8.3.2 [Annual Financial Statements] of this Agreement, such reconciliation statements as shall be reasonably requested by the Administrative Agent. Notwithstanding the foregoing or anything in this Agreement to the contrary, whenever in this Agreement it is necessary to determine whether a lease is a capital lease or an operating lease, such determination shall be made on the basis of GAAP as in effect in the Statements provided pursuant to Section 6.1.6 (provided that, in light of the recent change in GAAP affecting the treatment of capital leases and operating leases, all financial statements delivered to the Administrative Agent in accordance with the terms of this Agreement shall, to the extent required by the Administrative Agent, be accompanied by a schedule showing the adjustments necessary to reconcile such financial statements with GAAP as in effect immediately prior to such accounting change).
1.4Benchmark Replacement Notification. Section 4.8 [Benchmark Replacement Setting] of this Agreement provides a mechanism for determining an alternative rate of interest in the event that any Benchmark, for any applicable Currency, is no longer available or in certain other circumstances. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of or calculation of, or any other matter related to, any Benchmark, for any applicable Currency, or any component definition thereof or rates referred to in the definition thereof, or any alternative or successor rate thereto, or replacement rate therefor (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, such Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of any Benchmark for any applicable Currency, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers or any other person or entity. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.
1.5Exchange Rates; Currency Equivalents.
(a)The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Equivalent amounts of Loans and Letters of Credit denominated in

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Alternative Currencies. Such Dollar Equivalent shall become effective as of the Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.
(b)Wherever in this Agreement in connection with the initial advance, or the conversion, continuation or prepayment, of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (the resulting quotient rounded upwards, at the Administrative Agent’s discretion, to the nearest 1/100 of 1%), as determined by the Administrative Agent or the Issuing Lender, as the case may be. All financial statements and Compliance Certificates shall be set forth in Dollars. For purposes of preparing financial statements, calculating financial covenants, and determining compliance with covenants expressed in Dollars, Alternative Currencies shall be converted into Dollars in accordance with GAAP.
2. REVOLVING CREDIT AND SWING LOAN FACILITIES
2.1Revolving Credit Commitments.
2.1.1Revolving Credit Loans. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Revolving Credit Loans in either Dollars or one or more Alternative Currencies to the Borrowers at any time or from time to time on or after the date hereof to the Expiration Date; provided that after giving effect to each such Loan (i) the aggregate Dollar Equivalent amount of Revolving Credit Loans from such Lender shall not exceed such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the Letter of Credit Obligations and the outstanding Swing Loans, (ii) the Revolving Facility Usage shall not exceed the aggregate Revolving Credit Commitments of the Lenders, (iii) no Revolving Credit Loan to which the Base Rate Option applies shall be made in an Alternative Currency and (iv) the aggregate Dollar Equivalent amount of Revolving Credit Loans made to Foreign Borrowers shall not exceed the Alternative Currency Loan Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.1. Revolving Credit Loans may be Daily Rate Loans or Term Rate Loans, as further provided herein.
2.1.2Swing Loan Commitments. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, and in order to facilitate loans and repayments between Settlement Dates, the applicable Swing Loan Lender may, at its option, cancelable at any time for any reason whatsoever, make swing loans in Dollars (the " Swing Loans") to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal amount up to but not in excess of $20,000,000 (the "Swing Loan Commitment"); provided that after giving effect to each such Loan, the Revolving Facility Usage shall not exceed the Revolving Credit Commitments; and provided further that a Swing Loan shall not be made if the proceeds thereof would be used to repay, in whole or in part, any outstanding Swing Loan. Within such limits of time and amount

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and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.2.
2.1.3Alternative Currency Sublimit. Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, PNC or any other Lender may, at its option, cancelable at any time for any reason whatsoever, make Revolving Credit Loans in an Alternative Currency to the Borrowers at any time or from time to time after the date hereof to, but not including, the Expiration Date, in an aggregate principal Dollar Equivalent amount not to exceed the Alternative Currency Sublimit, provided that after giving effect to each such Loan (a) the Revolving Facility Usage shall not exceed the Revolving Credit Commitments, and (b) the sum of all Alternative Currency Loans shall not exceed the Alternative Currency Sublimit. Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrowers may borrow, repay and reborrow pursuant to this Section 2.1.3.
2.1.4Termination or Reduction of Revolving Credit Commitments. The Company shall have the right, upon not less than three (3) Business Days' notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the aggregate amount of the Revolving Credit Commitments (ratably among the Lenders in proportion to their Ratable Shares); provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Revolving Facility Usage would exceed the aggregate Revolving Credit Commitments of the Lenders. Any such reduction shall be in an amount equal to $10,000,000 or any greater multiple of $5,000,000, and shall reduce permanently the Revolving Credit Commitments then in effect. Any such reduction or termination shall be accompanied by prepayment of the Revolving Credit Notes, together with outstanding Commitment Fees, and the full amount of interest accrued on the principal sum to be prepaid (and all amounts referred to in Section 5.10 [Indemnity] hereof) to the extent necessary to cause the aggregate Revolving Facility Usage after giving effect to such prepayments to be equal to or less than the Revolving Credit Commitments as so reduced or terminated. Any notice to reduce the Revolving Credit Commitments under this Section 2.1.4 shall be irrevocable.
2.2Nature of Lenders' Obligations with Respect to Revolving Credit Loans. Each Lender shall be obligated to participate in each request for Revolving Credit Loans pursuant to Section 2.4 [Loan Requests; Swing Loan Requests] in accordance with its Ratable Share. The aggregate Dollar Equivalent of each Lender's Revolving Credit Loans outstanding hereunder to the Borrowers at any time shall never exceed its Revolving Credit Commitment minus its Ratable Share of the outstanding Swing Loans, the outstanding Alternative Currency Loans and Letter of Credit Obligations. The obligations of each Lender hereunder are several. The failure of any Lender to perform its obligations hereunder shall not affect the Obligations of the Borrowers to any other party nor shall any other party be liable for the failure of such Lender to perform its obligations hereunder. The Lenders shall have no obligation to make Revolving Credit Loans hereunder on or after the Expiration Date.
2.3Commitment Fees. Accruing from the date hereof until the Expiration Date, the Borrowers agree to pay to the Administrative Agent for the account of each Lender according to its Ratable Share, a nonrefundable commitment fee (the "Commitment Fee") equal to the Applicable Commitment Fee Rate (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) multiplied by the average daily difference between the amount of (i) such Lender's Revolving Credit Commitment (for purposes of this computation, each Swing Loan Lender’s Swing Loans shall be deemed to be borrowed amounts under its Revolving Credit Commitment) and (ii) the Revolving Facility Usage; provided, however, that any Commitment Fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid

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at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrowers prior to such time; and provided further that no Commitment Fee shall accrue with respect to the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Subject to the proviso in the directly preceding sentence, all Commitment Fees shall be payable in arrears on each Payment Date.
2.4Loan Requests; Conversions and Renewals; Swing Loan Requests.
2.4.1Loan Requests. Except as otherwise provided herein, the Borrower Agent, on behalf of itself or a Borrower identified in the Loan Request (as hereinafter defined), may from time to time prior to the Expiration Date request the Lenders to make Revolving Credit Loans, or renew or convert the Interest Rate Option applicable to existing Revolving Credit Loans pursuant to Section 4.2 [Interest Periods], by delivering to the Administrative Agent, (i) not later than 1:00 p.m.:
        (i)    three (3) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans in Dollars to which the Term SOFR Rate Option applies or the conversion to or the renewal of such Interest Rate Option for any Loans in Dollars;
        (ii)     four (4) Business Days prior to the proposed Borrowing Date with respect to the making of Revolving Credit Loans denominated in Alternative Currencies to which the Daily Simple RFR Option applies; and/or
(iii)     not later than 11:00 a.m., the same Business Day of the proposed Borrowing Date with respect to the making of a Revolving Credit Loan to which the Base Rate Option applies or the last day of the preceding Interest Period with respect to the conversion to the Base Rate Option for any Revolving Credit Loan,
(iv)of a duly completed request therefor substantially in the form of Exhibit 2.4.1 or a request by telephone immediately confirmed in writing by letter, facsimile or e-mail (in “pdf”, “tif” or similar format) in such form (each, a "Loan Request"), it being understood that the Administrative Agent may rely on the authority of any individual making such a telephonic request without the necessity of receipt of such written confirmation. Each Loan Request shall be irrevocable and shall specify (i) the Currency, the Type, aggregate amount of the proposed Loans comprising each Borrowing Tranche, and, if applicable, the Interest Period, which amount shall be in (x) integral multiples of $250,000 (or the Dollar Equivalent thereof) and not less than $1,000,000 (or the Dollar Equivalent thereof) for each Borrowing Tranche under a Term Rate Loan Option, and (y) integral multiples of $100,000 and not less than $500,000 for each Borrowing Tranche under the Base Rate Option or the Daily Simple RFR Option.
2.4.2Swing Loan Requests. Except as otherwise provided herein, the Borrower Agent, on behalf of itself or a Borrower identified in the Swing Loan Request (as hereinafter defined), may from time to time prior to the Expiration Date request the applicable Swing Loan Lender to make Swing Loans in Dollars by delivery to the applicable Swing Loan Lender not later than 2:00 p.m. on the proposed Borrowing Date of a duly completed request therefor substantially in the form of Exhibit 2.4.2 hereto or a request by telephone immediately confirmed in writing by letter, facsimile or e-mail (each, a "Swing Loan Request"), it being understood that each Swing Loan Lender may rely on the authority of any individual making such a

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telephonic request without the necessity of receipt of such written confirmation. Each Swing Loan Request shall be irrevocable and shall specify the proposed Borrowing Date and the principal amount of such Swing Loan, which shall be not less than $100,000.
2.5Making Revolving Credit Loans and Swing Loans; Presumptions by the Administrative Agent; Repayment of Revolving Credit Loans; Borrowings to Repay Swing Loans.
2.5.1Making Revolving Credit Loans. The Administrative Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], notify the Lenders of its receipt of such Loan Request specifying the information provided by the Borrowers, including the currency in which the Revolving Credit Loan is requested and the apportionment among the Lenders of the requested Revolving Credit Loans as determined by the Administrative Agent in accordance with Section 2.2 [Nature of Lenders' Obligations with Respect to Revolving Credit Loans]. Each Lender shall remit the principal amount of each Revolving Credit Loan in the requested Currency (in the case of Alternative Currency Loans, in Dollars if so requested by the Administrative Agent) to the Administrative Agent such that the Administrative Agent is able to, and the Administrative Agent shall, to the extent the Lenders have made funds available to it for such purpose and subject to Section 7.2 [Each Loan or Letter of Credit], fund such Revolving Credit Loans to the Borrowers in Same Day Funds at the Principal Office prior to 2:00 p.m., on the applicable Borrowing Date; provided that if any Lender fails to remit such funds to the Administrative Agent in a timely manner, the Administrative Agent may elect in its sole discretion to fund with its own funds, the Revolving Credit Loans of such Lender on such Borrowing Date, and such Lender shall be subject to the repayment obligation in Section 2.5.2 [Presumptions by the Administrative Agent].
2.5.2Presumptions by the Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Loan that such Lender will not make available to the Administrative Agent such Lender's share of such Loan, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.5.1 [Making Revolving Credit Loans] and may, in reliance upon such assumption, make available to the Borrowers a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Loan available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in the appropriate Currency with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by the Borrowers, the interest rate applicable to Loans under the Base Rate Option or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays its share of the applicable Loan to the Administrative Agent, then the amount so paid shall constitute such Lender's Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
2.5.3Making Swing Loans. So long as the applicable Swing Loan Lender elects to make Swing Loans, such Swing Loan Lender shall, after receipt by it of a Swing Loan Request pursuant to Section 2.4.2 [Swing Loan Requests] fund such Swing Loan to the

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Borrowers in U.S. Dollars in immediately available funds at the Principal Office prior to 4:00 p.m. on the Borrowing Date.
2.5.4Repayment of Revolving Credit Loans. Subject to the limitations set forth in Section 12.14 [Foreign Loan Parties] and to the extent not previously paid, the Borrowers, jointly and severally, shall repay in full the outstanding principal amount of the Revolving Credit Loans together with all outstanding interest thereon and all fees and other amounts owing under any of the Loan Documents relating thereto on the Expiration Date or upon the earlier termination of the Revolving Credit Commitments in connection with the terms of this Agreement.
2.5.5Borrowings to Repay Swing Loans. Each Swing Loan Lender may, at its option, exercisable at any time for any reason whatsoever, demand repayment of the Swing Loans, and each Lender shall make a Revolving Credit Loan in an amount equal to such Lender's Ratable Share of the aggregate principal amount of the outstanding Swing Loans, plus, if such Swing Loan Lender so requests, accrued interest thereon, provided that no Lender shall be obligated in any event to make Revolving Credit Loans in excess of its Revolving Credit Commitment minus its Ratable Share of Letter of Credit Obligations (to the extent applicable, calculated in Dollar Equivalents). Revolving Credit Loans made pursuant to the preceding sentence shall bear interest at the Base Rate Option and shall be deemed to have been properly requested in accordance with Section 2.4.1 [Loan Requests] without regard to any of the requirements of that provision. Such Swing Loan Lender shall provide notice to the Administrative Agent and the Administrative Agent shall then promptly provide notice to the Lenders (which may be telephonic or written notice by letter, facsimile or e-mail) that such Revolving Credit Loans are to be made under this Section 2.5.5 and of the apportionment among the Lenders, and the Lenders shall be unconditionally obligated to fund such Revolving Credit Loans (whether or not the conditions specified in Section 2.4.1 [Loan Requests] are then satisfied) by the time such Swing Loan Lender so requests, which shall not be earlier than 3:00 p.m. on the Business Day next after the date the Lenders receive such notice from the Administrative Agent.
2.5.6Swing Loans Under Cash Management Agreements. In addition to making Swing Loans pursuant to the foregoing provisions of Section 2.5.3 [Making Swing Loans], without the requirement for a specific request from the Borrowers pursuant to Section 2.4.2 [Swing Loan Requests], the applicable Swing Loan Lender may make Swing Loans to the Borrowers in accordance with the provisions of the agreements between the Company and such Swing Loan Lender relating to the Company's deposit, sweep and other accounts at such Swing Loan Lender and related arrangements and agreements regarding the management and investment of the Company's cash assets as in effect from time to time (the "Cash Management Agreements") to the extent of the daily aggregate net negative balance in the Company's accounts which are subject to the provisions of the Cash Management Agreements. Swing Loans made pursuant to this Section 2.5.6 in accordance with the provisions of the Cash Management Agreements shall (i) be subject to the limitations as to aggregate amount set forth in Section 2.1.2 [Swing Loan Commitment], (ii) not be subject to the limitations as to individual amount set forth in Section 2.4.2 [Swing Loan Requests], (iii) be payable by the Borrowers, both as to principal and interest, at the rates and times set forth in the Cash Management Agreements (but in no event later than the Expiration Date), (iv) not be made at any time after such Swing Loan Lender has received written notice of the occurrence of an Event of Default and so long as such shall continue to exist, or, unless consented to by the Required Lenders, a Potential Default and so long as such shall continue to exist, (v) if not repaid by the Borrowers in accordance with the provisions of the Cash Management Agreements, be subject to each Lender's obligation pursuant to Section 2.5.5 [Borrowings to Repay Swing Loans], and (vi) except as provided in the foregoing subsections (i) through (v), be subject to all of the terms and conditions of this Article 2. The Borrowers acknowledge and agree that each Borrower

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materially benefits from the arrangements made pursuant to Section 2.5.6 and the Cash Management Agreements, and each Borrower shall be jointly and severally liable, subject to Section 12.14 [Foreign Loan Parties], for all Obligations, including without limitation, those arising from the operation of this Section.
2.6Notes. The Obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans and Swing Loans made to it by each Lender, together with interest thereon, shall be evidenced by a revolving credit Note and a swing Note, dated the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement or the Commitment of any Lender is increased) payable to the order of such Lender in a face amount equal to the Revolving Credit Commitment or Swing Loan Commitment, as applicable, of such Lender.
2.7Use of Proceeds. The proceeds of the Loans shall be used (i) to refinance existing indebtedness for borrowed money, (ii) to finance working capital and capital expenditures; (iii) to make Permitted Acquisitions, and (iv) for general corporate purposes including, but not limited to dividends and Company stock purchases as permitted under Section 8.2.5 [Dividends and Related Distributions] (including the payment of fees and expenses related to the foregoing permitted purposes).
2.8Letter of Credit Subfacility.
2.8.1Issuance of Letters of Credit. Each of the Borrowers may at any time prior to the Expiration Date request the issuance of a standby letter of credit (a "Standby Letter of Credit") or Commercial Letter of Credit (each a "Letter of Credit") which may be denominated in either Dollars or any Alternative Currency for the account of itself, another Loan Party, or a Subsidiary of a Loan Party (whether or not any such Subsidiary is a Loan Party), or the amendment or extension of an existing Letter of Credit, by delivering or having such other Loan Party deliver to the applicable Issuing Lender (with a copy to the Administrative Agent) a completed application and agreement for letters of credit, or request for such amendment or extension, as applicable, in such form as such Issuing Lender may specify from time to time by no later than 10:00 a.m. at least five (5) Business Days, or such shorter period as may be agreed to by the Issuing Lender, in advance of the proposed date of issuance. The Loan Parties shall authorize and direct the applicable Issuing Lender to name a Borrower, a Loan Party or a Subsidiary of a Loan Party as the "Applicant" or "Account Party" of each Letter of Credit. Promptly after receipt of any letter of credit application, such Issuing Lender shall confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit application and if not, such Issuing Lender will provide Administrative Agent with a copy thereof. Unless such Issuing Lender has received notice from any Lender, Administrative Agent or any Loan Party, at least one day prior to the requested date of issuance, amendment or extension of the applicable Letter of Credit, that one or more applicable conditions in Article 7 [Conditions of Lending and Issuance of Letters of Credit] is not satisfied, then, subject to the terms and conditions hereof and in reliance on the agreements of the other Lenders set forth in this Section 2.8, such Issuing Lender or any of such Issuing Lender's Affiliates will issue a Letter of Credit or agree to such amendment or extension, provided that each Letter of Credit shall: (A) have a maximum maturity of three (3) years from the date of issuance (provided that such Letter of Credit may include an automatic renewal provision which provides for an automatic renewal of such Letter of Credit for a period not longer than twelve (12) months); and (B) in no event expire later than the date which is 364 days after the Expiration Date and provided further that in no event shall: (i) the Dollar Equivalent of the Letter of Credit Obligations exceed, at any one time, $30,000,000 (the "Letter of Credit Sublimit"); or (ii) the Revolving Facility Usage exceed, at any one time, the Revolving Credit Commitments, or (iii) the Revolving Facility Usage denominated in Alternative Currencies exceed, at any one time, the Alternative Currency Sublimit. Each request by the Borrowers for

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the issuance, amendment or extension of a Letter of Credit shall be deemed to be a representation by the Borrowers that they shall be in compliance with the preceding sentence and with Article 7 [Conditions of Lending and Issuance of Letters of Credit] after giving effect to the requested issuance, amendment or extension of such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to the beneficiary thereof, the applicable Issuing Lender will also deliver to Borrowers and Administrative Agent a true and complete copy of such Letter of Credit or amendment. All letters of credit which are identified on Schedule 2.8.1 hereto, which shall consist of all letters of credit outstanding on the Closing Date, shall be deemed to have been issued under this Agreement and shall constitute Letters of Credit, regardless of which Person is the applicant thereunder.
Upon the request of Administrative Agent, (i) if any Issuing Lender has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in a Letter of Credit Borrowing, or (ii) if, on the Expiration Date, any Letter of Credit Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all Letter of Credit Obligations. Borrower hereby grants to Administrative Agent, for the benefit of each Issuing Lender and the Lenders, a security interest in all cash collateral pledged pursuant to this Section or otherwise under this Agreement.
2.8.2Letter of Credit Fees. The Borrowers shall pay (i) to the Administrative Agent for the ratable account of the Lenders a fee (the "Letter of Credit Fee") equal to the Applicable Letter of Credit Fee Rate, and (ii) to such Issuing Lender for its own account a fronting fee equal to 0.125% per annum (in each case computed on the basis of a year of 360 days and actual days elapsed), which fees shall be computed on the Dollar Equivalent of the daily average Letter of Credit Obligations and shall be payable quarterly in arrears on each Payment Date following issuance of each Letter of Credit. The Borrowers shall also pay to the applicable Issuing Lender for such Issuing Lender's sole account, such Issuing Lender's then in effect customary fees and administrative expenses payable with respect to the Letters of Credit as such Issuing Lender may generally charge or incur from time to time in connection with the issuance, maintenance, amendment (if any), assignment or transfer (if any), negotiation, and administration of Letters of Credit.
2.8.3Disbursements, Reimbursement. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such Issuing Lender a participation in such Letter of Credit and each drawing thereunder in a Dollar Equivalent amount equal to such Lender's Ratable Share of the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively.
2.8.3.1In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the applicable Issuing Lender will promptly notify the Borrowers and the Administrative Agent thereof. Provided that it shall have received such notice, the Borrowers shall reimburse (such obligation to reimburse the Issuing Lenders shall sometimes be referred to as a "Reimbursement Obligation") such Issuing Lender prior to 12:00 p.m. on each date that an amount is paid by such Issuing Lender under any Letter of Credit (each such date, a "Drawing Date") by paying to the Administrative Agent for the account of such Issuing Lender an amount equal to the amount so paid by the Issuing Lender, in the same currency as paid, unless otherwise required by the Administrative Agent or the Issuing Lender. In the event the Borrowers fail to reimburse such Issuing Lender (either directly or through the Administrative Agent) for the full amount of any drawing under any Letter of Credit by 12:00 p.m. on the Drawing Date, the Administrative Agent will promptly notify each Lender thereof, and the Borrowers shall be deemed to have requested that Revolving Credit Loans be made in a

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Dollar Equivalent amount of such Reimbursement Obligations by the Lenders under the Base Rate Option to be disbursed on the Drawing Date under such Letter of Credit, subject to the amount of the unutilized portion of the Revolving Credit Commitment and subject to the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements. Any notice given by the Administrative Agent or Issuing Lender pursuant to this Section 2.8.3.1 may be oral if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
2.8.3.2Each Lender shall upon any notice pursuant to Section 2.8.3.1 make available to the Administrative Agent for the account of such Issuing Lender an amount in Dollars in immediately available funds equal to its Ratable Share of the Dollar Equivalent amount of the drawing (and if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by such Issuing Lender in such Alternative Currency on the Drawing Date thereof), whereupon the Lenders shall (subject to Section 2.8.3 [Disbursement; Reimbursement]) each be deemed to have made a Revolving Credit Loan in Dollars under the Base Rate Option to the Borrowers in that amount. If any Lender so notified fails to make available to the Administrative Agent for the account of such Issuing Lender the amount of such Lender's Ratable Share of such amount by no later than 2:00 p.m. on the Drawing Date, then interest shall accrue on such Lender's obligation to make such payment, from the Drawing Date to the date on which such Lender makes such payment (i) at a rate per annum equal to the Overnight Bank Funding Rate during the first three (3) days following the Drawing Date and (ii) at a rate per annum equal to the rate applicable to Loans under the Revolving Credit Base Rate Option on and after the fourth day following the Drawing Date. The failure of any Lender to make available to the Administrative Agent for the account of such Issuing Lender its Ratable Share of the Dollar Equivalent amount of the drawing shall not relieve any other Lender of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender its Ratable Share of the Dollar Equivalent amount of the drawing; provided that no Lender shall be responsible for the failure of any other Lender to make available to the Administrative Agent its Ratable Share of the Dollar Equivalent amount of the drawing. The Administrative Agent and such Issuing Lender will promptly give notice (as described in Section 2.8.3.1 above) of the occurrence of the Drawing Date, but failure of the Administrative Agent or such Issuing Lender to give any such notice on the Drawing Date or in sufficient time to enable any Lender to effect such payment on such Drawing Date shall not relieve such Lender from its obligation under this Section 2.8.3.2.
2.8.3.3With respect to any unreimbursed drawing that is not converted into Revolving Credit Loans in Dollars under the Base Rate Option to the Borrowers in whole or in part as contemplated by Section 2.8.3.1, because of the Borrowers' failure to satisfy the conditions set forth in Section 7.2 [Each Loan or Letter of Credit] other than any notice requirements, or for any other reason, the Borrowers shall be deemed to have incurred from such Issuing Lender a borrowing (each a "Letter of Credit Borrowing") in Dollars in the amount of such drawing (and, if the Letter of Credit was denominated in an Alternative Currency, in the Dollar Equivalent amount to the amount paid by such Issuing Lender in such Alternative Currency on the Drawing Date thereof). Such Letter of Credit Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate per annum applicable to the Revolving Credit Loans under the Base Rate Option. Each Lender's payment to the Administrative Agent for the account of such Issuing Lender pursuant to Section 2.8.3 [Disbursements, Reimbursement] shall be deemed to be a payment in respect of its participation in such Letter of Credit Borrowing (each a "Participation Advance") from such Lender in satisfaction of its participation obligation under this Section 2.8.3.

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2.8.4Repayment of Participation Advances.
2.8.4.1Upon (and only upon) receipt by the Administrative Agent for the account of such Issuing Lender of immediately available funds from the Borrowers (i) in reimbursement of any payment made by such Issuing Lender under the Letter of Credit with respect to which any Lender has made a Participation Advance to the Administrative Agent, or (ii) in payment of interest on such a payment made by such Issuing Lender under such a Letter of Credit, the Administrative Agent on behalf of such Issuing Lender will pay to each Lender, in the same funds as those received by the Administrative Agent, the amount of such Lender's Ratable Share of such funds, except the Administrative Agent shall retain for the account of such Issuing Lender the amount of the Ratable Share of such funds of any Lender that did not make a Participation Advance in respect of such payment by the Issuing Lender.
2.8.4.2If the Administrative Agent is required at any time to return to any Loan Party, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of any payment made by any Loan Party to the Administrative Agent for the account of such Issuing Lender pursuant to this Section in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Administrative Agent, forthwith return to the Administrative Agent for the account of such Issuing Lender the amount of its Ratable Share of any amounts so returned by the Administrative Agent plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Administrative Agent, at a rate per annum equal to the Overnight Bank Funding Rate in effect from time to time, in the applicable Currency of such payment.
2.8.5Documentation. Each Loan Party agrees to be bound by the terms of the Issuing Lender's application and agreement for letters of credit and the Issuing Lender's written regulations and customary practices relating to letters of credit, though such interpretation may be different from such Loan Party's own. In the event of a conflict between such application or agreement and this Agreement, this Agreement shall govern. It is understood and agreed that, except in the case of gross negligence or willful misconduct, such Issuing Lender shall not be liable for any error, negligence and/or mistakes, whether of omission or commission, in following any Loan Party's instructions or those contained in the Letters of Credit or any modifications, amendments or supplements thereto.
2.8.6Determinations to Honor Drawing Requests. In determining whether to honor any request for drawing under any Letter of Credit by the beneficiary thereof, such Issuing Lender shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.
2.8.7Nature of Participation and Reimbursement Obligations. Each Lender's obligation in accordance with this Agreement to make the Revolving Credit Loans or Participation Advances, as contemplated by Section 2.8.3 [Disbursements, Reimbursement], as a result of a drawing under a Letter of Credit issued in accordance with the terms of this Agreement, and the Obligations of the Borrowers to reimburse such Issuing Lender upon a draw under such Letter of Credit, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Section 2.8 under all circumstances, including the following circumstances:
(i)any set-off, counterclaim, recoupment, defense or other right which such Lender may have against such Issuing Lender or any of its Affiliates, the Borrowers or any other Person for any reason whatsoever, or which any Loan Party may have against such Issuing Lender or any of its Affiliates, any Lender or any other Person for any reason whatsoever;

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(ii)the failure of any Loan Party or any other Person to comply, in connection with a Letter of Credit Borrowing, with the conditions set forth in Sections 2.1 [Revolving Credit Commitments], 2.4 [Revolving Credit Loan Requests; Swing Loan Requests], 2.5 [Making Revolving Credit Loans and Swing Loans; Etc.] or 7.2 [Each Loan or Letter of Credit] or as otherwise set forth in this Agreement for the making of a Revolving Credit Loan, it being acknowledged that such conditions are not required for the making of a Letter of Credit Borrowing and the obligation of the Lenders to make Participation Advances under Section 2.8.3 [Disbursements, Reimbursement];
(iii)any lack of validity or enforceability of any Letter of Credit;
(iv)any claim of breach of warranty that might be made by any Loan Party or any Lender against any beneficiary of a Letter of Credit, or the existence of any claim, set-off, recoupment, counterclaim, crossclaim, defense or other right which any Loan Party or any Lender may have at any time against a beneficiary, successor beneficiary any transferee or assignee of any Letter of Credit or the proceeds thereof (or any Persons for whom any such transferee may be acting), such Issuing Lender or its Affiliates or any Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Loan Party or Subsidiaries of a Loan Party and the beneficiary for which any Letter of Credit was procured);
(v)the lack of power or authority of any signer of (or any defect in or forgery of any signature or endorsement on) or the form of or lack of validity, sufficiency, accuracy, enforceability or genuineness of any draft, demand, instrument, certificate or other document presented under or in connection with any Letter of Credit, or any fraud or alleged fraud in connection with any Letter of Credit, or the transport of any property or provision of services relating to a Letter of Credit, in each case even if such Issuing Lender or any of its Affiliates has been notified thereof;
(vi)payment by such Issuing Lender or any of its Affiliates under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;
(vii)the solvency of, or any acts or omissions by, any beneficiary of any Letter of Credit, or any other Person having a role in any transaction or obligation relating to a Letter of Credit, or the existence, nature, quality, quantity, condition, value or other characteristic of any property or services relating to a Letter of Credit;
(viii)any failure by such Issuing Lender or any of its Affiliates to issue any Letter of Credit in the form requested by any Loan Party, unless such Issuing Lender has received written notice from such Loan Party of such failure within three Business Days after such Issuing Lender shall have furnished such Loan Party and the Administrative Agent a copy of such Letter of Credit and such error is material and no drawing has been made thereon prior to receipt of such notice;
(ix)any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Loan Party or Subsidiaries of a Loan Party;
(x)any breach of this Agreement or any other Loan Document by any party thereto;
(xi)the occurrence or continuance of an Insolvency Proceeding with respect to any Loan Party;

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(xii)the fact that an Event of Default or a Potential Default shall have occurred and be continuing;
(xiii)the fact that the Expiration Date shall have passed or this Agreement or the Commitments hereunder shall have been terminated; and
(xiv)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; and
(xv)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrowers or any Subsidiary or in the relevant currency markets generally.
2.8.8Indemnity. Each Borrower hereby agrees to protect, indemnify, pay and save harmless each Issuing Lender and any of its Affiliates that has issued a Letter of Credit from and against any and all claims, demands, liabilities, damages, taxes, penalties, interest, judgments, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which such Issuing Lender or any of its Affiliates may incur or be subject to as a consequence, direct or indirect, of the issuance of any Letter of Credit, other than as a result of (A) the gross negligence or willful misconduct of such Issuing Lender as determined by a final non-appealable judgment of a court of competent jurisdiction or (B) the wrongful dishonor by such Issuing Lender or any of Issuing Lender's Affiliates of a proper demand for payment made under any Letter of Credit, except if such dishonor resulted from any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Official Body. To the extent such Issuing Lender is not indemnified by the Borrowers, the Lenders will reimburse and indemnify the Issuing Lender, in proportion to their respective Ratable Shares, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature that may be imposed on, asserted against, or incurred by such Issuing Lender in performing its respective duties in any way related to or arising out of the Letter(s) of Credit issued by the Issuing Lender; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Issuing Lender or an Affiliate of the Issuing Lender.
2.8.9Liability for Acts and Omissions. As between any Loan Party and any Issuing Lender, or such Issuing Lender's Affiliates, such Loan Party assumes all risks of the acts and omissions of, or misuse of the Letters of Credit by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Lenders shall not be responsible for any of the following, including any losses or damages to any Loan Party or other Person or property relating therefrom: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for an issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged (even if such Issuing Lender or its Affiliates shall have been notified thereof); (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) the failure of the beneficiary of any such Letter of Credit, or any other party to which such Letter of Credit may be transferred, to comply fully with any conditions required in order to draw upon such Letter of Credit or any other claim of any Loan Party against any beneficiary of such Letter of Credit, or any such transferee, or any dispute between or among any Loan Party and any beneficiary of any Letter of Credit or any such transferee; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, e-mail or otherwise, whether or not they be in cipher;

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(v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of such Issuing Lender or its Affiliates, as applicable, including any act or omission of any Official Body, and none of the above shall affect or impair, or prevent the vesting of, any of the Issuing Lender's or its Affiliates rights or powers hereunder. Nothing in the preceding sentence shall relieve the Issuing Lenders from liability for such Issuing Lender's gross negligence or willful misconduct in connection with actions or omissions described in such clauses (i) through (viii) of such sentence. In no event shall any Issuing Lender or its Affiliates be liable to any Loan Party for any indirect, consequential, incidental, punitive, exemplary or special damages or expenses (including without limitation attorneys' fees), or for any damages resulting from any change in the value of any property relating to a Letter of Credit.
Without limiting the generality of the foregoing, each Issuing Lender and each of its Affiliates (i) may rely on any oral or other communication believed in good faith by such Issuing Lender or such Affiliate to have been authorized or given by or on behalf of the applicant for a Letter of Credit, (ii) may honor any presentation if the documents presented appear on their face substantially to comply with the terms and conditions of the relevant Letter of Credit; (iii) may honor a previously dishonored presentation under a Letter of Credit, whether such dishonor was pursuant to a court order, to settle or compromise any claim of wrongful dishonor, or otherwise, and shall be entitled to reimbursement to the same extent as if such presentation had initially been honored, together with any interest paid by such Issuing Lender or its Affiliate; (iv) may honor any drawing that is payable upon presentation of a statement advising negotiation or payment, upon receipt of such statement (even if such statement indicates that a draft or other document is being delivered separately), and shall not be liable for any failure of any such draft or other document to arrive, or to conform in any way with the relevant Letter of Credit; (v) may pay any paying or negotiating bank claiming that it rightfully honored under the laws or practices of the place where such bank is located; and (vi) may settle or adjust any claim or demand made on such Issuing Lender or its Affiliate in any way related to any order issued at the applicant's request to an air carrier, a letter of guarantee or of indemnity issued to a carrier or any similar document (each an "Order") and honor any drawing in connection with any Letter of Credit that is the subject of such Order, notwithstanding that any drafts or other documents presented in connection with such Letter of Credit fail to conform in any way with such Letter of Credit.
In furtherance and extension and not in limitation of the specific provisions set forth above, any action taken or omitted by such Issuing Lender or its Affiliates under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such Issuing Lender or its Affiliates under any resulting liability to the Borrowers or any Lender.
2.8.10Issuing Lender Reporting Requirements. Any Issuing Lender other than PNC shall, on the first Business Day of each month, provide to Administrative Agent and Borrowers a schedule of the Letters of Credit issued by it, in form and substance satisfactory to Administrative Agent, showing the date of issuance of each Letter of Credit, the account party (if applicable), the original face amount (if any), and the expiration date of any Letter of Credit of

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such Lender outstanding at any time during the preceding month, and any other information relating to such Letters of Credit that the Administrative Agent may request.
2.9Reserved.
2.10Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as specified in the definition of Required Lenders.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 [Default] or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.2.3 [Set-off] shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Loan Lender hereunder; third, to Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 5.13; fourth, as the Borrower Agent may request (so long as no Potential Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Agent, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Lender’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 5.13; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Loan Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Loan Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Potential Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal

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amount of any Loans or Letter of Credit Borrowing in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions specified in Section 7.2 [Each Loan or Letter of Credit] were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowing owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swing Loans are held by the Lenders pro rata in accordance with the Commitments under the applicable Facility without giving effect to Section 2.10(a)(iv) [Reallocation of Participation to Reduce Fronting Exposure]. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.10(a)(ii) [Defaulting Lender Waterfall] shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees.
(1)No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(2)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 5.13.
(3)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swing Loan Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swing Loan Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swing Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Facility Usage of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 12.19 [Acknowledgement and Consent to Bail-In of Affected Financial Institutions], no reallocation hereunder shall constitute a waiver or release of any

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claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)    Cash Collateral, Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under Law, (x) first, prepay Swing Loans in an amount equal to the Swing Loan Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lender’s Fronting Exposure in accordance with the procedures specified in Section 5.13.
(b)    Defaulting Lender Cure. If the Borrower Agent, the Administrative Agent and each Swing Loan Lender and Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions specified therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable Facility (without giving effect to Section 2.10(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure], whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)    New Swing Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Loan Lenders shall not be required to fund any Swing Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Loan and (ii) no Issuing Lender shall be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
2.11Provisions Applicable to All Loans.
2.11.1Notes. The obligation of the Borrowers to repay the aggregate unpaid principal amount of the Revolving Credit Loans made to them by each Lender and Swing Loans made to them by the Swing Loan Lenders, together with interest thereon, shall be evidenced by a revolving credit Note or Swing Loan Note, as applicable, dated as of the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement or the Commitment of any Lender is increased), payable to the order of such Lender in a face amount equal to such Lender's Revolving Credit Commitment and payable to the order of each Swing Loan Lender in the face amount equal to the applicable Swing Loan Commitment. Upon request to the Administrative Agent made prior to the Closing Date (or, if later, the date such Lender becomes a Lender hereunder in accordance with this Agreement or the Commitment of

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any Lender is increased), any Lender may elect to evidence the aggregate unpaid principal amount of all Revolving Credit Loans made by it, and the Swing Loan Lenders may elect to evidence the aggregate unpaid principal amount of all Swing Loans made by it, through the maintenance in the ordinary course of business of accounts or records, which accounts or records shall be available to the Administrative Agent to review promptly upon request, in lieu of receipt of original Notes. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent with respect to such matters, the accounts and records of the Administrative Agent shall control absent manifest error.
2.11.2Joint and Several Obligations. Subject to any limitations expressly set forth in Section 12.14 [Foreign Loan Parties] with respect to Foreign Borrowers, all Obligations of the Borrowers are joint and several and on a solidarity basis.
3. RESERVED

4. INTEREST RATES
4.1Interest Rate Options. The Borrowers shall pay interest in respect of the outstanding unpaid principal amount of the Loans as selected by them from the applicable Interest Rate Options set forth below applicable to the Loans, it being understood that, subject to the provisions of this Agreement, all Revolving Credit Loans made as part of the same Borrowing Tranche shall be made to the same Borrower and shall consist of the same Interest Rate Option, and the same Interest Period shall apply to such Loans that are part of the same Borrowing Tranche; provided that the Borrowers may select different Interest Rate Options and different Interest Periods to apply simultaneously to the Loans comprising different Borrowing Tranches and may convert to or renew one or more Interest Rate Options with respect to all or any portion of the Loans comprising any Borrowing Tranche; provided further that there shall not be at any one time outstanding more than ten (10) Borrowing Tranches in the aggregate among all of the Loans and provided further that if an Event of Default or Potential Default exists and is continuing, the Borrowers may not request, convert to, or renew the Term Rate Loan Option or Daily Simple RFR Option for any Loans and the Required Lenders may demand that all existing Borrowing Tranches (i) denominated in Dollars bearing interest under the a Term Rate Loan Option shall be converted immediately to the Base Rate Option, and (ii) denominated in an Alternative Currency shall either (x) (A) in relation to Term Rate Loans, be converted immediately to the Base Rate Option denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the Interest Period therefor; and (B) in relation to Daily Rate Loans, be converted immediately to the Base Rate Option or (y) in relation to Term Rate Loans, be prepaid at the end of the applicable Interest Period in full, subject to the obligation of the Borrowers to pay any indemnity under Section 5.10 [Indemnity] in connection with such conversion. If at any time the designated rate applicable to any Loan made by any Lender exceeds such Lender's highest lawful rate, the rate of interest on such Lender's Loan shall be limited to such Lender's highest lawful rate. The applicable Base Rate, Term SOFR Rate or Daily Simple RFR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. Interest on the principal amount of each Loan made in an Alternative Currency shall be paid by the Borrowers in such Alternative Currency.
4.1.1Revolving Credit Interest Rate Options; Swing Line Interest Rate. Subject to Section 4.3 [Interest After Default], the Borrowers shall have the right to select from the following Interest Rate Options applicable to the Revolving Credit Loans:
(i)Revolving Credit Loan Term Rate Loan Options:

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(ii)(1)        Term SOFR Rate Option. In the case of Term SOFR Rate Loans denominated in Dollars, a rate per annum (computed on the basis of a year of 360 days and actual days elapsed) equal to the Term SOFR Rate as determined for each applicable Interest Period plus the Applicable Margin; or
(iii)(2)    reserved.
(iv)Revolving Credit Loan Daily Rate Loan Options:
(v)(1)    Base Rate Option. In the case of Base Rate Loans denominated in Dollars, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Base Rate plus the Applicable Margin, such interest rate to change automatically from time to time effective as of the effective date of each change in the Base Rate; or
(vi)(2)        Daily Simple RFR Option. In the case of Daily RFR Loans denominated in Sterling or Canadian Dollars, a fluctuating rate per annum (computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed) equal to the Daily Simple RFR for such Currency plus the Daily RFR Adjustment plus the Applicable Margin.
4.1.2Swing Loan Interest Rate Options. Subject to Section 4.3 [Interest After Default], (Swing Loans shall bear interest under the Base Rate Option applicable to Revolving Credit Loans or at such other interest rates as the applicable Swing Loan Lender and the Borrowers may agree to from time to time.
4.1.3Rate Quotations. The Borrowers may call the Administrative Agent on or before the date on which a Loan Request is to be delivered to receive an indication of the rates then in effect, but it is acknowledged that such projection shall not be binding on the Administrative Agent or the Lenders nor affect the rate of interest which thereafter is actually in effect when the election is made.
4.1.4Conforming Changes Relating to Term SOFR or Daily Simple RFR. With respect to the Term SOFR or Daily Simple RFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document; provided that, the Administrative Agent shall provide notice to the Borrower Agent and the Lenders of each such amendment implementing such Conforming Changes reasonably promptly after such amendment becomes effective.
4.2Interest Periods. At any time when the Borrowers shall select, convert to or renew a Term Rate Loan Option, the Borrowers shall notify the Administrative Agent thereof by delivering a Loan Request at least, for a Term SOFR Rate Option with respect to Revolving Credit Loans denominated in Dollars, three (3) Business Days prior to the effective date. The notice shall specify an Interest Period during which such Interest Rate Option shall apply. Notwithstanding the preceding sentence, the following provisions shall apply to any selection of, renewal of, or conversion to a Term Rate Loan Option:

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4.2.1Amount of Borrowing Tranche. Each Borrowing Tranche of Loans under the Term Rate Loan Option shall be in integral multiples of $250,000 and not less than $1,000,000; and
4.2.2Renewals. In the case of the renewal of a Term Rate Loan Option at the end of an Interest Period, the first day of the new Interest Period shall be the last day of the preceding Interest Period, without duplication in payment of interest for such day.
4.2.3No Conversion of Alternative Currency Loans. No Loan denominated in any Alternative Currency may be converted into a Loan with a different Interest Rate Option, or a Loan denominated in a different Currency.
4.3Interest After Default. To the extent permitted by Law, upon the occurrence of an Event of Default and until such time such Event of Default shall have been cured or waived, and at the discretion of the Administrative Agent or upon written demand (or as directed by the Required Lenders in their discretion) effective following notice to the Borrowers:
4.3.1Letter of Credit Fees, Interest Rate. The Letter of Credit Fees and the rate of interest for each Loan otherwise applicable pursuant to Section 2.8.2 [Letter of Credit Fees] or Section 4.1 [Interest Rate Options], respectively, shall be increased by 2.0% per annum;
4.3.2Other Obligations. Each other Obligation hereunder if not paid when due shall bear interest at a rate per annum equal to the sum of the rate of interest applicable under the Revolving Credit Base Rate Option plus an additional 2.0% per annum from the time such Obligation becomes due and payable and until it is paid in full; and
4.3.3Acknowledgment. The Borrowers acknowledge that the increase in rates referred to in this Section 4.3 reflects, among other things, the fact that such Loans or other amounts have become a substantially greater risk given their default status and that the Lenders are entitled to additional compensation for such risk; and all such interest shall be payable by Borrowers upon demand by Administrative Agent.
4.4Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available; Illegality; Benchmark Replacement Setting.
4.4.1Unascertainable; Increased Costs; Deposits Not Available. If at any time:
(i)the Administrative Agent shall have determined (which determination shall be conclusive and binding absent manifest error) that
(1)the Daily Simple RFR or Term SOFR Rate cannot be determined pursuant to the definition thereof; or
(2)with respect to any Loan denominated in an Alternative Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or
(ii)the Required Lenders have determined that for any reason in connection with any request for a Term SOFR Rate Loan or a conversion thereto or continuation thereof, the Term SOFR Rate does not adequately and fairly reflect the cost to such Lenders of funding, establishing or maintaining such Loans during the applicable Interest Period, or that the Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or

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maintaining any Loans, as applicable, and the Required Leners provided notice of such determination to the Administrative Agent,
(iii)then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.2Illegality. If at any time any Lender shall have determined or any Official Body shall have asserted, that the making, maintenance or funding of any Loan to which any Interest Rate Option applies, or the determination or charging of interest rates based upon any Interest Rate Option has been made impracticable or unlawful, by compliance by such Lender in good faith with any Law or any interpretation or application thereof by any Official Body or with any request or directive of any such Official Body (whether or not having the force of Law), or any Official Body has imposed material restrictions on the authority of such Lender to purchase, sell, or take deposits of any Currency in the applicable interbank market for the applicable Currency, then the Administrative Agent shall have the rights specified in Section 4.4.3 [Administrative Agent’s and Lender’s Rights].
4.4.3Administrative Agent's and Lender's Rights. In the case of any event specified in Section 4.4.1 [Unascertainable; Increased Costs; Deposits Not Available] above, the Administrative Agent shall promptly so notify the Lenders and the Borrowers thereof, and in the case of an event specified in Section 4.4.2 [Illegality] above, such Lender shall promptly so notify the Administrative Agent and endorse a certificate to such notice as to the specific circumstances of such notice, and the Administrative Agent shall promptly send copies of such notice and certificate to the other Lenders and the Borrowers.
            (i)    Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given), the obligation of (A) the Lenders, in the case of such notice given by the Administrative Agent, or (B) such Lender, in the case of such notice given by such Lender, to allow the Borrowers to select, convert to or renew a Loan under the affected Interest Rate Option in each such Currency shall be suspended (to the extent of the affected Interest Rate Option, or the applicable Interest Periods) until the Administrative Agent shall have later notified the Borrowers, or such Lender shall have later notified the Administrative Agent, of the Administrative Agent's or such Lender's, as the case may be, determination that the circumstances giving rise to such previous determination no longer exist.
            (ii)    If at any time the Administrative Agent makes a determination under Section 4.4.1 [Unascertainable; Increased Costs; Deposits Not Available] (a) if the Borrowers have previously notified the Administrative Agent of their selection of, conversion to or renewal of an affected Interest Rate Option and such Interest Rate Option has not yet gone into effect, such notification shall (i) with regard to any such pending request for Loans denominated in Dollars, be deemed to provide for selection of, conversion to or renewal of the Base Rate Option otherwise available with respect to such Loans in the amount specified therein and (ii) with regard to any such pending request for Loans denominated in an Alternative Currency, be deemed ineffective (in each case to the extent of the affected Interest Rate Option , or the applicable Interest Periods), (b) any outstanding affected Loans denominated in Dollars shall be deemed to have been converted into Base Rate Loans immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period, and (c) any outstanding affected Loans denominated in an Alternative Currency shall, at the Borrowers’ election, either be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar

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Equivalent of such Alternative Currency) immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period or prepaid in full immediately or, in the case of Term Rate Loans, at the end of the applicable Interest Period; provided, however that absent notice from the Borrowers of conversion or prepayment, such Loans shall automatically be converted to Base Rate Loans (in an amount equal to the Dollar Equivalent of such Alternative Currency).
            (iii)     If any Lender notifies the Administrative Agent of a determination under Section 4.4.2 [Illegality], the Borrowers shall, subject to the Borrowers' indemnification Obligations under Section 5.10 [Indemnity], as to any Loan of the Lender to which an affected Interest Rate Option applies, on the date specified in such notice either convert such Loan to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) or prepay such Loan in accordance with Section 5.6 [Voluntary Prepayments]. Absent due notice from the Borrowers of conversion or prepayment, such Loan shall automatically be converted to the Base Rate Option otherwise available with respect to such Loan (which shall be, with respect to Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) upon such specified date.
4.5Selection of Interest Rate Options. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans in Dollars under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], the Borrowers shall be deemed to have converted such Borrowing Tranche to the Base Rate Option, commencing upon the last day of the existing Interest Period. If the Borrowers fail to select a new Interest Period to apply to any Borrowing Tranche of Loans in an Alternative Currency under any Term Rate Loan Option at the expiration of an existing Interest Period applicable to such Borrowing Tranche in accordance with the provisions of Section 4.2 [Interest Periods], then, unless such Borrowing Tranche is repaid as provided herein, the Borrowers shall be deemed to have selected that such Borrowing Tranche shall automatically be continued under the applicable Term Rate Loan Option in its original Currency with an Interest Period of one (1) month at the end of such Interest Period. If the Borrowers provide any Loan Request related to a Loan at the Term SOFR Rate Option, but fails to identify an Interest Period therefor, such Loan Request shall be deemed to request an Interest Period of one (1) month. Any Loan Request that fails to select an Interest Rate Option shall be deemed to be a request for the Base Rate Option. If no election as to Currency is specified in the applicable Loan Request, then the requested Loans shall be made in Dollars.
4.6Interest Act (Canada) Disclosure. For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever any interest or any fee to be paid hereunder or in connection herewith is to be calculated on the basis of a 360-day year or any other period less than a full year, the yearly rate of interest to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or the number of days in such other period, as applicable. The rates of interest under this Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.
4.7Canadian Usury Provision. If any provision of this Agreement would oblige a Canadian Borrower to make any payment of interest or other amount payable to any Lender in an

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amount or calculated at a rate which would be prohibited by law or would result in a receipt by that Lender of "interest" at a "criminal rate" (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by that Lender of "interest" at a "criminal rate", such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows:
first, by reducing the amount or rate of interest; and
thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).
4.8Benchmark Replacement Setting.
(i)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section titled “Benchmark Replacement Setting”), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark for any Currency, then (A) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (B) if a Benchmark Replacement is determined in accordance with clause (2), (3), (4), (5) or (6) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice from Lenders comprising the Required Lenders of objection to (i) with respect to a Benchmark Replacement determined in accordance with clause (2), (3), (4) or (5) of the definition of “Benchmark Replacement”, the related Benchmark Replacement Adjustment and (ii) with respect to a Benchmark Replacement determined in accordance with clause (6) of the definition of “Benchmark Replacement”, such Benchmark Replacement.
(ii)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent may make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iii)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower Agent and the Lenders of (A) the implementation of any Benchmark Replacement, and (B) the effectiveness of any

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Conforming Changes in connection with the use, administration, adoption, or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower Agent of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (iv) below and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document except, in each case, as expressly required pursuant to this Section.
(iv)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate or based on a term rate and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor; and (B) if a tenor that was removed pursuant to clause (A) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(v)Benchmark Unavailability Period. Upon the Borrower Agent’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, the Borrower Agent may revoke any pending request for a Loan bearing interest based on or with reference to such Benchmark or conversion to or continuation of Loans bearing interest based on or with reference to the affected Benchmark to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan or conversion to Loans denominated in Dollars (in the case of Loans denominated in an Alternative Currency, in an amount equal to the Dollar Equivalent of such Alternative Currency) bearing interest under the Base Rate Option. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.
(vi)Certain Defined Terms. As used in this Section titled “Benchmark Replacement Setting”:
"Available Tenor" means, as of any date of determination and with respect to the then-current Benchmark for any Currency, as applicable, if such Benchmark for such Currency is a term rate, any tenor for such Benchmark (or

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component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor of such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (iv) of this Section.

"Benchmark" means, initially, with respect to Obligations, interest, fees, commissions, or other amounts denominated in, or calculated with respect to, (a) Dollars, the Term SOFR Reference Rate, (b) Canadian Dollars, the Daily Simple RFR applicable for such Currency; provided that if a Benchmark Transition Event has occurred with respect to the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to this Section.

"Benchmark Replacement" means, with respect to any Benchmark Transition Event, the first applicable alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

i.Where the Benchmark is Term SOFR, the Daily Simple SOFR; and
ii.[Intentionally Omitted]
iii.[Intentionally Omitted]
iv.[Intentionally Omitted]
v.[Intentionally Omitted]
vi.the sum of (A) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Agent, giving due consideration to (x) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (y) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for syndicated credit facilities denominated in the applicable Currency at such time and (B) the related Benchmark Replacement Adjustment;
provided, that if the Benchmark Replacement as determined pursuant to the foregoing would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents; and provided further, that any Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

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"Benchmark Replacement Adjustment" means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement , the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Agent, giving due consideration to (A) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Currency at such time.
"Benchmark Replacement Date" means a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Currency:

vii.(1) in the case of clause (1) or (2) of the definition of "Benchmark Transition Event," the later of (A) the date of the public statement or publication of information referenced therein and (B) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof); or
viii.(2) in the case of clause (3) of the definition of "Benchmark Transition Event," the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;
ix.For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, the "Benchmark Replacement Date" will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
    "Benchmark Transition Event" means the occurrence of one or more of the following events with respect to the then-current Benchmark for any Currency:
x.(1)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or

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will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
xi.(2)    a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, any Available Tenor of such Benchmark (or such component thereof); or
xii.(3)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate or is based on a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
xiii.For the avoidance of doubt, if such Benchmark is a term rate or is based on a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
"Benchmark Unavailability Period" means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for any Currency for all purposes hereunder and under any Loan Document in

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accordance with this Section 4.8 titled "Benchmark Replacement Setting" and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for such Currency for all purposes hereunder and under any Loan Document in accordance with this Section 4.8 titled “Benchmark Replacement Setting.”
"Unadjusted Benchmark Replacement" means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

5. PAYMENTS
5.1Payments. All payments and prepayments to be made in respect of principal, interest, Commitment Fees, Letter of Credit Fees, Administrative Agent's Fee or other fees or amounts due from the Borrowers hereunder shall be payable prior to (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, 11:00 a.m. Eastern Time and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent, on the date when due without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers, and without set-off, counterclaim or other deduction of any nature, and an action therefor shall immediately accrue. Such payments shall be made to the Administrative Agent at the Principal Office for the account of PNC with respect to the Swing Loans and for the ratable accounts of the Lenders with respect to the Revolving Credit Loans in in the same Currency in which such Loan was funded, in Same Day Funds, and the Administrative Agent shall promptly distribute such amounts to the Lenders in Same Day Funds; provided that in the event payments are received by the Administrative Agent by (i) except with respect to principal and interest on Loans denominated in an Alternative Currency, 11:00 a.m. Eastern Time and (ii) with respect to principal and interest on Loans denominated in an Alternative Currency, the Applicable Time specified by the Administrative Agent, and such payments are not distributed to the Lenders on the same day received by the Administrative Agent, the Administrative Agent shall pay the Lenders interest at the Overnight Bank Funding Rate with respect to the amount of such payments for each day held by the Administrative Agent and not distributed to the Lenders. The Administrative Agent's statement of account, ledger or other relevant record shall, in the absence of manifest error, be conclusive as the statement of the amount of principal of and interest on the Loans and other amounts owing under this Agreement Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. All fees hereunder, under the Administrative Agent’s Letter, and any other Loan Document shall be payable in Dollars.

5.2Pro Rata Treatment of Lenders. Each borrowing of Revolving Credit Loans shall be allocated to each Lender according to its Ratable Share, and each selection of, conversion to or renewal of any Interest Rate Option and each payment or prepayment by the Borrowers with respect to principal, interest, Commitment Fees and Letter of Credit Fees, or other fees (except for the Administrative Agent's Fee and the Issuing Lender's fronting fee) or amounts due from the Borrowers hereunder to the Lenders with respect to the Commitments and Loans, shall (except as otherwise may be provided with respect to a Defaulting Lender and except as provided in Section 4.4.3 [Administrative Agent's and Lender's Rights] in the case of an event specified in Section 4.4 [Rate Unascertainable; Etc.], 5.6.2 [Replacement of a Lender] or 5,8 [Increased

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Costs]) be payable ratably among the Lenders entitled to such payment in accordance with the amount of principal, interest, Commitment Fees, Letter of Credit Fees, and other fees or amounts then due or payable to such Lenders as set forth in this Agreement. Notwithstanding any of the foregoing, each borrowing or payment or prepayment by the Borrowers of principal, interest, fees or other amounts due from the Borrowers solely with respect to Swing Loans shall be made by or to the Swing Loan Lenders according to Section 2.5.5 [Borrowings to Repay Swing Loans].
5.3Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff, counterclaim or banker's lien, by receipt of voluntary payment, by realization upon security, or by any other non-pro rata source, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender's receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations greater than the pro-rata share of the amount such Lender is entitled thereto, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, together with interest or other amounts, if any, required by Law (including court order) to be paid by the Lender or the holder making such purchase; and
(ii)the provisions of this Section 5.3 shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of the Loan Documents or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or Participation Advances to any assignee or participant, other than to the Borrowers or any Subsidiary thereof (as to which the provisions of this Section 5.3 shall apply).
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.
5.4Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrowers prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Lender, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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5.5Interest Payment Dates. As to any Loans to which the Base Rate Option or the Daily Simple RFR Option for the applicable Currency applies, interest shall be due and payable in arrears on each Payment Date. As to any Loans to which a Term Rate Loan Option applies, interest shall be due and payable on the last day of each Interest Period for those Loans and, if such Interest Period is longer than three (3) months, also at the end of each three-month period during such Interest Period. Interest on mandatory prepayments of principal under Section 5.7 [Mandatory Prepayments] shall be due on the date such mandatory prepayment is due. Interest on the principal amount of each Loan or other monetary Obligation shall be due and payable on demand after such principal amount or other monetary Obligation becomes due and payable (whether on the stated Expiration Date, upon acceleration or otherwise). Interest shall be computed to, but excluding, the date payment is due.
5.6Voluntary Prepayments.
5.6.1Right to Prepay. Each Borrower shall have the right at its option from time to time to prepay the Loans in whole or part without premium or penalty (except as provided in Section 5.6.2[Replacement of a Lender] below, in Section 5.8 [Increased Costs] and Section 5.10 [Indemnity]). Whenever the Borrowers desire to prepay any part of the Loans, the Borrower Agent shall provide a prepayment notice to the Administrative Agent by 1:00 p.m. Eastern Time (i) at least one (1) Business Day prior to the date of prepayment of the Revolving Credit Loans that bear interest at the Base Rate Option; (ii) at least three (3) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Dollars that bear interest at the Term SOFR Rate Option; (iii) at least four (4) Business Days prior to the date of prepayment of the Revolving Credit Loans denominated in Alternative Currencies that bear interest at the Daily Simple RFR Option; or (iv) no later than 1:00 p.m. Eastern Time on the date of prepayment of Swing Loans, in each case of the foregoing option in this Section 5.2(a), setting forth the following information:
(w)    the date, which shall be a Business Day, on which the proposed prepayment is to be made;
(x)    a statement indicating the application of the prepayment between the Revolving Credit Loans and Swing Loans;
(y)    a statement indicating the application of the prepayment among Loans to which the Base Rate Option applies, the Term SOFR Rate Option applies and the Daily Simple RFR applies; and
(z)    the Currency of such Loan and the total principal amount of such prepayment, which shall not be less than the lesser of (i) the Revolving Facility Usage or (ii) $100,000 for any Swing Loan, or $1,000,000 for any Revolving Credit Loan.
All prepayment notices shall be irrevocable. The principal amount of the Loans for which a prepayment notice is given, together with interest on such principal amount, shall be due and payable on the date specified in such prepayment notice as the date on which the proposed prepayment is to be made. Except as provided in Section 4.4.3 [Administrative Agent’s and Lender’s Rights], if the Borrowers prepay a Loan but fail to specify the applicable Borrowing Tranche which the Borrowers are prepaying, the prepayment shall be applied (1) first to Revolving Credit Loans; and (2) after giving effect to the allocations in clause (1) above and in the preceding sentence, first to Loans to which the Base Rate Option applies, then to other Loans

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denominated in Dollars, then to Loans subject to Daily Simple RFR denominated in an Alternative Currency. Any prepayment hereunder shall be subject to the Borrower’s Obligation to indemnify the Lenders under Section 5.10 [Indemnity].
5.6.25.6.2    Replacement of a Lender. In the event any Lender (i) gives notice under Section 4.4 [Rate Unascertainable, Etc.], (ii) requests compensation under Section 5.8 [Increased Costs], or requires the Borrowers to pay any additional amount to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], (iii) is a Defaulting Lender, (iv) becomes subject to the control of an Official Body (other than normal and customary supervision), or (v) is a Non-Consenting Lender referred to in Section 12.1 [Modifications, Amendments or Waivers], then in any such event the Borrowers may, at their sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.8 [Successors and Assigns]), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 12.8 [Successors and Assigns];
(ii)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and Participation Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 5.10 [Indemnity]) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);
(iii)in the case of any such assignment resulting from a claim for compensation under Section 5.8 [Increased Costs] or payments required to be made pursuant to Section 5.9 [Taxes], such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)such assignment does not conflict with applicable Law.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.
5.6.3Designation of a Different Lending Office. If any Lender requests compensation under Section 5.8 [Increased Costs], or any Borrower is or will be required to pay any Indemnified Taxes or additional amounts to any Lender or any Official Body for the account of any Lender pursuant to Section 5.9 [Taxes], then such Lender shall (at the request of the Borrowers) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.8 [Increased Costs] or Section 5.9 [Taxes], as the case may be, in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially

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disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
5.7Mandatory Prepayments.
5.7.1Revolving Facility Usage exceeds Revolving Credit Commitments. If on any date (after giving effect to any other payments on such date) (A) the aggregate Dollar Equivalent amount of Revolving Facility Usage exceeds the aggregate Revolving Credit Commitments, (B) the sum of (i) the Dollar Equivalent amount of Revolving Credit Loans made by such Lender, and (ii) such Lender’s Ratable Share of the Dollar Equivalent amount of outstanding Swing Loans exceeds such Lender’s Revolving Credit Commitment minus such Lender’s Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations, or (C) the Swing Loans outstanding exceed the Swing Loan Commitment; then, in the case of each of the foregoing, the applicable Borrower or the Company shall prepay on such date the principal amount of the Revolving Credit Loans and, after such Revolving Credit Loans have been paid in full, any Unpaid Drawings, in an aggregate amount at least equal to such excess and conforming in the case of partial prepayments of Revolving Credit Loans to the requirements as to the amounts of partial prepayments of Loans that are contained in Section 5.6 [Voluntary Prepayments]; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Alternative Currencies applicable to any of the Loans or Unpaid Drawings, then neither the applicable Borrower nor the Company shall be obligated to make a prepayment pursuant to this Section 5.7.3 [Revolving Facility Usage exceeds Revolving Credit Commitments] unless and/or until (1) the aggregate Dollar Equivalent amount of Revolving Facility Usage exceeds 100% of the aggregate of the Revolving Credit Commitments, or (2) the Dollar Equivalent amount of Revolving Credit Loans from a Lender exceeds 100% of such Lender's Revolving Credit Commitment minus such Lender's Ratable Share of the Dollar Equivalent amount of Letter of Credit Obligations.
5.7.2Application Among Interest Rate Options. All prepayments required pursuant to this Section 5.7 shall first be applied among the Interest Rate Options to the principal amount of the Loans subject to the Base Rate Option, then to other Loans denominated in Dollars, then to Loans subject to Daily Simple RFR denominated in an Alternative Currency. In accordance with Section 5.10 [Indemnity], the Borrowers shall indemnify the Lenders for any loss or expense, including loss of margin, incurred with respect to any such prepayments applied against Loans subject to a Term Rate Option on any day other than the last day of the applicable Interest Period.
5.7.3Cash Collateralization. If on any date the Dollar Equivalent of Letter of Credit Obligations exceeds the Letter of Credit Sublimit, then the Borrowers shall pay to the Administrative Agent an amount in cash equal to such excess and the Administrative Agent shall hold such payment as security for the Reimbursement Obligations of the Borrowers hereunder in respect of Letters of Credit; provided, however, that if such excess results solely from fluctuations in the exchange rates related to any Alternative Currencies applicable to any of the Letter of Credit Obligations, then the Borrowers shall not be obligated to make a cash payment to the Administrative Agent pursuant to this Section 5.7.3 unless and/or until such Letter of Credit Obligations equal or exceed 100% of the Letter of Credit Sublimit. At such time as the Letter of Credit Obligations no longer are equal to or in excess of 100% of the Letter of Credit Sublimit, the Administrative Agent shall release the cash collateral payment to the Borrowers.
5.7.4Application of Prepayments. All prepayments pursuant to Section 5.7.1 [Revolving Facility Usage exceeds Revolving Credit Commitments] shall be applied to reduce

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the Revolving Credit Loans (without a permanent corresponding Revolving Credit Commitment reduction unless otherwise provided in this Agreement).
5.7.5No Deemed Cure. The payment of any mandatory prepayment as required by this Section 5.7 shall not be deemed to cure any Event of Default caused under another provision of this Agreement by the same occurrence which gave rise to the mandatory prepayment obligation under this Section.
5.7.6    Additional Mandatory Prepayments. In addition to any other mandatory prepayments required pursuant to this Section 5.7, the applicable Borrower or the Company shall make mandatory prepayments of principal as follows:

(i)    If any Borrower or any of its Subsidiaries receives Net Cash Proceeds from any sale of assets authorized under clauses (iv) and (vi) of Section 8.2.7 [Disposition of Assets or Subsidiaries], within thirty (30) Business Days of receipt of  Net Cash Proceeds from such sale or the aggregate Net Cash Proceeds of all such sales in any fiscal year exceeding Ten Million and 00/100 Dollars ($10,000,000.00), the Borrowers shall make a mandatory prepayment of principal on the Loans to be applied in accordance with Section 5.7.2 [Application Among Interest Rate Options] equal to 100% of such Net Cash Proceeds of such sale(s) together with accrued interest on such principal amount; provided, however, Borrower shall not have to make such mandatory prepayment if such Net Cash Proceeds result from the sale of any Foreign Subsidiary or substantially all of the assets of any Foreign Subsidiary.  The foregoing shall not be deemed to be implied consent to any such sale of assets otherwise prohibited by the terms and conditions hereof;

(ii)    If any Borrower or any of its Subsidiaries receives proceeds from any issuance of equity securities of the Loan Parties, within five (5) Business Days of receipt of Net Cash Proceeds from such equity issuance, the Borrowers shall make a mandatory prepayment of principal on the Loans to be applied in accordance with Section 5.7.2 [Application Among Interest Rate Options] equal to 50% of the Net Cash Proceeds of such equity issuance together with accrued interest on such principal amount; and

(v)(iii)    If any Borrower or any of its Subsidiaries receives Net Cash Proceeds from a Recovery Event, within thirty (30) Business Days after receipt of such Net Cash Proceeds exceeding Ten Million and 00/100 Dollars ($10,000,000.00) in any fiscal year, the Borrowers shall make a mandatory prepayment of principal on the Loans to be applied in accordance with Section 5.7.2 [Application Among Interest Rate Options] equal to 100% of such Net Cash Proceeds exceeding $10,000,000 together with accrued interest on such principal amount.
5.8Increased Costs.
5.8.1Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other

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marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender or the Issuing Lender;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender, any Issuing Lender, or the relevant market, any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, such Issuing Lender or other Recipient, the Borrowers will pay to such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered; provided that upon the occurrence of any Change in Law imposing a reserve percentage on any interest rate based on a Daily Simple RFR, the Administrative Agent, in its reasonable discretion, may modify the calculation of each such Daily Simple RFR-based interest rate to add (or otherwise account for) such reserve percentage.
5.8.2Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender's or the Issuing Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Lender's capital or on the capital of such Lender's or the Issuing Lender's holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender's or the Issuing Lender's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Lender's policies and the policies of such Lender's or the Issuing Lender's holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender's or such Issuing Lender's holding company for any such reduction suffered.
5.8.3Certificates for Reimbursement; Repayment of Outstanding Loans; Borrowing of New Loans. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in Sections 5.8.1 [Increased Costs Generally] or 5.8.2 [Capital Requirements] and setting forth in reasonable detail the calculations necessary to determine such amount or amounts, and delivered to the Borrowers shall be conclusive absent

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manifest error. The Borrowers shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.
5.8.4Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Lender's right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Lender's intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six (6) month period referred to above shall be extended to include the period of retroactive effect thereof).
5.9Taxes.
5.9.1Issuing Lenders. For purposes of this Section 5.9, the term "Lender" includes the Issuing Lenders and the term "applicable Law" includes FATCA.
5.9.2Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Official Body in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.9 [Taxes]) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
5.9.3Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Official Body in accordance with applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
5.9.4Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9 [Taxes]) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to a Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
5.9.5Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of any of the Loan Parties to do so), (ii) any Taxes attributable to such Lender's failure to comply with the provisions of Section 12.8.4 [Participations] relating to the maintenance of a Participant Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that

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are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Official Body. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 5.9.5 [Indemnification by the Lenders].
5.9.6Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to an Official Body pursuant to this Section 5.9 [Taxes], such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Official Body evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
5.9.7Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.9.7(ii)(A), 5.9.7(ii)(B) and 5.9.7(ii)(D) below) shall not be required if in the Lender's reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that a Borrower is a U.S. Borrower,
(A)any Lender that is a U.S. Person shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), whichever of the following is applicable:
(i)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction

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of, U.S. federal withholding Tax pursuant to the "interest" article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the "business profits" or "other income" article of such tax treaty;
(ii)executed originals of IRS Form W-8ECI;
(iii)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 5.9.7(A) to the effect that such Foreign Lender is not (A) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code (a "U.S. Tax Compliance Certificate") and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or
(iv)to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(B) or Exhibit 5.9.7(C), IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 5.9.7(D) on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.

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Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.
5.9.8Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.9 [Taxes] (including by the payment of additional amounts pursuant to this Section 5.9 [Taxes]), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.9 [Taxes] with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Official Body with respect to such refund). Such indemnifying party, upon the request of such indemnified party incurred in connection with obtaining such refund, shall repay to such indemnified party the amount paid over pursuant to this Section 5.9.8 (plus any penalties, interest or other charges imposed by the relevant Official Body) in the event that such indemnified party is required to repay such refund to such Official Body. Notwithstanding anything to the contrary in this Section 5.9.8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.9.8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
5.9.9Survival. Each party's obligations under this Section 5.9 [Taxes] shall survive the resignation of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations.
5.9.10Tax Gross Up and Indemnities for UK Borrowers. The foregoing provisions in this Section 5.9 [Taxes] shall apply to all Loan Parties other than any UK Borrower. The provisions of Schedule 5.9.10 shall apply in respect of payments made by any UK Borrower or any other Relevant Obligor (as defined in Schedule 5.9.10).
5.10Indemnity. In addition to the compensation or payments required by Section 5.8 [Increased Costs] or Section 5.9 [Taxes], the Borrowers shall indemnify each Lender against all liabilities, losses or expenses (including loss of anticipated profits, any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract) which such Lender sustains or incurs as a consequence of any:
(i)payment, prepayment, conversion or renewal of any Loan to which (i) a Term Rate Loan Option applies on a day other than the last day of the corresponding Interest Period or (ii) the Daily Simple RFR Option applies on a day other than the Payment Date therefor, in each case whether or not such payment or prepayment is mandatory, voluntary or automatic and whether or not such payment or prepayment is then due; or
(ii)attempt by any Borrower to revoke (expressly, by later inconsistent notices or otherwise) in whole or part any Loan Requests under Section 2.4 [Revolving Credit

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Loan Requests; Swing Loan Requests] or Section 4.1.4 [Interest Periods] or notice relating to prepayments under Section 5.6 [Voluntary Prepayments] or failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Loan under the Base Rate Option on the date or in the amount notified by the Borrowers; or
(iii)default by any Borrower in the performance or observance of any covenant or condition contained in this Agreement or any other Loan Document, including any failure of the Borrowers to pay when due (by acceleration or otherwise) any principal, interest, Commitment Fee or any other amount due hereunder; or
(iv) any assignment of a Loan under (i) a Term Rate Loan Option on a day other than the last day of the Interest Period therefor or (ii) the Daily Simple RFR Option on a day other than the Payment Date therefore, as a result of a request by the Borrowers pursuant to Section 5.6.2[Replacement of a Lender]; or
(v)the failure by the Borrowers to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereof) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency.
If any Lender sustains or incurs any such loss or expense, it shall from time to time notify the Borrowers of the amount determined in good faith by such Lender (which determination may include such assumptions, allocations of costs and expenses and averaging or attribution methods as such Lender shall deem reasonable) to be necessary to indemnify such Lender for such loss or expense. Such notice shall set forth in reasonable detail the basis for such determination. Such amount shall be due and payable by the Borrowers to such Lender ten (10) Business Days after such notice is given.
5.11Settlement Date Procedures. In order to minimize the transfer of funds between the Lenders and the Administrative Agent, the Borrowers may borrow, repay and reborrow Swing Loans and the Swing Loan Lenders may make Swing Loans as provided in Section 2.1.2 [Swing Loan Commitment] hereof during the period between Settlement Dates. The Administrative Agent shall notify each Lender of its Ratable Share of the total of the Revolving Credit Loans and the Swing Loans (each a "Required Share"). On such Settlement Date, each Lender shall pay to the Administrative Agent the amount equal to the difference between its Required Share and its Revolving Credit Loans, and the Administrative Agent shall pay to each Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans. The Administrative Agent shall also effect settlement in accordance with the foregoing sentence on the proposed Borrowing Dates for Revolving Credit Loans and on the dates in which any optional or mandatory prepayments are made hereunder and may at its option effect settlement on any other Business Day. These settlement procedures are established solely as a matter of administrative convenience, and nothing contained in this Section 5.11 shall relieve the Lenders of their obligations to fund Revolving Credit Loans on dates other than a Settlement Date pursuant to Section 2.1.2 [Swing Loan Commitment]. The Administrative Agent may at any time at its option for any reason whatsoever require each Lender to pay immediately to the Administrative Agent such Lender's Ratable Share of the outstanding Revolving Credit Loans and each Lender may at any time require the Administrative Agent to pay immediately to such Lender its Ratable Share of all payments made by the Borrowers to the Administrative Agent with respect to the Revolving Credit Loans.

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5.12Currency Conversion Procedures for Judgments. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the appropriate Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Administrative Agent or any Bank hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the appropriate Business Day following receipt by the Administrative Agent or such Bank, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Bank, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Bank from any Loan Party in the Agreement Currency, such Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Bank, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Bank in such Currency, the Administrative Agent or such Bank, as the case may be, agrees to return the amount of any excess to such Loan Party (or to any other Person who may be entitled thereto under Applicable law).
5.13Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or an Issuing Lender (with a copy to the Administrative Agent) the U.S. Borrowers shall Cash Collateralize the Issuing Lender’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.10(a)(iv) [Reallocation of Participations to Reduce Fronting Exposure] and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(a)Grant of Security Interest. Each U.S. Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the applicable Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).
(b)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 5.13 or Section 2.10 [Defaulting Lender] in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(c)Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 5.13 following (i) the elimination of the

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applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the applicable Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.10 [Defaulting Lenders] the Person providing Cash Collateral and such Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and provided further that to the extent that such Cash Collateral was provided by the Borrowers, such Cash Collateral shall remain subject to the security interest granted pursuant to Section 5.13(a) above.
6. REPRESENTATIONS AND WARRANTIES
6.1Representations and Warranties. The Loan Parties, jointly and severally, represent and warrant to the Administrative Agent and each of the Lenders as follows:
6.1.1Organization and Qualification; Power and Authority; Compliance With Laws; Title to Properties; Event of Default. Each Loan Party and each Subsidiary of each Loan Party (i) is a corporation, partnership or limited liability company (or foreign jurisdictional equivalent) duly organized, validly existing and in good standing (or foreign jurisdictional equivalent) under the laws of its jurisdiction of organization, (ii) has the lawful power to own or lease its properties and to engage in the business it presently conducts or proposes to conduct, (iii) is duly licensed or qualified and in good standing (or foreign jurisdictional equivalent) in each jurisdiction listed on Schedule 6.1.1 and in all other jurisdictions where the property owned or leased by it or the nature of the business transacted by it or both makes such licensing or qualification necessary except where such failure would not reasonably be expected to constitute a Material Adverse Change, (iv) has full power to enter into, execute, deliver and carry out this Agreement and the other Loan Documents to which it is a party, to incur the Indebtedness contemplated by the Loan Documents and to perform its Obligations under the Loan Documents to which it is a party, and all such actions have been duly authorized by all necessary proceedings on its part, (v) is in compliance in all material respects with all applicable Laws (other than Environmental Laws which are specifically addressed in Section 6.1.14 [Environmental Matters]) in all jurisdictions in which any Loan Party or Subsidiary of any Loan Party is presently or will be doing business except where the failure to do so would not reasonably be expected to constitute a Material Adverse Change, and (vi) has good and marketable title to or valid leasehold interest in all properties, assets and other rights which it purports to own or lease or which are reflected as owned or leased on its books and records, free and clear of all Liens and encumbrances except Permitted Liens. No Event of Default or Potential Default exists or is continuing. No Loan Party is an EEA Financial Institution.
6.1.2Subsidiaries and Owners; Investment Companies. Schedule 6.1.2 states (i) the name of each of the Company's Subsidiaries, its jurisdiction of organization and the amount, percentage and type of equity interests in such Subsidiary (the "Subsidiary Equity Interests"), (ii) the name of each holder of an equity interest in the Borrowers, the amount, percentage and type of such equity interest (the "Borrower Equity Interests"), and (iii) any options, warrants or other rights outstanding to purchase any such equity interests referred to in clause (i) or (iii) (collectively the "Equity Interests"). Schedule 6.1.2 also identifies whether or not such Subsidiary is a Material Subsidiary. Each of the Borrowers and each Subsidiary of the Borrowers has good and marketable title to all of the Subsidiary Equity Interests it purports to own, free and clear in each case of any Lien and all such Subsidiary Equity Interests have been validly issued, fully paid and nonassessable. None of the Loan Parties or Subsidiaries of any Loan Party is an "investment company" registered or required to be registered under the Investment Company Act of 1940 or under the "control" of an "investment company" as such

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terms are defined in the Investment Company Act of 1940 and shall not become such an "investment company" or under such "control".
6.1.3Validity and Binding Effect. This Agreement and each of the other Loan Documents (i) has been duly and validly executed and delivered by each Loan Party, and (ii) constitutes, or will constitute, legal, valid and binding obligations of each Loan Party which is or will be a party thereto, enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally.
6.1.4No Conflict; Material Agreements; Consents. Neither the execution and delivery of this Agreement or the other Loan Documents by any Loan Party nor the consummation of the transactions herein or therein contemplated or compliance with the terms and provisions hereof or thereof by any of them will conflict with, constitute a default under or result in any breach of (i) the terms and conditions of the certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, articles of association, limited liability company agreement or other organizational documents of any Loan Party or (ii) any Law or any material agreement or any instrument or order, writ, judgment, injunction or decree to which any Loan Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which it is subject, or result in the creation or enforcement of any Lien, charge or encumbrance whatsoever upon any property (now or hereafter acquired) of any Loan Party or any of its Subsidiaries (other than Liens granted under the Loan Documents). There is no default under such material agreement (referred to above) and none of the Loan Parties or their Subsidiaries is bound by any contractual obligation, or subject to any restriction in any organization document, or any requirement of Law which could reasonably be expected to result in a Material Adverse Change. No consent, approval, exemption, order or authorization of, or a registration or filing with, any Official Body or any other Person is required by any Law or any agreement in connection with the execution, delivery and carrying out of this Agreement or the other Loan Documents.
6.1.5Litigation. Except as set forth on Schedule 6.1.5, there are no actions, suits, proceedings or investigations pending or, to the knowledge of any Loan Party, threatened against such Loan Party or any Subsidiary of such Loan Party at law or in equity before any Official Body which individually or in the aggregate may result in any Material Adverse Change. None of the Loan Parties or any Subsidiaries of any Loan Party is in violation of any order, writ, injunction or any decree of any Official Body which could reasonably be expected to result in any Material Adverse Change.
6.1.6Financial Statements.
(i)Historical Statements. The Company has delivered to the Administrative Agent copies of its audited consolidated year-end financial statements for and as of the end of the three (3) fiscal years ended in the period December 31, 2024 (the "Statements"). The Statements were compiled from the books and records maintained by the Company's management, are correct and complete and fairly represent the consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations for the fiscal periods then ended and have been prepared in accordance with GAAP consistently applied.
(ii)Accuracy of Financial Statements. Neither the Company nor any Subsidiary of the Company has any liabilities, contingent or otherwise, or forward or long-term commitments required to be disclosed under GAAP that are not disclosed in the Statements or in the notes thereto, and except as disclosed therein there are no unrealized or anticipated losses required to be disclosed under GAAP from any commitments of the Company or any Subsidiary

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of the Company which could reasonably be expected to cause a Material Adverse Change. Since December 31, 2024, no Material Adverse Change has occurred.
6.1.7Margin Stock. None of the Loan Parties or any Subsidiaries of any Loan Party engages or intends to engage principally, or as one of its important activities, in the business of extending credit for the purpose, immediately, incidentally or ultimately, of purchasing or carrying margin stock (within the meaning of Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System). No part of the proceeds of any Loan has been or will be used, immediately, incidentally or ultimately, to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or which is inconsistent with the provisions of the regulations of the Board of Governors of the Federal Reserve System. None of the Loan Parties or any Subsidiary of any Loan Party holds or intends to hold margin stock in such amounts that more than 25% of the reasonable value of the assets of any Loan Party or Subsidiary of any Loan Party are or will be represented by margin stock.
6.1.8Full Disclosure. Neither this Agreement nor any other Loan Document, nor any certificate, statement, agreement or other documents furnished to the Administrative Agent or any Lender in connection herewith or therewith, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein, in light of the circumstances under which they were made, not misleading. There is no fact known to any Loan Party which materially adversely affects the business, property, assets, financial condition or results of operations of any Loan Party or Subsidiary of any Loan Party which has not been set forth in this Agreement or in the certificates, statements, agreements or other documents furnished in writing to the Administrative Agent and the Lenders prior to or at the date hereof in connection with the transactions contemplated hereby.
6.1.9Taxes. All federal, state, provincial, territorial, local and other tax returns required to have been filed with respect to each Loan Party and each Subsidiary of each Loan Party have been filed, and payment or adequate provision has been made for the payment of all taxes, fees, assessments and other governmental charges which have or may become due pursuant to said returns or to assessments received, except to the extent that such taxes, fees, assessments and other charges are being contested in good faith by appropriate proceedings diligently conducted and for which such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
6.1.10Patents, Trademarks, Copyrights, Licenses, Etc. Each Loan Party and each Subsidiary of each Loan Party owns or possesses all the material patents, trademarks, service marks, trade names, copyrights, industrial designs, licenses, registrations, franchises, permits and rights necessary to own and operate its properties and to carry on its business as presently conducted and planned to be conducted by such Loan Party or Subsidiary, without actual knowledge of (i) possible, (ii) alleged or (iii) actual conflict with the rights of others.
6.1.11[Reserved].
6.1.12Insurance. The properties of each Loan Party and each of its Subsidiaries are insured pursuant to policies and other bonds which are valid and in full force and effect and which provide adequate coverage from reputable and financially sound insurers in amounts sufficient to insure the assets and risks of each such Loan Party and Subsidiary in accordance with prudent business practice in the industry of such Loan Parties and Subsidiaries.
6.1.13ERISA Compliance. Except as could not reasonably result in a Material Adverse Change, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws, and (ii) each Plan that is intended

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to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of Borrowers, nothing has occurred which would prevent, or cause the loss of, such qualification. Borrowers and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
(ii)    Except as could not reasonably result in a Material Adverse Change, (a) no ERISA Event has occurred or is reasonably expected to occur; and (b) no Pension Plan has any unfunded pension liability (i.e. excess of benefit liabilities over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan for the applicable plan year). Neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA). Neither the Borrowers nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan. Neither the Borrowers nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.
(iii)    None of the Loan Parties have a Canadian Pension Plan which contains a defined benefit provision (as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada). Except as could not reasonably result in a Material Adverse Change, (i) none of the Canadian Benefit Plans provide retiree welfare benefits or retiree life insurance benefits; (ii) the Canadian Pension Plans are registered under the Income Tax Act (Canada) and all other applicable Laws which require registration and to the knowledge of the Borrowers, no event has occurred which is reasonably likely to cause the loss of such registered status; (iii) all material obligations of each of the Canadian Borrowers required to be performed in connection with the Canadian Pension Plans have been performed in a timely fashion, in accordance with the terms of the particular plan, applicable Law and the terms of all applicable collective bargaining agreements, participation agreements, employment contracts and funding agreements; (iv) all employer and employee payments and contributions (including “normal cost”, “special payments” and any other required payments in respect of any funding deficiencies or shortfalls) required to be withheld, made, remitted or paid by the Borrowers to or in respect of each Canadian Pension Plan have been withheld, made, remitted or paid on a timely basis in accordance with the terms of such plans, any applicable collective bargaining agreement, participation agreement, employment contract and all applicable Law; (v) to the knowledge of the Borrowers, no condition exists and no event or transaction has occurred with respect to any Canadian Pension Plan that is reasonably likely to result in any Canadian Borrower incurring any liability, fine or penalty; (vi) no Lien has arisen or exists in respect of a Canadian Borrower or its property in connection with any Canadian Pension Plan; (vii) to the knowledge of the Borrowers, there are no material outstanding disputes concerning the assets or liabilities of any Canadian Pension Plan; and (viii) no Borrower has taken any action or intends to take any action to cause the termination or wind-up, in whole or in part, of any Canadian Pension Plan that contains a defined benefit provision as such term is defined in subsection 147.1(1) of the Income Tax Act

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(Canada) and each Canadian Borrower is of the opinion, acting reasonably, that no circumstances exist or are expected to arise that would provide any basis for an Official Body under applicable Law to take steps to cause the termination or wind-up, in whole or in part, of any Canadian Pension Plan that contains a defined benefit provision, as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).
(iv) Except as set forth on Schedule 6.1.13, no UK Borrower or any Guarantor incorporated in England and Wales:
(i) is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); and
(ii) is or has at any time been "connected" with or an "associate" of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.
6.1.14Environmental Matters. Each Loan Party is, and to the knowledge of each respective Loan Party and each of its Subsidiaries is and has been, in compliance with applicable Environmental Laws except for the matters set forth on Schedule 6.1.14 or which otherwise, individually or in the aggregate, could not result in a Material Adverse Change. The matters set forth on Schedule 6.1.14 could not, individually or in the aggregate, result in a Material Adverse Change.
6.1.15Solvency. Before and after giving effect to the initial Loans hereunder, each of the Loan Parties is Solvent.
6.1.16Business and Property of Borrowers. Upon and after the Closing Date, the Borrowers do not propose to engage in any business other than business which is substantially the same as or related to (in a commercially reasonable manner) one or more lines of business presently conducted by the Borrowers. On the Closing Date, each Borrower will own, lease or license all the property and possess all of the right and consents necessary for the conduct of the business of such Borrower.
6.1.17Anti-Corruption Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of any such Covered Entity, any employee, agent, or affiliate acting on behalf of such Covered Entity, is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of Anti-Corruption Laws, including any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of payment, directly or indirectly, of any money or anything of value (including any gift, sample, rebate, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any Government Official or any other Person to secure any improper advantage or to obtain or retain business. No Covered Entity nor any of its directors, officers, or, to the knowledge of any such Covered Entity, its employees, agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any Anti-Corruption Laws, or has received a request for information from any Official Body regarding Anti-Corruption Law matters. Each Covered

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Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws.
6.1.18Prior Security Interests. The Liens in the Collateral granted to the Administrative Agent for the benefit of the Lenders pursuant to the Collateral Documents constitute and will continue to constitute first priority, perfected security interests, except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over Liens in favor of the Administrative Agent pursuant to any applicable law and (b) Liens perfected only by possession, to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral. All filing fees and other expenses in connection with the perfection of such Liens have been or will be paid by the Loan Parties.
6.1.19Plan Assets. Each of the Borrowers represents and warrants as of the Closing Date that each Borrower is not and will not be using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to the Borrowers' entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement.
6.1.20Certificate of Beneficial Ownership. The Certificate of Beneficial Ownership executed and delivered to Administrative Agent and Lenders for each Foreign Borrower on or prior to the date of this Agreement, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the date hereof and as of the date any such update is delivered. Each Foreign Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is one of the Loan Documents.
6.1.21Sanctions and International Trade Laws. Each Covered Entity, and its directors and officers, and, to the knowledge of any such Covered Entity, any employee, agent, or affiliate acting on behalf of such Covered Entity: (a) is not a Sanctioned Person; (b) does not do any business in or with, or derive any of its operating income from direct or indirect investments in or transactions involving, any Sanctioned Jurisdiction or Sanctioned Person; and (c) is not in violation of, and has not, during the past five (5) years, directly or indirectly, taken any act that could cause any Covered Entity to be in violation of applicable International Trade Laws. No Covered Entity nor any of its directors, officers, or to the knowledge of any Covered Entity, its employees, agents or affiliates acting on behalf of such Covered Entity has, during the past five (5) years, received any notice or communication from any Person that alleges, or has been involved in an internal investigation involving any allegations relating to, potential violation of any International Trade Laws, or has received a request for information from any Official Body regarding International Trade Law matters. Each Covered Entity has instituted and maintains policies and procedures reasonably designed to ensure compliance with applicable International Trade Laws. Each Loan Party represents and warrants that there is no Blocked Property pledged as Collateral.
6.2Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, the Borrowers shall promptly provide the Administrative Agent in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same. No Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, nor shall any breach of warranty or representation resulting from the inaccuracy or incompleteness of any such Schedule be deemed to have been cured thereby, unless and until the Required Lenders, in their sole and absolute discretion, shall have accepted in writing such revisions or updates to such Schedule; provided however, that the Borrowers may update Schedules 6.1.1 and 6.1.2 without any Lender approval in connection with any transaction permitted under Sections 8.2.6 [Liquidations, Mergers, Consolidations and Acquisitions] and 8.2.9 [Subsidiaries, Partnerships and Joint Ventures].

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7. CONDITIONS OF LENDING AND ISSUANCE OF LETTERS OF CREDIT
The obligation of each Lender to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder is subject to the performance by each of the Loan Parties of its Obligations to be performed hereunder at or prior to the making of any such Loans or issuance of such Letters of Credit and to the satisfaction of the following further conditions:
7.1First Loans and Letters of Credit.
7.1.1Deliveries. On the Closing Date, the Administrative Agent shall have received each of the following in form and substance satisfactory to the Administrative Agent:
(i)With respect to each Loan Party, a certificate signed by an Authorized Officer, dated the Closing Date stating that (a) all representations and warranties of the Loan Parties set forth in this Agreement are true and correct in all material respects, (b) the Loan Parties are in compliance with each of the covenants and conditions hereunder, (c) no Event of Default or Potential Default exists, (d) no Material Adverse Change has occurred since the date of the last audited financial statements of the Borrowers delivered to the Administrative Agent, and (e) there is no litigation or proceedings of which it is aware before any courts, arbitrators or governmental or regulatory agencies affecting the Company or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Change;
(ii)With respect to each Loan Party, a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of each of the Loan Parties, certifying as appropriate as to: (a) all action taken by each Loan Party in connection with this Agreement and the other Loan Documents; (b) the names of the Authorized Officers authorized to sign the Loan Documents and their true signatures; and (c) copies of its organizational documents as in effect on the Closing Date certified by the appropriate state or foreign jurisdiction official where such documents are filed in the appropriate state or foreign jurisdiction office together with certificates from the appropriate state or foreign jurisdiction officials as to the continued existence and good standing (or foreign jurisdiction equivalent, if any) of each Loan Party in each state where organized;
(iii)This Agreement and each of the other Loan Documents signed by an Authorized Officer and, to the extent not previously delivered to the Administrative Agent, stock or other certificates evidencing the pledged Collateral and appropriate transfer powers;
(iv)Written opinions of counsel for each Loan Party, dated the Closing Date, each in form and substance acceptable to the Administrative Agent and the Lenders;
(v)Evidence that adequate insurance required to be maintained under this Agreement is in full force and effect;
(vi)Lien searches for each Loan Party in acceptable scope and with acceptable results;
(vii)All material consents required to effectuate the transactions contemplated hereby;
(viii)Pro forma projections (including a pro forma closing balance sheet, pro forma statements of operations and cash flow) for the years 2025 through 2029, including assumptions used in preparing the forecast financial statements, satisfactory to the Administrative Agent;

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(ix)[Reserved];
(x)The Existing Credit Agreement shall have been amended and restated at closing and all outstanding obligations thereunder shall be deemed to be Obligations hereunder, and such Obligations shall be allocated to each Lender on the Closing Date in accordance with such Lender's Ratable Share; and the Administrative Agent shall have paid all outstanding amounts owed to any lender under the Existing Credit Agreement who is not a Lender under this Agreement;
(xi)[Reserved];
(xii)The Administrative Agent and each Lender shall have received, in form and substance acceptable to Administrative Agent and each Lender an executed Certificate of Beneficial Ownership for each Foreign Borrower and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act;
(xiii)Satisfactory review of the amount and nature of all tax, ERISA, Canadian Pension Plans, Canadian Benefit Plans, employee retirement benefit and all other contingent liabilities to which the Loan Parties may be subject; and
(xiv)Receipt of such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent and such Lender with applicable laws (including without limitation the USA Patriot Act or other “know your customer” and anti-money laundering rules and regulations and Anti-Terrorism Laws), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
7.1.2Payment of Fees. The Borrowers shall have paid all fees payable on or before the Closing Date as required by this Agreement, the Administrative Agent's Letter or any other Loan Document.
7.2Each Loan or Letter of Credit. At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) all representations, warranties of the Loan Parties shall then be true and correct (or to the extent that such representation and warranties refer to an earlier date, as of such earlier date), (ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the making of the Loans or issuance, extension or increase of such Letter of Credit shall not contravene any Law applicable to any Loan Party or Subsidiary of any Loan Party or any of the Lenders, and (iv) the Borrowers shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the applicable Issuing Lender an application for a Letter of Credit, as the case may be.
8. COVENANTS
The Loan Parties, jointly and severally, covenant and agree that until Payment In Full, the Loan Parties shall comply at all times with the following covenants:
8.1Affirmative Covenants.
8.1.1Preservation of Existence, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain its legal existence as a corporation, limited partnership or limited liability company (or foreign equivalent) and its license or qualification and good

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standing (or foreign equivalent) in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except as otherwise expressly permitted in Section 8.2.6 [Liquidations, Mergers, Consolidations, and Acquisitions].
8.1.2Payment of Liabilities, Including Taxes, Etc. Each Loan Party shall, and shall cause each of its Subsidiaries to, duly pay and discharge all Priority Payables and all liabilities to which it is subject or which are asserted against it, promptly as and when the same shall become due and payable (subject, where applicable, to specified grace periods and, in the case of trade payables, to normal payment practices) except where such failure could not reasonably be expected to result in a Material Adverse Change or where such liabilities are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made. Each Loan Party shall, and shall cause each of its Subsidiaries to duly pay and discharge, including all taxes, assessments and governmental charges upon it or any of its properties, assets, income or profits, prior to the date on which penalties attach thereto, except to the extent that such liabilities, including taxes, assessments or charges, are being contested in good faith and by appropriate and lawful proceedings diligently conducted and for which such reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made.
8.1.3Maintenance of Insurance. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain insurance with responsible companies in such amounts and against such risks as is usually carried by companies of established repute engaged in the same or similar businesses, owning similar properties and located in the same general areas as the Company and its Subsidiaries. At the request of the Administrative Agent, the Loan Parties shall deliver to the Administrative Agent and each of the Lenders (x) on the Closing Date and annually thereafter an original certificate of insurance signed by the Loan Parties’ independent insurance broker describing and certifying as to the existence of the insurance on the Collateral required to be maintained by this Agreement and the other Loan Documents, together with a copy of the endorsement described in the next sentence attached to such certificate, and (y) from time to time a summary schedule indicating all insurance then in force with respect to each of the Loan Parties. Such policies of insurance shall contain special endorsements which include the provisions specified below or are otherwise in form acceptable to the Administrative Agent in its discretion. The applicable Loan Parties shall notify the Administrative Agent promptly of any occurrence causing a material loss of the Collateral and the estimated (or actual, if available) amount of such loss or decline. Any monies received by the Administrative Agent constituting insurance proceeds may, at the option of the Administrative Agent, (i) in the case of property insurance proceeds received during the existence of an Event of Default, be applied by the Administrative Agent to the payment of the Obligations in accordance with the terms of the Credit Agreement, (ii) for losses of less than Five Million and 00/100 Dollars ($5,000,000) received at such time as no Event of Default or Potential Default exists, be disbursed by the Administrative Agent to the applicable Loan Parties, and (iii) for losses equal to or greater than Five Million and 00/100 Dollars ($5,000,000) be applied by the Administrative Agent in accordance with clause (i) of Section 5.7.6 [Additional Mandatory Prepayments and Section 5.7.2 [Application Among Interest Rate Options].
8.1.4Maintenance of Properties and Leases. Each Loan Party shall, and shall cause each of its Subsidiaries to, maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar product line, character and size, all of those properties useful or necessary to its business, and

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from time to time, such Loan Party will make or cause to be made all appropriate repairs, renewals or replacements thereof
8.1.5Visitation Rights. In the case that an Event of Default has occurred and is continuing, each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent and any of the Lenders to visit and inspect any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Borrowers and the Administrative Agent with reasonable notice prior to any visit or inspection. In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent. If an Event of Default has occurred, the Administrative Agent shall have the right to conduct field exams, inventory appraisals and fixed asset appraisals of the Collateral and certain other assets of the Company and its Subsidiaries each of which shall be conducted by an independent examiner selected by the Administrative Agent and shall be at the sole cost and expense of the Loan Parties.
8.1.6Keeping of Records and Books of Account. The Borrowers shall, and shall cause each Subsidiary of each Borrower to, maintain and keep proper books of record and account which enable the Company and its Subsidiaries to issue financial statements in accordance with GAAP and as otherwise required by applicable Laws of any Official Body having jurisdiction over the Borrowers or any Subsidiary of the Borrowers, and in which full, true and correct entries shall be made in all material respects of all its dealings and business and financial affairs, all in accordance with GAAP.
8.1.7Compliance with Laws; Use of Proceeds. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Laws, including all Environmental Laws, in all respects; provided that it shall not be deemed to be a violation of this Section 8.1.7 if any failure to comply with any Law would not result in fines, penalties, remediation costs, other similar liabilities or injunctive relief which in the aggregate would reasonably be expected to constitute a Material Adverse Change. The Loan Parties will use the Letters of Credit and the proceeds of the Loans only in accordance with Section 2.7 [Use of Proceeds] and as permitted by applicable Law.
8.1.8Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws. Each of the Loan Parties covenants and agrees that it shall: (a) immediately notify the Administrative Agent, the Collateral Agent, and each of the Lenders in writing upon the occurrence of a Reportable Compliance Event; (b) immediately provide substitute Collateral to the Collateral Agent if, at any time, any Collateral becomes Blocked Property; and (c) conduct its business in compliance with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws and maintain in effect policies and procedures reasonably designed to ensure compliance with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws and International Trade Laws by each Covered Entity, and its directors and officers, and any employee, agent or affiliate acting on behalf of such Covered Entity in connection with this Agreement.
8.1.9Keepwell. Each Qualified ECP Loan Party jointly and severally (together with each other Qualified ECP Loan Party) hereby absolutely unconditionally and irrevocably (a) guarantees the prompt payment and performance of all Swap Obligations owing by each Non-Qualifying Party (it being understood and agreed that this guarantee is a guaranty of payment and not of collection), and (b) undertakes to provide such funds or other support as may be needed from time to time by any Non-Qualifying Party to honor all of such Non-Qualifying

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Party's obligations under this Agreement or any other Loan Document in respect of Swap Obligations (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 8.1.9 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 8.1.9, or otherwise under this Agreement or any other Loan Document, voidable under applicable law, including applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 8.1.9 shall remain in full force and effect until Payment In Full of the Obligations and termination of this Agreement and the other Loan Documents. Each Qualified ECP Loan Party intends that this Section 8.1.9 constitute, and this Section 8.1.9 shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of each other Loan Party for all purposes of Section 1a(18(A)(v)(II)) of the CEA.
8.1.10[Reserved].
8.1.11Further Assurances. Each Loan Party shall, from time to time, at its expense, faithfully preserve and protect the Administrative Agent's Lien on and Prior Security Interest in the Collateral, and shall do such other acts and things as the Administrative Agent in its sole discretion may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Collateral Documents and to exercise and enforce its rights and remedies thereunder with respect to the Collateral.
8.1.12 Additional Information. Each Loan Party shall provide to the Administrative Agent and the Lenders such information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent and such Lender with applicable laws (including without limitation the USA Patriot Act, Anti-Terrorism Laws and other "know your customer" and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
8.1.13Certificate of Beneficial Ownership and Other Additional Information. Each Loan Party shall provide to the Administrative Agent and the Lenders: (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Administrative Agent and Lenders; (ii) a new Certificate of Beneficial Ownership, in form and substance acceptable to Administrative Agent and each Lenders, when the individual(s) to be identified as a Beneficial Owner have changed; and (iii) such other information and documentation as may reasonably be requested by the Administrative Agent or any Lender from time to time for purposes of compliance by the Administrative Agent or such Lender with applicable laws (including without limitation the USA Patriot Act and other "know your customer" and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent or such Lender to comply therewith.
8.2Negative Covenants.
8.2.1Indebtedness. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time create, incur, assume or suffer to exist any Indebtedness, except:
(i) Indebtedness under the Loan Documents;
(ii) Existing Indebtedness as set forth on Schedule 8.2.1 (including any extensions or renewals or replacement financing thereof; provided there is no increase in the

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amount thereof or other significant change in the terms thereof unless otherwise specified on Schedule 8.2.1);
(iii) Indebtedness incurred with respect to Purchase Money Security Interests, capitalized leases and other Indebtedness; provided that the aggregate amount of all such Indebtedness shall not exceed $30,000,000 in the aggregate at any one time outstanding;
(iv) Indebtedness of a Loan Party to another Loan Party or to a wholly-owned Excluded Subsidiary which is subordinated pursuant to the Intercompany Subordination Agreement;
(v) Any (i) Lender Provided Interest Rate Hedge, (ii) Lender Provided Foreign Currency Hedge, (iii) Lender Provided Commodity Hedge, (iv) other Interest Rate Hedge, approved by the Administrative Agent or (v) Indebtedness under any Other Lender Provided Financial Services Product; provided however, the Loan Parties and their Subsidiaries shall enter into a Lender Provided Interest Rate Hedge or another Interest Rate Hedge only for hedging (rather than speculative) purposes;
(vi) Indebtedness of an Excluded Subsidiary to another Excluded Subsidiary; and
(vii) Indebtedness owing to Bank of America, N.A. in the form of same-day advances to the Borrowers denominated in Sterling, so long as such Indebtedness is subject to an intercreditor agreement reasonably acceptable to the Administrative Agent; provided that the aggregate Dollar Equivalent principal amount of such Indebtedness, together with the Dollar Equivalent amount of the bank guarantees referenced in clause (h) of the definition of “Other Lender Provided Financial Services Product”, shall not exceed $7,500,000 at any time outstanding;
(viii) [reserved];
(ix) Indebtedness owing to insurance carriers or finance companies and incurred to finance insurance premiums of any Loan Party in the ordinary course of business in a principal amount not to exceed at any time the amount of such insurance premiums to be paid by such Loan Party.
8.2.2Liens; Lien Covenants. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to (a) at any time create, incur, assume or suffer to exist any Lien on any of its property or assets, tangible or intangible, now owned or hereafter acquired, or agree or become liable to do so, except Permitted Liens; or (b) enter into or suffer to exist any agreement with any Person which prohibits or limits the ability of any Borrower to create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of any kind, real or personal, tangible or intangible, now owned or hereafter acquired (including, without limitation Equipment, Investment Property and Real Property), other than (i) such agreements in favor of the Administrative Agent or the Lenders, and (ii) capital leases and purchase money financing agreements which restrict Liens on the tangible personal property financed by such agreements, and other financing agreements entered into as permitted under Section 8.2.1(iii) which restrict Liens on assets, provided that such restrictions on Liens relating to assets located

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in the United States shall be limited to fixed assets; provided further that all assets subject to the restrictions in this Section 8.2.2(ii) shall have a fair market value of not more than $30,000,000 in the aggregate.
8.2.3Guaranties. Except as set forth on Schedule 8.2.3 or as otherwise permitted under this Agreement, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time, directly or indirectly, become or be liable in respect of any Guaranty, or assume, guarantee, become surety for, endorse or otherwise agree, become or remain directly or contingently liable upon or with respect to any obligation or liability in excess of $7,500,000 in the aggregate of all other Persons, except for Guaranties of Indebtedness of the Loan Parties and their Subsidiaries permitted hereunder; provided that (A) any Loan Party may provide performance guaranties to third parties in the ordinary course of business with respect to contractual obligations of another Loan Party and (B) any Loan Party may be liable in respect of bank guarantees and other contingent obligations issued by [Bank of America, N.A.], to the extent such obligations are permitted under Section 8.2.1(vii) hereof.
8.2.4Loans and Investments. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, at any time make or suffer to remain outstanding any loan or advance to, or purchase, acquire or own any stock, bonds, notes or securities of, or any partnership interest (whether general or limited) or limited liability company interest in, or any other Equity Interests or investment or interest in, or make any capital contribution to, any other Person, or agree, become or remain liable to do any of the foregoing, except:
(i)loans and investments existing on the Closing Date as set forth on Schedule 8.2.4;
(ii)trade credit extended on usual and customary terms in the ordinary course of business;
(iii)advances to employees to meet expenses incurred by such employees in the ordinary course of business;
(iv)Permitted Investments and Permitted Acquisitions;
(v)loans, advances and investments in Loan Parties;
(vi)[reserved];
(vii)investments not in excess of $1,000,000 at any one time in the stock of Customers in settlement of accounts receivable and related obligations which are delinquent or in default by such Customers;
(viii)equity investments in other corporations not in excess of ten percent (10%) of the aggregate ownership interests of any such corporation, provided that prior to and after giving effect to any such investment the aggregate amount of all such investments then existing (excluding the investments set forth on Schedule 8.2.4) plus the amount of all investments in Joint Ventures permitted under Section 8.2.9(2) do not exceed $15,000,000 in the aggregate at any one time; and
(ix)other loans and advances (which are not otherwise permitted in this Section 8.2.4) made to Persons which are not Loan Parties, provided that the aggregate amount of such loans, advances and investments (after giving effect to any repayment of a loan or return of capital on investments) then existing (excluding the loans, advances and investments set forth on Schedule 8.2.4) shall not exceed $10,000,000 in the aggregate at any one time.

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Notwithstanding the foregoing, the dollar limitations set forth in subsections (vii) and (viii) above shall not apply at such time as there are no Loans outstanding under this Agreement; provided that the amount of investments in excess of the dollar limitations set forth in such subsections, combined with the amounts in excess of the dollar limitations set forth in Section 8.2.5 [Dividends and Related Distributions] and Section 8.2.9 [Subsidiaries, Partnerships and Joint Ventures], shall not in the aggregate exceed $75,000,000.
Notwithstanding anything to the contrary in this Section 8.2.4, no Loan Party shall, directly or indirectly, make any Investment (including any capital contribution, loan, advance, or transfer of assets) in the form of Material Intellectual Property in or to any Excluded Subsidiary.
8.2.5Dividends and Related Distributions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, declare, pay or make any dividend or distribution on any shares of the common stock or preferred stock of any Borrower (other than dividends or distributions payable in its stock, or split-ups or reclassifications of its stock) or apply any of its funds, property or assets to the purchase, redemption (other than a purchase or redemption with respect to treasury shares associated with stock plans) or other retirement of any common or preferred stock, or of any options to purchase or acquire any such shares of common or preferred stock of any Borrower except that (a) the Borrowers shall be permitted to pay dividends and distributions to other Borrowers, and (b) the Company shall be permitted to pay dividends and distributions and make stock purchases or stock redemptions with respect to its stock, so long as, in each case of clause (a) and (b), prior to and after giving effect to such dividend, distribution or stock purchase or stock redemption (and treating such dividend, distribution, stock purchase or stock redemption as having occurred at the beginning of the fiscal period in which it is made), no Event of Default or Potential Default shall have occurred.

8.2.6Liquidations, Mergers, Consolidations, and Acquisitions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, dissolve, liquidate or wind-up its affairs, or become party to any merger, amalgamation, consolidation or other reorganization with or into any other Person or acquire by purchase, lease or otherwise all or substantially all of the assets, division, business, stock or other ownership interests of any Person or permit any other Person to consolidate with or merge with it provided that,
(i)so long as no Event of Default or Potential Default shall have occurred prior to or as a result of such act:
(1)in the case of a merger, amalgamation, or consolidation involving a Loan Party, such Loan Party shall be the continuing and surviving entity; provided further, if such Loan Party is a Borrower, such Borrower shall be the continuing and surviving entity; and
(2)Any Excluded Subsidiary may liquidate or dissolve if the Loan Party which owns such Excluded Subsidiary determines in good faith that such liquidation or dissolution is in the best interest of such Loan Party and is not materially disadvantageous to the Lenders;
(ii)any Loan Party or any Subsidiary of any Loan Party may consolidate with, merge, amalgamate into, or acquire assets or Equity Interests (or any combination of the foregoing transactions) of another Person which is principally engaged in a business permitted hereunder (a "Target") (each, a "Permitted Acquisition"), so long as:

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(1)no Event of Default or Potential Default exists or would result therefrom;
(2)the board of directors or other equivalent governing body of the Target shall have approved such Permitted Acquisition and the Loan Parties also shall have delivered to the Administrative Agent and the Lenders written evidence of the approval of the board of directors (or equivalent body) of the Target for such Permitted Acquisition;
(3)prior to and after giving effect to the Permitted Acquisition, the Loan Parties are in pro forma compliance with the financial covenants set forth in Section 8.2.13 [Maximum Gross Leverage Ratio] and Section 8.2.14 [Minimum Consolidated Fixed Charge Coverage Ratio] of this Agreement, in each case calculated for the four (4) consecutive fiscal quarters most recently ended;
(4)prior to and after giving effect to such Permitted Acquisition, the Liquidity of the Loan Parties shall not be less than $15,000,000;
(5)the aggregate consideration for any Permitted Acquisition shall not exceed $75,000,000 per acquisition;
(6)the Loan Parties shall deliver to the Administrative Agent at least five (5) Business Days before such Permitted Acquisition (or such shorter timeframe as may be agreed to by the Administrative Agent in its reasonable discretion, but in no event less than two (2) Business Days prior to such Permitted Acquisition), copies of (1) any agreements entered into or proposed to be entered into by such Loan Parties in connection with such Permitted Acquisition, (2) such other information about such Person or its assets as the Administrative Agent or any Lender may reasonably require, including but not limited to, historical financial statements of such Person reasonably satisfactory to the Administrative Agent, and (3) an Acquisition Compliance Certificate reflecting compliance with clauses (ii)(3), (ii)(4) and (ii)(5) set forth above; and
(7)in each case in which the Target becomes a new Subsidiary that qualifies as a Material Subsidiary, the Loan Parties shall immediately cause such new Material Subsidiary to join this Agreement as a Loan Party pursuant to Section 12.15 [Joinder].
8.2.7Dispositions of Assets or Subsidiaries. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, sell, convey, assign, lease, abandon or otherwise transfer or dispose of, voluntarily or involuntarily, any of its properties or assets, tangible or intangible (including sale, assignment, discount or other disposition of accounts, contract rights, chattel paper, equipment or general intangibles with or without recourse or of capital stock, shares of beneficial interest, partnership interests or limited liability company interests or any other Equity Interest of a Subsidiary of such Loan Party), except:
(i)transactions involving the sale or lease of inventory in the ordinary course of business;
(ii)any sale, transfer or lease of assets in the ordinary course of business which are no longer necessary or required or useful in the conduct of such Loan Party's or such Subsidiary's business;
(iii)any sale, transfer or lease of assets by any wholly owned Subsidiary of such Loan Party to another Loan Party;

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(iv)subject to the mandatory prepayment requirement set forth in Section 5.7.6(i), any sale, transfer, lease or other disposition of ownership interest or assets; provided that the aggregate fair market value of all such sales, transfers, leases and/or other dispositions of ownership interests and/or assets made during the term of this Agreement shall not, in any event, exceed $120,000,000 singularly or in the aggregate.
(v)     [Reserved]; and

(v)subject to the mandatory prepayment requirement set forth in Section 5.7.6(i), any sale, transfer or lease of assets, other than those specifically excepted pursuant to clauses (i) through (iv) above, which is approved by the Required Lenders.
(vi)Notwithstanding the foregoing, no Loan Party shall sell, convey, assign, lease, abandon or otherwise transfer or dispose of, or permit any of its Subsidiaries to sell, convey, assign, lease, abandon or otherwise transfer or dispose of, any Material Intellectual Property to any Excluded Subsidiary, regardless of whether such disposition would otherwise be permitted by clauses (i) through (vi) above.
8.2.8Affiliate Transactions. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate (other than a Borrower), except transactions in the ordinary course of business, on an arm's-length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.
8.2.9Subsidiaries, Partnerships and Joint Ventures. Except as set forth on Schedule 8.2.9, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to:
(1)own or create directly or indirectly any Subsidiaries unless such Subsidiary takes all action required under Section 12.15 [Joinder of Borrowers and Guarantors] hereof, if any, to join this Agreement as a Borrower or Guarantor; and
(2)enter into any Joint Venture or similar arrangement; provided that the Loan Parties may enter into a Joint Venture so long as the amount of loans, investments or contributions made by the Loan Parties therein (excluding loans, investments or contributions set forth on Schedule 8.2.9) plus the amount of all equity investments permitted under Section 8.2.4(viii) do not exceed $10,000,000 in the aggregate at any one time.
Notwithstanding the foregoing, the dollar limitation set forth in subsections 8.2.9(2) above shall not apply at such time as there are no Loans outstanding under this Agreement, provided that the amounts loaned, invested or contributed by the Loan Parties in excess of such dollar limitation, combined with the amounts in excess of the dollar limitations set forth in Section 8.2.4 [Loans and Investments] and Section 8.2.5 [Dividends and Related Distributions], shall not in the aggregate exceed $75,000,000.
8.2.10Continuation of or Change in Business. Each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, substantially change the nature of the business in which it is presently engaged (or businesses reasonably related thereto), nor except as specifically permitted hereby (including Section 8.2.6 [Liquidations, Mergers, Consolidations, and Acquisitions]) purchase or invest, directly or indirectly, in any assets or property other than

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in the ordinary course of business or assets or property which are to be used in its business as presently conducted or businesses reasonably related thereto.
8.2.11Fiscal Year. Each of the Borrowers shall not, and shall not permit any Subsidiary of such Borrower to, change its fiscal year from calendar year or make any significant change (a) in accounting treatment and reporting practices except as required or permitted by GAAP or (b) in tax reporting treatment except as required by law.
8.2.12Changes in Organizational Documents. Each of the Loan Parties shall not amend in any respect its certificate of incorporation (including any provisions or resolutions relating to capital stock), by-laws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company agreement or other organizational documents without providing at least ten (10) calendar days' prior written notice to the Administrative Agent and the Lenders and, in the event such change would be adverse to the Lenders as determined by the Administrative Agent in its sole discretion, obtaining the prior written consent of the Required Lenders.
8.2.13Maximum Gross Leverage Ratio. The Loan Parties shall not permit the Gross Leverage Ratio of the Company and its Subsidiaries, calculated at the end of each fiscal quarter, in each case for the four (4) consecutive fiscal quarters then ending, to exceed 3.50 to 1.00 (or 4.00 to 1.00 for testing periods occurring during an Acquisition Period).
8.2.14Minimum Consolidated Fixed Charge Coverage Ratio. The Loan Parties shall not permit the Consolidated Fixed Charge Coverage Ratio of the Company and its Subsidiaries, calculated at the end of each fiscal quarter, in each case for the four (4) consecutive fiscal quarters then ending, to be less than 1.10 to 1.00.
8.2.15Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws. No Loan Party shall do any of the following, nor permit any of its or their respective directors, officers, employees, agents, or affiliates acting on its or their behalf in connection with this Agreement to: (a) become a Sanctioned Person; (b) directly or indirectly, provide, use, or make available the proceeds of any Loan hereunder (i) to fund any activities or business of, with, or for the benefit of any Person that, at the time of such funding or facilitation, is a Sanctioned Person, (ii) to fund or facilitate any activities or business of or in any Sanctioned Jurisdiction, (iii) in any manner that could result in a violation by any Person (including the Administrative Agent, any lead arranger, Issuing Lender, any Lender, underwriter, advisor, investor, or otherwise) of Anti-Corruption Law, Anti-Money Laundering, or International Trade Laws or (iv) in violation of any applicable Law, including, without limitation, any applicable Anti-Corruption Law, Anti-Money Laundering Law or International Trade Law; (c) repay the Loan with Blocked Property or funds derived from any unlawful activity; or (d) permit any Collateral to become Blocked Property.
8.2.16Immaterial Subsidiaries. The Borrowers shall not permit (a) the Consolidated EBITDA represented by an Immaterial Subsidiary to exceed five percent (5%) of the Company’s Consolidated EBITDA or (b) the total assets of such Immaterial Subsidiary to be equal to or greater than five percent (5%) of the Company’s Consolidated Total Assets, in either

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case of clause (a) or (b), without joining such Subsidiary as a Loan Party pursuant to the terms and conditions of Section 12.15 hereof.
8.2.17Canadian Pension Plans. No Loan Party shall establish, maintain, participate in or contribute to any Canadian Pension Plan which contains a defined benefit provisions (as such term is defined in subsection 147.1(1) of the Income Tax Act (Canada).
8.2.18UK Pension Plans. Except as provided on Schedule 6.1.13, no member of the Group will be or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or "connected" with or an "associate" of (as those terms are used in sections 38 or 43 of the Pensions Act 2004) such an employer.
8.3Reporting Requirements. The Loan Parties will furnish or cause to be furnished to the Administrative Agent and each of the Lenders:
8.3.1Quarterly Financial Statements. As soon as available and in any event within forty-five (45) calendar days after the end of each of the first three fiscal quarters in each fiscal year, a copy of the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission and the financial statements of the Company and its Subsidiaries, consisting of a consolidated balance sheet as of the end of such fiscal quarter and related consolidated statements of income and cash flows for the fiscal quarter then ended and the fiscal year through that date, all in reasonable detail and certified (subject to normal year-end audit adjustments) by the Chief Executive Officer, President, Chief or Deputy Chief Financial Officer, Treasurer or Assistant Treasurer of the Company as having been prepared in accordance with GAAP, consistently applied, and setting forth in comparative form the respective financial statements for the corresponding date and period in the previous fiscal year.
8.3.2Annual Financial Statements. As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Company, a copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission and the financial statements of the Company and its Subsidiaries consisting of a consolidated balance sheet as of the end of such fiscal year, and related consolidated statements of income, stockholders' equity and cash flows for the fiscal year then ended, all in reasonable detail and setting forth in comparative form the financial statements as of the end of and for the preceding fiscal year, and certified by independent certified public accountants of nationally recognized standing satisfactory to the Administrative Agent. The certificate or report of accountants shall be free of qualifications (other than any consistency qualification that may result from a change in the method used to prepare the financial statements as to which such accountants concur) and shall not indicate the occurrence or existence of any event, condition or contingency which would materially impair the prospect of payment or performance of any covenant, agreement or duty of any Loan Party under any of the Loan Documents.
8.3.3Certificate of the Company. Concurrently with (i) the quarterly financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to clause (ii) of Section 8.3.1 [Quarterly Financial Statements], commencing with the fiscal quarter ending June 30, 2025 and for all fiscal quarters ending thereafter, and (ii) the financial statements of the Company furnished to the Administrative Agent and to the Lenders pursuant to Section 8.3.2 [Annual Financial Statements], commencing with the fiscal year ending December 31, 2025 and for all fiscal years ending thereafter, in each case of clause (i) and (ii) above, a

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certificate (each a "Compliance Certificate") of the Company signed by a Senior Officer of the Company in the form of Exhibit 8.3.3.
8.3.4Notices.
8.3.4.1Default. Promptly after any officer of any Loan Party has learned of the occurrence of an Event of Default or Potential Default, a certificate signed by an Authorized Officer setting forth the details of such Event of Default or Potential Default and the action which such Loan Party proposes to take with respect thereto.
8.3.4.2Litigation. Promptly after the commencement thereof, notice of all actions, suits, proceedings or investigations before or by any Official Body or any other Person against any Loan Party or Subsidiary of any Loan Party which involve a claim or series of claims in excess of $10,000,000 or which would reasonably be expected to constitute a Material Adverse Change.
8.3.4.3Organizational Documents. Within the time limits set forth in Section 8.2.12 [Changes in Organizational Documents], any amendment to the organizational documents of any Loan Party.
8.3.4.4Erroneous Financial Information. Promptly in the event that the Company or its accountants conclude or advise that any previously issued financial statement, audit report or interim review should no longer be relied upon or that disclosure should be made or action should be taken to prevent future reliance.
8.3.4.5ERISA Event. Promptly upon the occurrence of any ERISA Event or a Canadian Pension Event.
8.3.4.6Environmental Matters. Promptly after any officer of any Loan Party has learned of an environmental matter which would constitute a Material Adverse Change and the action which such Loan Party proposes to take with respect thereto.
8.3.4.7Registration Statements. Promptly upon the filing thereof, copies of all registration statements (other than any registration statements on Form S-8 or its equivalent) and any report which the Company shall have filed with the Securities and Exchange Commission.
8.3.4.8Other Reports. Promptly upon their becoming available to the Borrowers:
(i)Annual Budget. The annual budget and any forecasts or projections of the Company, to be supplied not later than January 31st of each year to which any of the foregoing may be applicable,
(ii)Management Letters. Any reports including management letters submitted to the Company by independent accountants in connection with any annual, interim or special audit, and
(iii)Other Information. Such other reports and information as any of the Lenders may from time to time reasonably request.

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9. DEFAULT
9.1Events of Default. An Event of Default shall mean the occurrence or existence of any one or more of the following events or conditions (whatever the reason therefor and whether voluntary, involuntary or effected by operation of Law):
9.1.1Payments Under Loan Documents. The Borrowers shall fail to pay (i) any principal of any Loan (including scheduled installments, mandatory prepayments or the payment due at maturity), Reimbursement Obligation or Letter of Credit Obligation on the date on which such principal becomes due in accordance with the terms hereof or thereof, or (ii) any interest on any Loan, Reimbursement Obligation or Letter of Credit Obligation or any other amount owing hereunder or under the other Loan Documents on the date on which such interest or other amount becomes due in accordance with the terms hereof or thereof and such default shall continue unremedied for a period of three (3) days after such default;
9.1.2Breach of Warranty. Any representation or warranty made at any time by any of the Loan Parties herein or by any of the Loan Parties in any other Loan Document, or in any certificate, other instrument or statement furnished pursuant to the provisions hereof or thereof, shall prove to have been false or misleading in any material respect as of the time it was made or furnished;
9.1.3Anti-Terrorism Laws. Any representation or warranty contained in Section 6.1.17 [Anti-Terrorism Laws] is or becomes false or misleading at any time;
9.1.4Breach of Negative Covenants, Visitation Rights, Anti-Terrorism Laws or Post-Closing Joinder. Any of the Loan Parties shall default in the observance or performance of any covenant contained in Section 8.1.2 in respect of Priority Payables [Payment of Priority Payables and Taxes], Section 8.1.5 [Visitation Rights], Section 8.1.8 [Anti-Corruption Laws, Anti-Money Laundering Laws, and International Trade Laws], Section 8.1.14 [Post-Closing Joinder] or Section 8.1.12 [Negative Covenants];
9.1.5Breach of Other Covenants. Any of the Loan Parties shall default in the observance or performance of any other covenant, condition or provision hereof or of any other Loan Document and such default shall continue unremedied for a period of ten (10) Business Days;
9.1.6Defaults in Other Agreements or Indebtedness. A default or event of default shall occur at any time under the terms of any other agreement involving borrowed money or the extension of credit or any other Indebtedness under which any Loan Party or Subsidiary of any Loan Party may be obligated as a borrower or guarantor in excess of $15,000,000 in the aggregate, and such breach, default or event of default consists of the failure to pay (beyond any period of grace permitted with respect thereto, whether waived or not) any Indebtedness when due (whether at stated maturity, by acceleration or otherwise) or if such breach or default permits or causes the acceleration of any Indebtedness (whether or not such right shall have been waived) or the termination of any commitment to lend;
9.1.7Final Judgments or Orders. Any final judgments or orders for the payment of money in excess of $15,000,000 in the aggregate shall be entered against any Loan Party by a court having jurisdiction in the premises, which judgment is not discharged, vacated, bonded or stayed pending appeal within a period of thirty (30) days from the date of entry;
9.1.8Loan Document Unenforceable. Any of the Loan Documents shall cease to be legal, valid and binding agreements enforceable against the party executing the same or such party's successors and assigns (as permitted under the Loan Documents) in accordance with

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the respective terms thereof or shall in any way be terminated (except in accordance with its terms) or become or be declared ineffective or inoperative or shall in any way be challenged or contested or cease to give or provide the respective Liens, security interests, rights, titles, interests, remedies, powers or privileges intended to be created thereby;
9.1.9Events Relating to Plans and Benefit Arrangements. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $15,000,000 or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $15,000,000 or (iii) a Canadian Pension Event occurs which has resulted or could reasonably be expected to result in liability of the Borrowers in an aggregate amount in excess of $15,000,000 or (iv) the Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any UK Borrower unless the aggregate liability of the UK Borrowers under all Financial Support Directions and Contributions Notices is less than $15,000,000;
9.1.10Change of Control. (i) Any person or group of persons (within the meaning of Sections 13(d), 14(a) or 14(d) of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership, directly or indirectly, of (within the meaning of Rule 13d-3 and 13(d)-5 promulgated by the Securities and Exchange Commission under said Act) 25% or more of the voting capital stock of the Company; or (ii) the Company shall cease to own, directly or indirectly, all of the ownership interests of each Borrower except for such reduction in interest as permitted in Section 8.2.7 [Dispositions of Assets or Subsidiaries] hereof.
9.1.11Relief Proceedings. (i) A Relief Proceeding shall have been instituted against any Loan Party or Subsidiary of a Loan Party and such Relief Proceeding shall be unstayed and remain undismissed and in each case unadvertised and in effect for a period of forty-five (45) consecutive days or such court shall enter a decree or order granting any of the relief sought in such Relief Proceeding, (ii) any Loan Party or Subsidiary of a Loan Party institutes, or takes any action in furtherance of, a Relief Proceeding, or (iii) any Loan Party or any Subsidiary of a Loan Party ceases to be Solvent or admits in writing its inability to pay its debts as they mature.
9.1.12Uninsured Losses; Proceedings Against Assets. There shall occur any material uninsured damage to or loss, theft or destruction of any of the Collateral in excess of $15,000,000 or the Collateral or any other of the Loan Parties' or any of their Subsidiaries' assets are attached, seized, levied upon or subjected to a writ or distress warrant; or such come within the possession or control of any receiver, interim receiver, receiver and manager, monitor, trustee, custodian, liquidator or assignee for the benefit of creditors and the same is not cured within forty-five (45) days thereafter.
9.2Consequences of Event of Default.
9.2.1Events of Default Other Than Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Sections 9.1.1 [Payments Under Loan Documents] through 9.1.10 [Change of Control] or Section 9.1.12 [Uninsured Losses; Proceedings Against Assets] shall occur and be continuing, the Lenders and the Administrative Agent shall be under no further obligation to make Loans and the Issuing Lenders shall be under no obligation to issue Letters of Credit and the Administrative Agent may, and upon the request of the Required Lenders, shall (i) by written notice to the Borrowers, declare the unpaid principal amount of the Notes then outstanding and all interest accrued thereon, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder to be forthwith due

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and payable, and the same shall thereupon become and be immediately due and payable to the Administrative Agent for the benefit of each Lender without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, and (ii) terminate any Letter of Credit that may be terminated in accordance with its terms and/or require the Borrowers to, and the Borrowers shall thereupon, deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledge to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations. Without limiting any right or remedy of the Administrative Agent in this Agreement, Administrative Agent may seek the appointment of a receiver, receiver-manager or keeper (a “Receiver”) under the laws of Canada or any Province or territory thereof to take possession of all or any portion of the Collateral of Loan Parties or to operate same and, to the maximum extent permitted by applicable Law, may seek the appointment of such a Receiver without the requirement of prior notice or a hearing. Any such Receiver shall, so far as concerns responsibility for his/her acts, be deemed the agent of Loan Parties and not Administrative Agent and the Lenders, and Administrative Agent and the Lenders shall not be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver, his/her servants or employees. Subject to the provisions of the instrument appointing him/her, any such Receiver shall have power to take possession of Collateral of the Loan Parties, to preserve Collateral of the Loan Parties or its value, to carry on or concur in carrying on all or any part of the business of the Loan Parties and to sell, lease, license or otherwise dispose of or concur in selling, leasing, licensing or otherwise disposing of Collateral of the Loan Parties. To facilitate the foregoing powers, any such Receiver may, to the exclusion of all others, including the Loan Parties, enter upon, use and occupy all premises owned or occupied by the Loan Parties wherein Collateral of the Loan Parties may be situated, maintain Collateral of the Loan Parties upon such premises, borrow money on a secured or unsecured basis and use Collateral of the Loan Parties directly in carrying on the Loan Parties’ business or as security for loans or advances to enable the Receiver to carry on the Loan Parties’ business or otherwise, as such Receiver shall, in its discretion, determine. Except as may be otherwise directed by Administrative Agent, all money received from time to time by such Receiver in carrying out his/her appointment shall be received in trust for and paid over to Administrative Agent. Every such Receiver may, in the discretion of Administrative Agent, be vested with all or any of the rights and powers of Administrative Agent and the Lenders. Administrative Agent may, either directly or through its nominees, exercise any or all powers and rights given to a Receiver by virtue of the foregoing provisions of this paragraph.
9.2.2Bankruptcy, Insolvency or Reorganization Proceedings. If an Event of Default specified under Section 9.1.11 [Relief Proceedings] shall occur, the Lenders shall be under no further obligations to make Loans hereunder and the Issuing Lenders shall be under no obligation to issue Letters of Credit and the unpaid principal amount of the Loans then outstanding and all interest accrued thereon and any Unpaid Drawings, any unpaid fees and all other Indebtedness of the Borrowers to the Lenders hereunder and thereunder shall be immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, and the Borrowers shall immediately deposit in a non-interest-bearing account with the Administrative Agent, as cash collateral for its Obligations under the Loan Documents, an amount equal to the maximum amount currently or at any time thereafter available to be drawn on all outstanding Letters of Credit, and the Borrowers hereby pledges to the Administrative Agent and the Lenders, and grants to the Administrative Agent and the Lenders a security interest in, all such cash as security for such Obligations; and
9.2.3Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, and each of their respective Affiliates and any participant of such Lender or Affiliate which has agreed in writing to be bound by the provisions of Section 5.3

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[Sharing of Payments by Lenders] is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender or any such Affiliate or participant to or for the credit or the account of any Loan Party against any and all of the Obligations of such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, Affiliate or participant, irrespective of whether or not such Lender, Issuing Lender, Affiliate or participant shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Issuing Lender different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.10 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lender, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender and their respective Affiliates and participants under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender or their respective Affiliates and participants may have. Each Lender and each Issuing Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application; and
9.2.4Application of Proceeds.
From and after the date on which the Administrative Agent has taken any action pursuant to this Section  9.2.4 and until Payment in Full, any and all proceeds received by the Administrative Agent, any Issuing Lender or any other Lender shall, unless otherwise required by the terms of the other Loan Documents or by applicable law, be applied as follows:
(i)First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, each Issuing Lender in its capacity as such and each Swing Loan Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swing Loan Lenders in proportion to the respective amounts described in this clause First payable to them;
(ii)Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;
(iii)Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
(iv)Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and payment obligations then owing under Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Service Products, ratably

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among the Lenders, the Issuing Lender, and the Lenders or Affiliates of Lenders which provide Lender Provided Interest Rate Hedges, Lender Provided Foreign Currency Hedges, Lender Provided Commodity Hedges and Other Lender Provided Financial Service Products, in proportion to the respective amounts described in this clause Fourth held by them;
(v)Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any undrawn amounts under outstanding Letters of Credit; and
(vi)Last, the balance, if any, to the Loan Parties or as required by Law.
(vii)Notwithstanding anything to the contrary in this Section 9.2.4, no Swap Obligations of any Non-Qualifying Party shall be paid with amounts received from such Non-Qualifying Party under its Guaranty Agreement (including sums received as a result of the exercise of remedies with respect to such Guaranty Agreement) or from the proceeds of such Non-Qualifying Party's Collateral if such Swap Obligations would constitute Excluded Hedge Liabilities; provided, however, that to the extent possible appropriate adjustments shall be made with respect to payments and/or the proceeds of Collateral from other Loan Parties that are Eligible Contract Participants with respect to such Swap Obligations to preserve the allocation to Obligations otherwise set forth above in this Section 9.2.4.
10. THE ADMINISTRATIVE AGENT
10.1Appointment and Authority. Each of the Lenders and the Issuing Lenders hereby irrevocably appoints PNC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article 10 are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lender, and neither the Borrowers nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions. Without limiting the power of Administrative Agent hereunder or under any other Loan Document, Administrative Agent and each Lender hereby appoints and designates PNC as the hypothecary representative (within the meaning of Article 2692 of the Civil Code of Québec) of Administrative Agent and the Lenders for the purposes of holding any security granted by any Loan Party under the laws of the Province of Québec as security for any indebtedness or other obligations of any Loan Party hereunder or under any other Loan Document and, in such capacity, PNC shall hold any such security granted under the laws of the Province of Québec as hypothecary representative in the exercise of the rights conferred thereunder. The execution by PNC as hypothecary representative of any deeds of hypothec or other security granted by any Loan Party under the laws of the Province of Québec is hereby ratified and confirmed. Any Person who becomes Administrative Agent or a Lender shall be deemed to have ratified and confirmed the appointment of PNC as hypothecary representative. PNC, acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent hereunder, which shall apply mutatis mutandis to PNC acting as hypothecary representative. In the event of the resignation of the Administrative Agent and appointment of a successor Administrative Agent, such successor Administrative Agent shall also constitute the successor hypothecary representative of the Administrative Agent and the Lenders for the purpose of holding the security referred to above, unless a successor hypothecary representative is

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otherwise appointed. Notwithstanding anything to the contrary in this Agreement, this provision shall be governed and construed in accordance with the laws of the Province of Québec.
10.2Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
10.3Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
(1)shall not be subject to any fiduciary or other implied duties, regardless of whether a Potential Default or Event of Default has occurred and is continuing;
(2)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law; and
(3)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.1 [Modifications, Amendments or Waivers] and 9.1.12 [Consequences of Event of Default]) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Potential Default or Event of Default unless and until notice describing such Potential Default or Event of Default is given to the Administrative Agent by the Borrowers, a Lender or the Issuing Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this

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Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Potential Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 7 [Conditions of Lending and Issuance of Letters of Credit] or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
10.4Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
10.5Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 10 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
10.6Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with approval from the Borrowers (so long as no Event of Default has occurred and is continuing), to appoint a successor, such approval not to be unreasonably withheld or delayed. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lender, appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrowers and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective

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in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 10.6 [Resignation of Administrative Agent]. Upon the acceptance of a successor's appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Administrative Agent's resignation hereunder and under the other Loan Documents, the provisions of this Article 10 and Section 12.3 [Expenses; Indemnity; Damage Waiver] shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
If PNC resigns as Administrative Agent under this Section 10.6, PNC shall also resign as an Issuing Lender. Upon the appointment of a successor Administrative Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring Issuing Lender and Administrative Agent and PNC shall be discharged from all of its respective duties and obligations as Issuing Lender and Administrative Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.
10.7Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
10.8No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Lenders, Co-Syndication Agents, Arrangers or other parties listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

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10.9Administrative Agent's Fee. The Borrowers shall pay to the Administrative Agent a nonrefundable fee (the "Administrative Agent's Fee") under the terms of a letter (the "Administrative Agent's Letter") between the Borrowers and Administrative Agent, as amended from time to time.
10.10No Reliance on Administrative Agent's Customer Identification Program. Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Money Laundering Law, any Anti-Corruption Law or any International Trade Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other Laws.
10.11Authorization to Release Collateral and Guarantors. The Lenders and Issuing Lenders authorize the Administrative Agent to release (i) any Collateral consisting of assets or equity interests sold or otherwise disposed of in a sale or other disposition or transfer permitted under Section 8.2.7 [Dispositions of Assets or Subsidiaries], and (ii) any Guarantor from its obligations under the Guaranty Agreement if the ownership interests in such a Loan Party change in a transaction permitted hereunder; provided that, notwithstanding anything to the contrary in this Agreement, no such release of a Guarantor shall be effective unless:
(A) the transaction or series of transactions that resulted in such Guarantor ceasing to be a Subsidiary was entered into for a bona fide business purpose (as determined in good faith by the Borrower), and not for the primary purpose of causing such release;
(B) the portion of Equity Interests in such Guarantor that caused it to cease to be a Subsidiary were not transferred to an Affiliate of a Borrower (other than in connection with a bona fide joint venture arrangement on arm’s-length terms); and
(C) after giving effect to such release, such Borrower shall be deemed to have made an Investment in such Person in an amount equal to the portion of the fair market value (as determined in good faith by such Borrower) of such Borrower’s retained ownership interest in such Person, and such Investment shall be permitted under Section 8.2.4 [Loans and Investments] as if made on the date of such release.
10.12Plan Assets.
(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the

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Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any of the other Loan Parties, that at least one of the following is and will be true:
    (i)     such Lender is not using "plan assets" (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
    (ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
    (iii)    (A) such Lender is an investment fund managed by a "Qualified Professional Asset Manager" (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
    (iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(a)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any of the Borrowers or any of the other Loan Parties, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender's entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
10.13Erroneous Payments.

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(a)If the Administrative Agent notifies a Lender or Issuing Lender or any Person who has received funds on behalf of a Lender or Issuing Lender of such Lender or Issuing Lender (any such Lender, Issuing Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender or Issuing Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Bank Funding Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)Without limiting immediately preceding clause (a), each Lender or Issuing Lender, or any Person who has received funds on behalf of a Lender or Issuing Lender such Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or Issuing Lender, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i)(A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

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(ii)such Lender or Issuing Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 10.13(b).

(c)Each Lender or Issuing Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender Issuing Lender under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender or Issuing Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an "Erroneous Payment Return Deficiency"), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the "Erroneous Payment Impacted Class") in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the "Erroneous Payment Deficiency Assignment") at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrowers) deemed to execute and deliver an Assignment and Assumption with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrowers or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing

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by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender or Issuing Lender under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the "Erroneous Payment Subrogation Rights").

(e)The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrowers or any other Loan Party for the purpose of making such Erroneous Payment.

(f)To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g)Each party’s obligations, agreements and waivers under this Section 10.13 shall survive the resignation or replacement of the Administrative Agent, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
11.[RESERVED]
12. MISCELLANEOUS
12.1Modifications, Amendments or Waivers. With the written consent of the Required Lenders, the Administrative Agent, acting on behalf of all the Lenders, and the Company, on behalf of the Loan Parties, may from time to time enter into written agreements amending or changing any provision of this Agreement or any other Loan Document or the rights of the Lenders or the Loan Parties hereunder or thereunder, or may grant written waivers or consents hereunder or thereunder. Any such agreement, waiver or consent made with such written consent shall be effective to bind all the Lenders and the Loan Parties; provided, that no such agreement, waiver or consent may be made which will:

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12.1.1Increase of Commitment. Subject to Section 12.16 [Increase in Commitments], increase the amount of the Revolving Credit Commitment of any Lender hereunder without the consent of such Lender;
12.1.2Extension of Payment; Reduction of Principal Interest or Fees; Modification of Terms of Payment. Whether or not any Loans are outstanding, extend or postpone the Expiration Date or the time for payment of principal or interest of any Loan (excluding the due date of any mandatory prepayment of a Loan), the Commitment Fee or any other fee payable to any Lender, or reduce the principal amount of or the rate of interest borne by any Loan or reduce the Commitment Fee or any other fee payable to any Lender, without the consent of each Lender directly affected thereby;
12.1.3Release of Collateral or Guarantor. Except for (a) sales of assets permitted by Section 8.2.7 [Disposition of Assets or Subsidiaries], (b) the release of any Guarantor in connection with a transaction otherwise permitted under this Agreement, or (c) the release of any Borrower in connection with a transaction expressly permitted by Section 8.2.6 [Merger, Consolidation, Amalgamation], release (i) all or substantially all of the Collateral, (ii) any Guarantor from its obligations under the Guaranty Agreement, or (iii) any Borrower from its obligations under this Agreement or any other Loan Document, in each case without the consent of all Lenders (other than Defaulting Lenders);
12.1.4Miscellaneous. Amend the definition of "Alternative Currency" or Section 5.2 [Pro Rata Treatment of Lenders], 10.3 [Exculpatory Provisions, Etc.] or Section 5.3 [Sharing of Payments by Lenders], Section 9.2.4 [Application of Proceeds] or this Section 12.1, alter any provision regarding the pro rata treatment of the Lenders or requiring all Lenders to authorize the taking of any action or reduce any percentage specified in the definition of Required Lenders, in each case without the consent of all of the Lenders (other than Defaulting Lenders); provided that no agreement, waiver or consent which would modify the interests, rights or obligations of the Administrative Agent, a Swing Loan Lender or an Issuing Lender may be made without the written consent of such Administrative Agent, Swing Loan Lender or Issuing Lender, as applicable, and provided, further that, if in connection with any proposed waiver, amendment or modification referred to in Sections 12.1.1 through 12.1.4 above, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained (each a "Non-Consenting Lender"), then the Borrowers shall have the right to replace any such Non-Consenting Lender with one or more replacement Lenders pursuant to Section 5.6.2 [Replacement of a Lender]. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; or
12.1.5Priority and Collateral Protections. Permit the incurrence of any Indebtedness or Liens that are secured by any Collateral on a basis senior to or pari passu with the Obligations (except as expressly permitted in this Agreement), amend or modify any provision of this Agreement or any Loan Document in a manner that would result in (a) the subordination in right of payment of the Obligations to any other Indebtedness, (b) the subordination of the Liens securing the Obligations to any other Liens, or (c) the application of payments or proceeds of Collateral in a manner inconsistent with Section 9.2.4 [Application of Proceeds] or the pro rata provisions of Section 5.2 [Pro Rata Treatment of Lenders] or Section

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5.3 [Sharing of Payments by Lenders], in each case without the consent of each Lender directly and adversely affected thereby.
Notwithstanding the foregoing, the Administrative Agent, with the consent of the Borrower Agent, may amend, modify or supplement any Loan Document without the consent of any Lender or the Required Lenders in order to correct or cure any ambiguity, inconsistency or defect or correct any manifest, typographical or ministerial error in any Loan Document (provided that any such amendment, modification or supplement shall not be materially adverse to the interests of the Lenders taken as a whole).
12.2No Implied Waivers; Cumulative Remedies. No course of dealing and no delay or failure of the Administrative Agent or any Lender in exercising any right, power, remedy or privilege under this Agreement or any other Loan Document shall affect any other or future exercise thereof or operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any further exercise thereof or of any other right, power, remedy or privilege. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and any other Loan Documents are cumulative and not exclusive of any rights or remedies which they would otherwise have.
12.3Expenses; Indemnity; Damage Waiver.
12.3.1Costs and Expenses. The Borrowers shall pay (i) all out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), and shall pay all fees and time charges and disbursements for attorneys who may be employees of the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all out-of-pocket expenses incurred by the Issuing Lenders in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the Issuing Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all reasonable out-of-pocket expenses of the Administrative Agent's regular employees and agents engaged periodically to perform audits of the Loan Parties' books, records and business properties.
12.3.2Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or

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by the Borrowers or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance or nonperformance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) breach of representations, warranties or covenants of the Loan Parties under the Loan Documents, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, including any such items or losses relating to or arising under Environmental Laws or pertaining to environmental matters, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrowers or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee's obligations hereunder or under any other Loan Document, if the Borrowers or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Notwithstanding the foregoing, a Foreign Loan Party shall only be required to indemnify any Indemnitee pursuant to this Section to the extent that any such losses, liabilities, claims, penalties, damages or expenses have been caused by such Foreign Loan Party or are otherwise directly related or attributable to such Foreign Loan Party.
12.3.3Reimbursement by Lenders. To the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under Sections 12.3.1 [Costs and Expenses] or 12.3.2 [Indemnification by the Loan Parties] to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender or such Related Party, as the case may be, such Lender's Ratable Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or any Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Lender in connection with such capacity.
12.3.4Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Loan Party shall assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in Section 12.3.2 [Indemnification by the Loan Parties] shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other

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information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
12.3.5Payments. All amounts due under this Section shall be payable not later than ten (10) days after demand therefor.
12.4Holidays. Whenever payment of a Loan to be made or taken hereunder shall be due on a day which is not a Business Day such payment shall be due on the next Business Day (except as provided in Section 4.2 [Interest Periods]) and such extension of time shall be included in computing interest and fees, except that the Revolving Credit Loans and Swing Loans shall be due on the Business Day preceding the Expiration Date if the Expiration Date is not a Business Day. Whenever any payment or action to be made or taken hereunder (other than payment of the Loans) shall be stated to be due on a day which is not a Business Day, such payment or action shall be made or taken on the next following Business Day, and such extension of time shall not be included in computing interest or fees, if any, in connection with such payment or action.
12.5Notices; Effectiveness; Electronic Communication.
12.5.1Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 12.5.2 [Electronic Communications]), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile (i) if to a Lender, to it at its address set forth in its administrative questionnaire, or (ii) if to any other Person, to it at its address set forth on Schedule 1.1(B).
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 12.5.2 [Electronic Communications], shall be effective as provided in such Section.
12.5.2Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Loan Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender's receipt of an acknowledgement from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the

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intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
12.5.3Change of Address, Etc. Any party hereto may change its address, e-mail address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.
12.5.4Platform.
(i)Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Lenders and the other Lenders by posting the Communications on the Platform.
(ii)The Platform is provided “as is” and “as available.” The Agent Parties (as defined below), any Lender, do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or any Issuing Lender by means of electronic communications pursuant to this Section, including through the Platform.
12.6Severability. The provisions of this Agreement are intended to be severable. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability thereof in any other jurisdiction or the remaining provisions hereof in any jurisdiction.
12.7Duration; Survival. All representations and warranties of the Loan Parties contained herein or made in connection herewith shall survive the execution and delivery of this Agreement, the completion of the transactions hereunder and Payment In Full. All covenants and agreements of the Loan Parties contained herein relating to the payment of principal, interest, premiums, additional compensation or expenses and indemnification, including those set forth in the Notes, Article 5 [Payments] and Section 12.3 [Expenses; Indemnity; Damage Waiver], shall survive Payment In Full. All other covenants and agreements of the Loan Parties shall continue in full force and effect from and after the date hereof and until Payment In Full.
12.8Successors and Assigns.
12.8.1Successors and Assigns Generally. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns permitted hereby, except that neither the Company nor any other Loan

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Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.8.2 [Assignments by Lenders], (ii) by way of participation in accordance with the provisions of Section 12.8.4 [Participations], or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.8.6 [Certain Pledges; Successors and Assigns Generally] (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.8.4 [Participations] and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
12.8.2Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(1)in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(2)in any case not described in clause (i)(a) of this Section 12.8.2, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Commitment of the assigning Lender, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Agent otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.
(iii)Required Consents. No consent shall be required for any assignment except for the consent of the Administrative Agent (which shall not be unreasonably withheld or delayed) and:
(1)the consent of the Borrower Agent (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower Agent shall be deemed to have consented to any such assignment unless it has objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

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(2)the consent of the applicable Issuing Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).
(iv)Assignment and Assumption Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire provided by the Administrative Agent.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) any Loan Party or any of its Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)No Assignment to Natural Persons. No such assignment shall be made to a natural person.
(vii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto specified herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Agent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, Swing Loan Lenders and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Ratable Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(viii)Effectiveness; Release. Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.8.3 [Register], from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.4 [Rate Unascertainable; Illegality; Increased Costs; Deposits Not Available], 5.8 [Increased Costs], and 12.3 [Expenses, Indemnity; Damage Waiver] with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.8.2 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.8.4 [Participations].

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12.8.3Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain a record of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time. Such register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is in such register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
12.8.4Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers' Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the Lenders, Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree (other than as is already provided for herein) to any amendment, modification or waiver with respect to Sections 12.1.1 [Increase of Commitment], 12.1.2 [Extension of Payment, Etc.], or 12.1.3 [Release of Collateral or Guarantor] that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.4 [Rate Unascertainable, Etc.], 5.8 [Increased Costs], 5.10 [Indemnity] and 5.9 [Taxes] (subject to the requirements and limitations therein, including the requirements under Section 5.9.7 [Status of Lenders] (it being understood that the documentation required under Section 5.9.7 [Status of Lenders] shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.8.2 [Assignments by Lenders]; provided that such Participant (A) agrees to be subject to the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of a Different Lending Office] as if it were an assignee under Section 12.8.2 [Assignments by Lenders]; and (B) shall not be entitled to receive any greater payment under Sections 5.8[Increased Costs] or 5.9 [Taxes], with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower Agent's request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 5.6.2 [Replacement of a Lender] and Section 5.6.3 [Designation of Different Lending Office] with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.2.3 [Set-off] as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3 [Sharing of Payments by Lenders] as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers,

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maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
12.8.5Limitations upon Participant Rights Successors and Assigns Generally. A Participant shall not be entitled to receive any greater payment under Sections 5.8 [Increased Costs], 5.9 [Taxes] or 12.3 [Expenses; Indemnity; Damage Waiver] than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 [Taxes] unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 5.9.7 [Status of Lenders] as though it were a Lender.
12.8.6Certain Pledges; Successors and Assigns Generally. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
12.9Confidentiality.
12.9.1General. Each of the Administrative Agent, the Lenders and the Issuing Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates' respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations, (vii) with the consent of the Borrowers or (viii) to the extent such Information (Y) becomes publicly available other than as a result of a breach of this Section or (Z) becomes available to the

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Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers or the other Loan Parties. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
12.9.2Sharing Information With Affiliates of the Lenders. Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to the Borrowers or one or more of their Affiliates (in connection with this Agreement or otherwise) by any Lender or by one or more Subsidiaries or Affiliates of such Lender and each of the Loan Parties hereby authorizes each Lender to share any information delivered to such Lender by such Loan Party and its Subsidiaries pursuant to this Agreement to any such Subsidiary or Affiliate subject to the provisions of Section 12.9.1 [General].
Subject to the provisions of Section 12.9.1 [General], each Loan Party consents to the publication by the Administrative Agent or any Lender of customary advertising material relating to the transactions contemplated hereby using the name, product photographs, logo or trademark of such Loan Party. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the agents and the Lenders in connection with the administration of this Agreement, the other Loan Documents and the Commitments to the extent applicable or not exempt.
12.10Counterparts; Integration; Effectiveness.
12.10.1Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof including any prior confidentiality agreements and commitments. Except as provided in Article 7 [Conditions Of Lending And Issuance Of Letters Of Credit], this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or e-mail shall be effective as delivery of a manually executed counterpart of this Agreement.
12.10.2Electronic Execution of Assignments. The words "execution," "signed," "signature," and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.
12.11CHOICE OF LAW; SUBMISSION TO JURISDICTION; WAIVER OF VENUE; SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

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12.11.1Governing Law. This Agreement shall be deemed to be a contract under the Laws of the Commonwealth of Pennsylvania without regard to its conflict of laws principles. Each Standby Letter of Credit issued under this Agreement shall be subject either to the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance ("UCP") or the rules of the International Standby Practices (ICC Publication Number 590) ("ISP98"), as determined by the Issuing Lender, and each trade Letter of Credit shall be subject to UCP, and in each case to the extent not inconsistent therewith, the Laws of the Commonwealth of Pennsylvania without regard to is conflict of laws principles.
12.11.2SUBMISSION TO JURISDICTION. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE COMMONWEALTH OF PENNSYLVANIA SITTING IN ALLEGHENY COUNTY AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH PENNSYLVANIA STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
12.11.3WAIVER OF VENUE. EACH BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN THIS SECTION 12.11. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND AGREES NOT ASSERT ANY SUCH DEFENSE.
12.11.4SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12.5 [NOTICES; EFFECTIVENESS; ELECTRONIC COMMUNICATION]. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
12.11.5    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

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AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, ADMINISTRATIVE AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
12.12USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of Loan Parties and other information that will allow such Lender or Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.
12.13Borrower Agent. Each of the Borrowers hereby irrevocably appoints the Company as its agent (the "Borrower Agent") for purposes of requesting, continuing and converting Loans (including all elections of interest rates and currencies), for delivering notices as to prepayments and commitment reductions and for providing consents pursuant to Sections 12.8.2(i) and 12.8.2(iii) [Assignments by Lenders]. The Administrative Agent shall be entitled to rely in such matters on all communications delivered by the Borrower Agent as being delivered on behalf of all Borrowers.
12.14Foreign Loan Parties. The Loan Parties shall be jointly and severally liable on a solidarity basis for the Obligations. Without limiting the generality of the foregoing, each of the Loan Parties hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Loan Parties in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the Loan Parties, jointly and severally and on a solidarity basis. Notwithstanding the foregoing or anything in this Agreement or any of the Loan Documents to the contrary, the parties intend that this Agreement shall in all circumstances be interpreted to provide and by virtue of the operation of this Section 12.14, this Agreement does hereby provide that each Foreign Loan Party is liable only for Loans made to the Foreign Borrowers, interest on such Loans, each Foreign Borrower's reimbursement obligations with respect to any Letter of Credit issued for its account and for the account of its Subsidiaries and its ratable share of any of the other Obligations, including, without limitation, general fees, reimbursements, indemnities and charges hereunder and under any other Loan Document that are attributable, or attributed as a ratable share, to it. Nothing in this Agreement or in any other Loan Document or in this Section 12.14 (including, but not limited to provisions which purport to impose joint and several liability on one or more Foreign Borrowers) shall be deemed or operate to cause any Foreign Loan Party to guaranty or assume liability with respect to a Loan made to a Domestic Loan Party or any other Foreign Loan Party outside its country of organization and jurisdiction, any Letters of Credit issued for the account of such Loan Party or other Obligation for which such Loan Party is the primary obligor. Nothing in this Section 12.14 is intended to limit, nor shall it be deemed to limit, any of the liability of the Company or any other Domestic Loan Party for any of the Obligations, whether in its primary capacity as a

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Borrower, as a Guarantor, at law or otherwise. Subject to the limitation of liability of Foreign Loan Parties as expressly set forth in this Section 12.14, all Obligations of the Borrowers and Guarantors are joint and several.
12.15Joinder of Borrowers and Guarantors. (i) Each Material Subsidiary of the Company that is acquired, formed or in existence after the Closing Date, shall be required to become a Borrower or a Guarantor hereunder, as determined by the Administrative Agent. Each Non-Material Foreign Subsidiary that is acquired, formed or in existence after the Closing Date shall, at the election of the Loan Parties, either (A) join this Agreement as a Loan Party or (B) the investment in such Non-Material Foreign Subsidiary shall be subject to the limitation on investments set forth in Section 8.2.4(viii) [Loans and Investments] hereof. Each Subsidiary required or electing to join this Agreement as a Borrower or Guarantor, or any Immaterial Subsidiary which becomes a Material Subsidiary hereunder, shall, in each case, execute and deliver to the Administrative Agent within thirty (30) days (unless such time period is extended in writing by the Administrative Agent) after the date of organization or acquisition of (or in the case of a Non-Material Foreign Subsidiary, election by) such Subsidiary, or after the date such Immaterial Subsidiary becomes a Material Subsidiary, (i) a Borrower Joinder or a Guarantor Joinder, as applicable, pursuant to which it shall, after acceptance of such Borrower Joinder or Guarantor Joinder by the Administrative Agent, join this Agreement as a Domestic Borrower, Foreign Borrower, Domestic Guarantor or a Foreign Guarantor, as applicable, and join each of the other Loan Documents to which the Domestic Borrower, Foreign Borrower, Domestic Guarantor or a Foreign Guarantor, as applicable, are parties, (ii) documents in the forms described in Section 7.1 [First Loans and Letters of Credit] (or foreign jurisdictional equivalents, if any), modified as appropriate to relate to such Subsidiary, and (iii) documents necessary to pledge, grant and perfect Prior Security Interests to the Administrative Agent for the benefit of the Lenders in the equity interests of such Subsidiary and in its Collateral (including, without limitation, a pledge of the equity interests of any Domestic Subsidiary of such Subsidiary) held by such Subsidiary. The Loan Parties and any Borrower and/or Guarantor joining this Agreement shall also (x) deliver to the Administrative Agent such amendments or other modifications to the Loan Documents, fully executed by the appropriate parties thereto, that the Administrative Agent deems necessary or appropriate in connection with the addition of such Borrower and/or Guarantor and (y) provide to the Administrative Agent and the Lenders such other items and shall have satisfied such other conditions as may be reasonably required by the Administrative Agent or the Lenders. Notwithstanding the foregoing, the Administrative Agent may release any Subsidiary of its obligations as a Guarantor or Borrower in the event the Administrative Agent makes the reasonable determination that any such Subsidiary no longer constitutes a Material Subsidiary. No Foreign Borrower or Foreign Guarantor may be joined pursuant to this Section 12.15 if its inclusion as a Borrower or a Guarantor, as applicable, under the Loan Documents would result in any adverse tax or other legal consequences for the Lenders, as reasonably determined by the Administrative Agent. Joinder of each new Borrower or Guarantor pursuant to this Section 12.15 shall be subject to compliance with all the other terms and conditions set forth in this Agreement and the other Loan Documents, including without limitation Section 8.1.7 [Compliance with Laws; Use of Proceeds] and Section 5.9 [Taxes].
12.16Increase in Commitments.

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    12.16.1    Increasing Lenders and New Lenders. The Borrowers may at any time, but not more than two (2) times prior to the Expiration Date, as applicable, request:
(a)one or more increases in the Revolving Credit Commitments (any such increase, an "Incremental Revolving Credit Commitment" or the "Incremental Commitments") to make revolving credit loans under the Revolving Credit Facility (any such increase, an "Incremental Revolving Credit Increase" or the "Incremental Loans");
and, in the case of clause (a) above, from the existing Lenders (each an "Increasing Lender") and/or one or more new lenders who will join this Agreement and become Lenders in connection therewith (each a "New Lender" and together with each Increasing Lender, the "Incremental Lenders"), subject to the following:
(1)No Obligation to Increase. No current Lender shall be obligated to provide an Incremental Commitment, and any Incremental Commitment by any current Lender shall be in the sole discretion of such current Lender;
(2)Defaults. There shall exist no Event of Default or, unless consented to by the Required Lenders, Potential Default on the date of such request and/or the effective date of such increase, either before or after giving effect to such increase;
(3)Aggregate Revolving Credit Commitments. After giving effect to each such increase, the aggregate amount of the Incremental Commitments shall not exceed the sum of the total amount of Commitments in effect at the time of such increase, plus $60,000,000;
(4)Resolutions; Opinion. The Loan Parties shall deliver to the Administrative Agent on or before the effective date of such increase the following documents in a form reasonably acceptable to the Administrative Agent: (1) certifications of their corporate secretaries (or foreign jurisdiction equivalent) with attached resolutions certifying that the increase in the Revolving Credit Commitment has been approved by such Loan Parties, and (2) opinions of domestic and foreign counsel (as applicable) in form satisfactory to the Administrative Agent, addressed to the Administrative Agent and the Lenders addressing the authorization and execution of the Loan Documents by, and enforceability of the Loan Documents against, the Loan Parties;
(5)Notes. The Borrowers shall execute and deliver (1) to each Increasing Lender that shall so request a replacement Note or Notes, as applicable, reflecting the new amount of such Increasing Lender's Revolving Credit Commitment after giving effect to the increase (and the prior Note issued to such Increasing Lender shall be deemed to be terminated) and (2) to each New Lender a Note or Notes reflecting the amount of such New Lender's Revolving Credit Commitment; provided that such replacement Note(s) shall not be intended to constitute and shall not constitute a novation or satisfaction of the obligations represented by the prior Note.
(6)Approval of New Lenders. Any New Lender shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and the Company (which approval shall not be unreasonably withheld) and shall not be (1) a Borrower or any of the Borrowers' Subsidiaries or Affiliates or (2) a natural person. The Commitment of any New Lender shall not be less than $10,000,000.

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(7)Increasing Lenders. Each Increasing Lender shall confirm its agreement to increase its Commitment(s) pursuant to an acknowledgement in a form acceptable to the Administrative Agent, signed by it and the Borrowers and delivered to the Administrative Agent at least five (5) days before the effective date of such increase.
(8)New Lenders--Joinder. Each New Lender shall execute a Lender Joinder in substantially the form of Exhibit 1.1(L) pursuant to which such New Lender shall join and become a party to this Agreement and the other Loan Documents with a Revolving Credit Commitment in the amount(s) set forth in such Lender Joinder.
(b)each Incremental Loan Commitment (and the Incremental Loans made thereunder) shall constitute Obligations of the Borrowers and shall be secured and guaranteed with the other Obligations on a pari passu basis; and
(a)such Incremental Revolving Credit Increase shall be part of the Revolving Credit Facility, shall mature on the Expiration Date, shall bear interest and be entitled to fees, in each case at the rate applicable to the Revolving Credit Facility, and shall otherwise be subject to the same terms and conditions as the Revolving Credit Facility;
(b)any Incremental Lender making any Incremental Revolving Credit Increase shall be entitled to the same voting rights as the existing Revolving Credit Lenders under the Revolving Credit Facility and each Revolving Credit Loan funded by an Incremental Revolving Credit Increase shall receive proceeds of prepayments on the same basis as the existing Revolving Credit Loans (such prepayments to be shared pro rata on the basis of the original aggregate funded amount thereof); and
(c)the outstanding Revolving Credit Loans and Ratable Shares of Swing Loans and Letter of Credit Obligations will be reallocated by the Administrative Agent on the applicable date of such increase among the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) in accordance with their revised Ratable Shares (and the Lenders to the Revolving Credit Facility (including the Incremental Lenders providing such Incremental Revolving Credit Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrowers shall pay any and all costs required pursuant to Section 5.10 [Indemnity] in connection with such reallocation as if such reallocation were a repayment).
i.Amendment Documentation. Incremental Loan Commitments shall be effected pursuant to such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 12.16, without the consent of any other Lenders; and

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(c)The Incremental Lenders shall be included in any determination of the Required Lenders and, unless otherwise agreed, the Incremental Lenders will not constitute a separate voting class for any purposes under this Agreement.
12.17No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and any Affiliate thereof, the Arrangers and the Lenders are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and, as applicable, its Affiliates and the Lenders and their Affiliates (solely for purposes of this Section, the Lenders and their Affiliates shall collectively be referred to as the “Banks”), on the other hand, (ii) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and its Affiliates and each Bank is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary, for any Loan Party or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent, any of its Affiliates nor any Bank has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent and its Affiliates and the Banks may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent, any of its Affiliates nor any Bank has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent, any of its Affiliates or any Bank with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transactions contemplated hereby.
12.18No Novation. THIS AGREEMENT REPLACES THE EXISTING CREDIT AGREEMENT. THIS AGREEMENT IS NOT INTENDED TO CONSTITUTE, AND DOES NOT CONSTITUTE, A NOVATION OR SATISFACTION OF THE OBLIGATIONS REPRESENTED BY THE EXISTING CREDIT AGREEMENT. All references to the "Agreement" contained in the other Loan Documents delivered in connection with the Existing Credit Agreement or this Agreement shall, and shall be deemed to, refer to this Agreement. Notwithstanding the amendment and restatement of the Existing Credit Agreement by this Agreement, the Obligations of the Borrowers and the other Loan Parties outstanding as of the Closing Date under the Existing Credit Agreement and the Loan Documents as defined and entered into in conjunction with the Existing Credit Agreement shall remain outstanding and shall constitute continuing Obligations without novation, but subject to any changes in the provisions governing the same under this Agreement and the Loan Documents as defined in this Agreement. Such Obligations shall in all respects be continuing and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations.

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12.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is the applicable Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any Resolution Authority.
12.19English Language. The parties hereto confirm that this Agreement has been drawn up in the English language at their request. Les parties aux présentes confirment que le présent acte a été rédigé en langue anglaise à leur demande.
         12.21    Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swaps or any other agreement or instrument that is a QFC (such support, "QFC Credit Support" and each such QFC a "Supported QFC"), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the "U.S. Special Resolution Regimes") in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the Laws of the State of New York and/or of the United States or any other state of the United States):

    (a)          In the event a Covered Entity/Bank/FSI that is party to a Supported QFC (each, a "Covered Party") becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC

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Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the Laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the Laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

    (b)          As used in this Section 12.20, the following terms have the following meanings:

(c)"BHC Act Affiliate" of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
(d)"Covered Entity/Bank/FSI" means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b), (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(e)"Default Right" has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(f)"QFC" has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[SIGNATURE PAGE FOLLOWS]

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[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written as a document under seal.

BORROWERS:
L.B. FOSTER COMPANY, a Pennsylvania corporation By: (SEAL) Name: William M. Thalman Title: Executive Vice President and Chief Financial Officer
CXT INCORPORATED, a Delaware corporation By: (SEAL) Name: William M. Thalman Title: Vice President and Assistant Treasurer
SALIENT SYSTEMS, INC., an Ohio corporation By: (SEAL) Name: William M. Thalman Title: Vice President and Assistant Treasurer
L. B. FOSTER RAIL TECHNOLOGIES, INC., a West Virginia corporation By: (SEAL) Name: William M. Thalman Title: Vice President and Assistant Treasurer

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[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

BORROWERS (CONTINUED):
L.B. FOSTER RAIL TECHNOLOGIES, CORP., a company amalgamated under the laws of the Province of British Columbia By: (SEAL) Name: William M. Thalman Title: Vice President and Assistant Treasurer

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[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]
BORROWERS (CONTINUED):
L.B. FOSTER RAIL TECHNOLOGIES (UK) LIMITED, a private limited company existing under the laws of England and Wales By: (SEAL) Name: Sean M. Reilly Title: Director
TEW ENGINEERING LIMITED, a private limited company existing under the laws of England and Wales By: (SEAL) Name: Sean M. Reilly Title: Director
TEW PLUS LIMITED, a private limited company existing under the laws of England and Wales By: (SEAL) Name: Sean M. Reilly Title: Director
SKRATCH ENTERPRISES LIMITED, a private limited company existing under the laws of England and Wales By: (SEAL) Name: Sean M. Reilly Title: Director
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[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

PNC BANK, NATIONAL ASSOCIATION,
as a Lender and as Administrative Agent
By:
Name:    Felicia E. Leksono
Title:    Senior Vice President

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[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as a Lender and as Co-Syndication Agent
By:
Name:
Title:

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[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

CITIZENS BANK, N.A.,
as a Lender and as Co-Syndication Agent
By:
Name:
Title:

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[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Co-Syndication Agent
By:
Name:
Title:

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[SIGNATURE PAGE TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT]

DOLLAR BANK, FEDERAL SAVINGS BANK, as a Lender
By:
Name:
Title:

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SCHEDULE 1.1(A)
PRICING GRID--
VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Commitment Fee	Standby Letter of Credit Fee	Commercial Letter of Credit Fee	Base Rate Spread	Term SOFR Rate and Daily Simple RFR Spread
I	Less than 1.00 to 1.00	0.175%	1.25%	0.625%	0.25%	1.25%
II	Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	0.200%	1.50%	0.750%	0.50%	1.50%
III	Greater than or equal to 1.75 to 1.00 but less than 2.25 to 1.00	0.225%	1.75%	0.875%	0.75%	1.75%
IV	Greater than or equal to 2.25 to 1.00 but less than 3.00 to 1.00	0.250%	2.00%	1.00%	1.00%	2.00%
V	Greater than or equal to 3.00 to 1.00 but less than 3.50 to 1.00	0.300%	2.25%	1.125%	1.25%	2.25%
VI	Greater than or equal to 3.50 to 1.00	0.350%	2.50%	1.25%	1.50%	2.50%

A.On the Closing Date, Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate (each as outlined in the pricing grid, above), shall be determined based on the Compliance Certificate delivered as of the fiscal quarter most recently ended prior to the Closing Date.

B.The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under terms of the Credit Agreement. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3 of this Agreement, then the rates in Level VI shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.
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C.If, as a result of any restatement of or other adjustment to the financial statements of the Company or for any other reason, the Borrowers or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio (a) would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States or any other Insolvency Proceeding, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and (b) would have resulted in lower pricing for such period, the Borrowers may, upon written notice to the Administrative Agent, deduct an amount equal to the difference between the amount actually paid in respect of such period and the amount that would have been due for such period from the payment of interest and fees due in connection with the succeeding period; provided, however, that for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred with respect to such deficiency prior to such date. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.8 [Letter of Credit Subfacility], Section 4.3 [Interest After Default] or Article 9 [Default] of this Agreement. The Borrowers' obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

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SCHEDULE 1.1B
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES
Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Commitment	Ratable Share	Treaty Passport scheme reference number and jurisdiction of tax residence (if applicable)
Name: PNC Bank, National Association Address: Tower at PNC Plaza 300 Fifth Avenue Pittsburgh, Pennsylvania 15222 Attention: Felicia E. Leksono Telephone: (412) 645-9959 Telecopy: (412) 762-9767	$40,000,000.00	$40,000,000.00	26.666666667%
Name: Bank of America, N.A. Address: 600 Grant Street, 53rd Floor Pittsburgh, PA 15219 Attention: J. Barrett Donovan Telephone: (412) 338-8763 Telecopy: (212) 909-8582	$30,000,000.00	$30,000,000.00	20.000000000%
Name: Wells Fargo Bank, N.A. Address: 11 Stanwix Street 23rd Floor Pittsburgh, Pennsylvania 15222 Attention: Barbara K. Angel Telephone: (703) 216-8996 Telecopy: (866) 967-9350	$30,000,000.00	$30,000,000.00	20.000000000%
Name: Citizens Bank, N.A. Address: 525 William Penn Place, PW 2625 Pittsburgh, Pennsylvania 15219 Attention: Eric Hersom Telephone: (412) 867-2270 Telecopy: (866) 967-9350	$30,000,000.00	$30,000,000.00	20.000000000%
Name: Dollar Bank, Federal Savings Bank Address: 20 Stanwix Street 18th Floor Pittsburgh, PA 15222 Attention: Eric J. Smith Telephone: 412-261-8207	$20,000,000.00	$20,000,000.00	13.333333333%
Total	$150,000,000.00	$150,000,000.00	100.000000000%

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SCHEDULE 1.1(B)
COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 2 - Addresses for Notices to Borrowers and Guarantors:
ADMINISTRATIVE AGENT
PNC Bank, National Association
The Tower at PNC Plaza, 13th Floor
300 Fifth Avenue
Mailstop: PT-PTWR-13-2
Pittsburgh, Pennsylvania 15222
Attention: Felicia E. Leksono
Telephone:     (412) 645-9959
Facsimile:    (412) 762-9767

With a Copy To:

Agency Services
PNC Bank, National Association
Mail Stop: P7-PFSC-04-1
500 First Avenue
Pittsburgh, Pennsylvania 15219
Attention:    Agency Services
Telephone:    (412) 762-6442
Facsimile:    (412) 762-8672

BORROWERS and GUARANTORS:

All notices to Borrowers and Guarantors should be sent to:

Name:    L.B. Foster Company
Address:    415 Holiday Drive, Suite 100
    Pittsburgh, Pennsylvania 15220
Attention:    William M. Thalman, Executive Vice President and Chief Financial Officer
Telephone:     (412) 928-3450
Facsimile:     (412) 928-7891

with copies to:

Name:    L.B. Foster Company
Address:    415 Holiday Drive, Suite 100
    Pittsburgh, Pennsylvania 15220
Attention:    Patrick J. Guinee
Telephone:    (412) 928-7829
Facsimile:    (412) 928-7891

and

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Name:    L.B. Foster Company
Address:    415 Holiday Drive, Suite 100
    Pittsburgh, Pennsylvania 15220
Attention:    Timothy J. Curran
Telephone:    (412) 928-3440
Facsimile:    (412) 928-7891
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